As filed with the Securities and Exchange Commission on July 12, 2002

                         Registration No. 333-__________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     -------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                     -------

                          LIFE SCIENCES RESEARCH, INC.
             (Exact name of Registrant as specified in its charter)


         Maryland                             6719                52-2340150
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)   Classification Code No.)   Identification No.)


                                 P. O. Box 2360,
                     Mettlers Road, East Millstone, NJ 08875
                                 (732) 649-9961
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                       The Corporation Trust Incorporated
                             300 East Lombard Street
                            Baltimore, Maryland 21202
                                 (410) 539-2837
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                     -------

                                   Copies to:

                               Richard Michaelson
                      Chief Financial Officer and Secretary
                          Life Sciences Research, Inc.
             P. O. Box 2360, Mettlers Road, East Millstone, NJ 08875

              Approximate date of commencement of proposed sale of
                securities to the public: As soon as practicable
                    after this Registration Statement becomes
                                   effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

                  [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act Registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

  Title of Each Class of        Amount to be     Proposed Maximum     Proposed Maximum       Amount of
Securities to be Registered      Registered     Offering Price Per        Aggregate         Registration
                                                      Share            Offering Price            Fee
Voting Common Stock, $.01        7,200,673            $2.10              $15,121,413          $1,391.17
par value

     The proposed maximum aggregate offering price is estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933. The registration fee has been calculated based upon the average of the high and low bid prices of LSR's common stock as reported on the Over the Counter Bulletin Board on July 10, 2002.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                 The date of this prospectus is July 12, 2002.

                          LIFE SCIENCES RESEARCH, INC.



This is a public offering of voting common stock of Life Sciences Research, Inc. The selling stockholders are offering all of the 7,200,673 shares of our voting common stock offered by this prospectus. We will not receive any of the proceeds from the sale of shares.


Our voting common stock is traded on the Over the Counter Bulletin Board (OTCBB) under the symbol "LSRI". On July 10, 2002, the last reported sale price of our voting common stock was $2.10 per share.


Investing in the common stock involves risk. See "Risk Factors" beginning on Page 8,


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.






                  The date of this prospectus is July 12, 2002.


                                TABLE OF CONTENTS

                                                                                    Page
         Summary  1
          o        The Company                                                         1
          o        Summary Financial Data                                              3
          o        The Offering                                                        6
          o        Price Range of Voting Common Stock                                  7

         Risk Factors                                                                  8

         Special Note Regarding Forward-Looking Statements                            18

         Selling Stockholders                                                         18

         Plan of Distribution                                                         20

         Capitalization and Description of Capital Stock                              22

         Business                                                                     26

         Legal Proceedings                                                            31

         Selected Financial Data                                                      31

         Management's Discussion and Analysis of Financial Condition and              34
            Results of Operations

         Changes and Disagreements with Accountants on Accounting                     54
            And Financial Disclosure

         Management and Directors                                                     55

         Executive Compensation                                                       58

         Certain Relationships and Transactions with Related Persons                  67

         Ownership                                                                    68

         Legal Matters                                                                69

         Experts                                                                      70

         Where You Can Find More Information                                          70

         Indemnification of Directors and Officers                                    71

         Index to Consolidated Financial Statements                                  F-1

SUMMARY

THE COMPANY

Life Sciences Research, Inc. ("LSR" or the "Company") was incorporated on July 19, 2001 as a Maryland corporation. It was formed specifically for the purpose of making a recommended all share offer (the "Offer") for Huntingdon Life Sciences Group plc ("Huntingdon"). The Offer was made on October 16, 2001 and was declared unconditional on January 10, 2002, at which time LSR acquired approximately 89% of the outstanding ordinary shares of Huntingdon in exchange for approximately 5.3 million shares of LSR Voting Common Stock, $.01 par value (the "Voting Common Stock"). The subsequent offer period expired on February 7, 2002, by which time approximately 92% of the outstanding ordinary shares had been offered for exchange. LSR completed its compulsory purchase under UK law of the remaining outstanding ordinary shares of Huntingdon on March 26, 2002 at which time Huntingdon became a wholly owned subsidiary of LSR, in exchange for a total of approximately 5.9 million shares of Voting Common Stock (the "Exchange Offer").

The Company is a Contract Research Organisation ("CRO") providing pre-clinical and non-clinical biological safety evaluation research services to most of the world's leading pharmaceutical, biotechnology, agrochemical and industrial chemical companies. The purpose of this safety evaluation is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals which are essential components of the Company's clients' products. The Company's services are designed to meet the regulatory requirements of governments around the world. LSR's executive office is based at the Princeton Research Center in New Jersey, USA.

In November 1999 a new so called "animal rights" group was formed in the UK with Huntingdon as its target. During 2000 and 2001 the campaigners focused on Huntingdon, its staff and directors, but increasingly has targeted other stakeholders in the business, including shareholders, financial institutions, stockholders, other suppliers and customers. For further details see "Risk Factors".

The effect of the Exchange Offer was to effectively re-domicile Huntingdon's corporate and legal existence to the US. The Company believes the US is a more hospitable corporate environment than the UK. As a US and Maryland company, LSR benefits from corporate governance and privacy rules and regulations that benefit LSR security holders. Moreover, the investment community in the US is more familiar with the CRO industry, since many publicly traded CRO's are domiciled in the US. Additionally, the companies responsible for developing new pharmaceutical, agrochemical and industrial compounds are increasingly concentrated in the US and the Company's US operations have enjoyed substantial growth in the last two years.

Also in March 2002, LSR completed a private placement of approximately 5.1 million shares of Voting Common Stock at a per share subscription price of $1.50 per share. See "Certain Relationships and Transactions with Related Persons" and "Selling Stockholders".

Prior to the completion of the Exchange Offer and the delisting of the shares on January 24, 2002, Huntingdon's ordinary shares had traded on the London Stock Exchange under the Huntingdon Life Sciences Group plc name (stock symbol HTD). Its American Depositary Shares ("ADS's") traded in the U.S., initially on the New York Stock Exchange and the Over the Counter Bulletin Board (OTCBB) marketplace, and in the last instance on the Other OTC Market (stock symbol HTDLY). The ADS's were deregistered by the Securities and Exchange Commission ("SEC") as of February 28, 2002. The Voting Common Stock currently trades on the OTCBB under the symbol LSRI.

SUMMARY FINANCIAL DATA

A summary of selected financial data for the Company's predecessor, Huntingdon, for the years ended December 31, 1997 through December 31, 2001 is presented below.


                                             As of and for the year ended December 31

                                            ------------- --------------- -------------- ------------- --------------
                                                    2001            2000           1999          1998           1997
                                            -------------------------------------------------------------------------
                                                                  ($000 except per share data)
Statement of Operations Data
Net Revenues                                      99,206          95,964         94,186        87,196        104,336
Operating loss                                   (3,546)         (1,735)        (2,482)      (34,622)        (4,857)
Net loss                                         (8,446)         (9,763)        (6,605)      (38,301)        (4,696)
Loss per common share
     - Basic                                     $(0.03)         $(0.03)        $(0.02)       $(0.22)        $(0.04)
     - Diluted                                   $(0.03)         $(0.03)        $(0.02)       $(0.22)        $(0.04)
Weighted average number of shares
outstanding ('000)                               293,421         291,206        291,010       172,200        112,935
Dividends per share                                    -               -              -             -              -
Book value per share                             $(0.01)           $0.01          $0.05         $0.13          $0.25



                                             As of and for the year ended December 31

                                            ------------- --------------- -------------- ------------- --------------
                                                    2001            2000           1999          1998           1997
                                            -------------------------------------------------------------------------
                                                                             ($000)
Balance Sheet Data
Total assets                                     146,042         146,107        158,970       183,107        184,241
Long term debt                                    88,123          50,209         50,000        90,853         55,462
Net (liabilities)/assets                         (3,542)           4,066         14,850        22,144         28,582
Ordinary shares and paid in capital               66,094          65,330         65,242        65,242         31,501

Other Financial Data
Depreciation and amortization                      8,307           9,093          9,675        17,719          9,765
Capital expenditures                               3,295           3,648          4,893         4,025         23,872


A Statement of Operations for LSR for the three months ended March 31, 2002, as compared to the three months ended March 31, 2001, and a Balance Sheet for LSR for March 31, 2002 as compared to December 31, 2001 follows:


                     Statement of Operations
          (amounts in thousands, except per share data)

                            Unaudited

                                                          Three            Three
                                                         months           months
                                                          ended           ended
                                                       March 31        March 31
                                                           2002            2001

  Net revenues                                          $26,135         $22,689
  Cost of sales                                        (21,646)        (20,915)
                                                  --------------   -------------
                                                  --------------   -------------
  Gross profit                                            4,489           1,774
  Selling and administrative expenses                   (4,302)         (4,006)
  Other operating expense                               (1,517)           (174)
                                                  --------------   -------------
                                                  --------------   -------------
  Operating loss                                        (1,330)         (2,406)
  Interest income                                             6              39
  Interest expense                                      (1,627)         (1,668)
  Other loss                                            (1,106)         (2,071)
                                                  --------------   -------------
                                                  --------------   -------------
  Loss before income taxes                              (4,057)         (6,106)
  Income tax benefit                                        742           1,770
                                                  --------------   -------------
                                                  --------------   -------------
  Net loss                                              (3,315)         (4,336)

  Other comprehensive (loss)/income, net of tax
  Foreign currency translation adjustments                (122)              11

                                                  --------------   -------------
                                                  --------------   -------------
  Total comprehensive loss                             $(3,437)        $(4,325)
                                                  --------------   -------------
                                                  --------------   -------------

  Loss per common share
  - Basic                                               $(0.48)         $(0.74)
  - Diluted                                             $(0.48)         $(0.74)

  Weighted average common shares outstanding
  - Basic                                                 6,872           5,870
  - Diluted                                               6,872           5,870

                         Balance Sheet
                    (amounts in thousands)
                          (Unaudited)
                                                                     March 31,
                                                                          2002
ASSETS
Current assets:
Cash and cash equivalents                                               $5,066
Accounts receivable net of allowance of $182,000                        18,699
(2001:  $164,000)
Unbilled receivables                                                    12,708
Inventories                                                              1,266
Prepaid expenses and other                                               3,723
Deferred income taxes                                                        -
                                                                   ------------
                                                                   ------------
Total current assets                                                    41,462
                                                                   ------------
                                                                   ------------

Property and equipment: net                                             87,319
                                                                   ------------
                                                                   ------------

Investments                                                                214
Unamortized capital bonds issue costs                                      639
Deferred income taxes                                                    4,753
                                                                   ------------
                                                                   ------------
Total assets                                                          $134,387
                                                                   ------------
                                                                   ------------

LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)
Current liabilities:
Accounts payable                                                       $10,972
Accrued payroll and other benefits                                       1,366
Accrued expenses and other liabilities                                   9,065
Fees invoiced in advance                                                18,225
Short-term debt                                                            137
                                                                   ------------
                                                                   ------------
Total current liabilities                                               39,765
                                                                   ------------
                                                                   ------------
Long-term debt                                                          84,311
Related party loans                                                        552
Other long-term liabilities                                                 26
Deferred income taxes                                                    9,595
                                                                   ------------
                                                                   ------------
Total liabilities                                                      134,249
                                                                   ------------
                                                                   ------------
Commitments and contingencies                                                -
Shareholders' equity/(deficit)
Voting Common Stock, $0.01 par value
Authorized at March 31, 2002, 50,000 (2001, 50,000) Issued and
outstanding at March 31, 2002,
11,055 (2001, 5,870)                                                      $105
Non-Voting Common stock, $0.01 par value
Authorized at March 31, 2002, 5,000
(2001, 5,000)
Issued and outstanding at March 31, 2002, 900,000
(2001,0)                                                                     9
Paid in capital                                                         74,279
Foreign currency translation adjustments                               (4,482)
Accumulated deficit                                                   (69,773)
                                                                   ------------
                                                                   ------------
Total shareholders' equity/(deficit)                                       138
                                                                   ------------
                                                                   ------------
Total liabilities and shareholders' equity/(deficit)                  $134,387
                                                                   ------------

THE OFFERING

     All of the shares of LSR Voting Common Stock offered will be offered by the selling stockholders as described in the section entitled Selling Stockholders. Because all of the shares of Voting Common Stock are being offered by the selling stockholders, we will not receive any of the proceeds from the sale of these shares.

Other OTC Market Symbol                              LSRI

Voting Common Stock outstanding as of July 10, 2002  11,032,578 shares

         - 900,000 shares of Non-Voting Common Stock are also outstanding, which will be converted into 900,000 shares of Voting Common Stock effective no earlier than July 10, 2002, and no later than immediately prior to effectiveness of the Registration Statement of which this Prospectus forms a part and will be offered for sale hereby.

Voting Common Stock offered by selling stockholders  7,200,673

Voting Common Stock outstanding after the offering   11,932,578

         The number of shares to be outstanding after the offering excludes:

         571,000 shares of Voting Common Stock issuable upon exercise of fully exercisable options to purchase Voting Common Stock.

         250,000 shares of Voting Common Stock reserved for issuance under the LSR 401(k) Plan.

         704,425 shares of Voting Common Stock issuable upon exercise of Warrants to purchase Voting Common Stock initially issued to Stephens Group Inc. and subsequently transferred to several unaffiliated third parties (the "LSR Warrants").

         410,914 shares of Voting Common Stock issuable upon exercise of Warrants to purchase Voting Common Stock issued to Focused Healthcare Partners, LLC (the "FHP Warrants").

PRICE RANGE OF VOTING COMMON STOCK

The Voting Common Stock began trading on the Other OTC Market on April 8, 2002 under the symbol LSRI. The highest closing price of the Voting Common Stock between April 8 and July 10, 2002, was $2.25 per share and the lowest closing price during such period was $0.50 per share. The closing price on July 10, 2002 was $2.10. The Company's outstanding shares of Voting Common Stock were held by 1,811 holders of record as of July 1, 2002. The 900,000 outstanding shares of Non-Voting Common Stock were held by two holders of record as of July 1, 2002. The Company does not plan on paying cash dividends at the present time.

The high and low quarterly sales prices (in pounds sterling) of Huntingdon ordinary shares on the London Stock Exchange from January 1, 2000 to January 24, 2002 (the date such ordinary shares ceased trading on the London Stock Exchange) were as follows:

                                            High Sales         Low Sales
  Quarter Ended                                 Price             Price
  -------------                                 -----             -----
                                             ((pound))          ((pound))
  31 March 2000................................0.2775            0.08
  30 June 2000.................................0.1475            0.0775
  30 September 2000............................0.1125            0.06
  31 December 2000.............................0.06              0.0225
  31 March 2001................................0.095             0.0175
  30 June 2001.................................0.055             0.02
  30 September 2001............................0.0475            0.0275
  31 December 2001.............................0.05              0.0225
  Through 24 January 2002......................0.045             0.0325

The high and low quarterly sales prices (in US dollars) of the Huntingdon ADSs, as evidenced by ADRs, on the Other OTC Market from October 22, 2001 to February 28, 2002 (the date the ADS's were deregistered), the Over-the-Counter Bulletin Board ("OTCBB") from December 27, 2000 to October 21, 2001 and the New York Stock Exchange ("NYSE") from January 1, 2000 to December 26, 2000 were as follows:
                                              High Sales         Low Sales
 Quarter Ended                                 Price                Price
 -------------                                 -----                -----
                                               (US$)                (US$)
 31 March 2000....................................14.70              2.50
 30 June 2000......................................7.50              3.15
 30 September 2000.................................4.31              1.69
 31 December 2000..................................1.94              0.19
 31 March 2001.....................................3.13              0.50
 30 June 2001......................................1.69              0.75
 30 September 2001.................................1.25              0.51
 31 December 2001..................................1.82              0.51*
 Through 28 February 2002..........................1.63              1.35

------------
     * There were two very small trades reported at $0.001 during the quarter ended December 31, 2001, but the Company believes these were not trades effected for economic reasons, and did not reflect the actual trading market.

     OTC market quotes reflect interdealer prices without retail mark-up, mark-downs or commissions and may not represent actual transactions.

RISK FACTORS

     We have summarized below material risks you will face as a holder of our Voting Common Stock. You should carefully consider these risks and other information in this Prospectus.

The Company is targeted by animal rights activists who have a stated goal of closing the Company. If they succeed you could lose the value of your entire investment.

     The Company is targeted by extreme animal rights activists who oppose all testing on animals, for whatever purpose, including the Company's animal testing activities in support of its safety and efficacy testing for clients. These groups, which include Stop Huntingdon Animal Cruelty (SHAC) and the Animal Liberation Front (ALF), among others, have publicly stated that the goal of their campaign is to "shut Huntingdon". If they were to succeed in closing the Company or significantly adversely affecting the Company's business, you could lose all or substantially all of the value of your investment in the Company's Voting Common Stock.

The animal rights activists may target you individually for harassment if they learn of your ownership of Voting Common Stock.

     As part of their campaign against the Company, animal rights activists have targeted holders of the Company's stock, among others, for harassment, which has included home and office protests. On at least two occasions, activists have physically assaulted Company employees and allegedly have committed arson, assault and destruction of physical property against their targets. If activists learn of your ownership of Voting Common Stock, they may target you for harassment. This Prospectus lists the names of the registered owners of Voting Common Stock under "Selling Stockholders".

The animal rights activists have targeted, and may continue to target, the US financial community that trades in LSR Voting Common Stock, which has caused and may continue to cause illiquidity and a lower market price of the Voting Common Stock.

     The animal rights activists have in the past harassed the financial community that trades in LSR shares, including market makers and stockbrokers. As a result, LSR has had difficulty identifying market makers to make a market in the Voting Common Stock, which has greatly reduced liquidity in those shares. The liquidity and market price of the shares of LSR Voting Common Stock could be adversely affected in the future by such actions.

Activist pressure has in the past led large stockholders to announce the sale of their shares, which may continue to occur in the future and could adversely affect the market price of the Voting Common Stock.

     In the past, pressure from animal rights activists has led several large stockholders to announce the sale of their shares. For example, in October 2001 Oracle Partners LP announced they were in the process of selling all of their Huntingdon shares, in January 2002 Stephens Group announced that they had entered into an agreement to sell all of their shares in Huntingdon as well as all of their debt interests and in February 2002, Quilcap Corp. made a filing with the SEC indicating that it no longer owned shares of Huntingdon. If activists continue to pressure other large stockholders of LSR, that could lead those stockholders to also announce the sale of their shares, which could adversely affect the market price of the Voting Common Stock.

Because the anonymity of LSR stockholders is not guaranteed, you may be exposed to threats from and hostile actions taken by extremist animal rights activists who object to our commercial activities.

     Although an important goal in structuring and launching the LSR exchange offer to redomicile Huntingdon to the US was to enable our stockholders to preserve their anonymity, by complying with the Maryland General Corporation Law ("MGCL"), extremist animal rights activists may be able to obtain copies of our stockholder lists and employ their intimidation tactics against our stockholders. Under the MGCL, any person or group of persons who together are the holders of record of 5 percent or more of our Voting Common Stock and have been such holders for at least six months will be entitled to inspect and copy our stock ledger. Our stock ledger will include the names of beneficial owners who have not registered their share ownership in a nominee name. In addition, in accordance with US securities laws, beneficial owners of more than 5 percent of any class of voting equity securities registered with the SEC must file reports that describe their identity. If the animal rights activists discover your identity, either by acquiring a copy of our stock ledger or checking publicly available filings with the SEC, they may target you in future hostile campaigns.

Our amended and restated charter and bylaws contain provisions that could delay or prevent an acquisition of LSR or substantially impede your ability to change our management. The existence of these provisions may depress the price of our Voting Common Stock and reduce the likelihood that a bidder will seek to acquire LSR at a premium over market price.

     Our amended and restated charter and bylaws contain provisions that might enable our management to resist a proposed takeover of LSR, which could limit the price that investors might be willing to pay in the future for shares of our Voting Common Stock. These provisions include, but are not limited to:

o The prohibition on removing our directors without cause;
o The exclusive right of our board of directors to amend our bylaws; and
o Advance notice provisions for director nominations and new business proposals.

The MGCL contains provisions that could discourage, defer or prevent an acquisition of LSR, which could lower the price of our Voting Common Stock and reduce the likelihood that a bidder will seek to acquire LSR at a premium over market price.

     As a corporation incorporated under Maryland law, we are governed by the MGCL. The MGCL contains provisions that could deter or prevent changes in control of LSR or prevent transactions between LSR and its large stockholders, thereby decreasing the price that acquirors might be willing to pay in the future for shares of our Voting Common Stock, including a business combination statute, which basically prohibits "business combinations" between a Maryland corporation and an "interested stockholder" for a period of five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term "business combinations" includes mergers, consolidations, share exchanges, asset transfers and certain issuances or reclassifications of equity securities. An "interested stockholder" is defined for this purpose as:
(1) any person who beneficially owns ten percent or more of the voting power of the corporation's shares or (2) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of the corporation.

     After the five-year prohibition, any business combination between the corporation and the interested stockholder generally must be recommended by the board of directors of the corporation and approved by two supermajority stockholder votes. None of these provisions of the Maryland Business Combination Act will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

     The Business Combination Act may discourage others from trying to acquire control of the Company and increase the difficulty of consummating any offer.

     Maryland also has a Control Share Acquisition Act, which provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding all shares as to which the acquirer or any officer or employee-director of the Company may exercise or direct the exercise of the voting power. "Control shares" are voting shares which, if aggregated with all other shares owned by the acquirer or with respect to which the acquirer has the right to vote, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting powers:

o One-tenth or more but less than one-third;
o One-third or more but less than a majority; or
o A majority or more of all voting power.

     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. Except as otherwise specified in the statute, a "control share acquisition" means the acquisition of control shares. As permitted by the MGCL, we have provided in our bylaws that the Control Share Acquisition Act will not apply to transactions involving our company, but the board of directors retains the discretion to change this provision in the future. If the Bylaw provision is revoked or amended, the Control Share Acquisition Act may discourage others from trying to acquire control of the Company and increase the difficulty of consummating any offer.

LSR has significant debt leverage and debt service obligations; if LSR is unable to service these debt obligations, its business, operating results and financial condition could be materially adversely impacted.

     LSR currently has outstanding $50 million in Convertible Capital Bonds due September 25, 2006 (the "Capital Bonds"), as well as an outstanding credit facility of approximately $33 million, which is fully drawn and comes due on June 30, 2006.

     The degree to which LSR may be leveraged could materially and adversely affect its ability to obtain financing for working capital, acquisitions or other purposes and could make LSR more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will be dependent upon future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

     We will require substantial amounts of cash to fund scheduled payments of principal and interest on outstanding indebtedness. If we are unable to meet our cash requirements out of cash flow from operations, there can be no assurance that we will be able to obtain alternative financing, that any such financing would be on favorable terms, or that we will be permitted to do so under the terms of existing financing arrangements, or financing arrangements in effect in the future. In the absence of such financing, our ability to respond to changing business and economic conditions, to make future acquisitions, to respond to adverse operating results or to fund required capital expenditures or increased working capital requirements may be adversely affected.

We have a history of losses.

     We have sustained both operating and net losses in each of the past five years. We cannot predict with any degree of certainty when those operating and net losses will cease and the Company will begin to realize operating and net profits. If such losses continue, the Company's market price could be adversely affected.

LSR's non-US locations account for a majority of its revenues, making LSR exposed to risks associated with operating internationally.

     Approximately two-thirds of our revenues are generated by our facilities outside the United States. As a result of our foreign sales and facilities, our operations are subject to a variety of risks unique to international operations, including the following:

o adverse changes in value of foreign currencies against the US dollar in which results are reported;
o import and export duties and value-added taxes;
o import and export regulation changes that could erode profit margins or restrict exports;
o potential restrictions on the transfer of funds; and
o the burden and cost of complying with foreign laws.

LSR is exposed to exchange rate fluctuations and exchange controls.

     Interest on the Bonds is payable half-yearly (in March and September) in US dollars and the impact of fluctuations in the exchange rate between sterling and US dollars is offset by US dollar denominated revenues receivable by LSR. Although historical reported results have been affected partially by conversion into sterling of the Bonds on consolidation and there may be an impact in the future, management has decided not to hedge against this exposure. Such a hedge might impact upon LSR's cash flow compared with movements on the Bonds which do not affect cash flow in the medium term. LSR's current treasury policy does not include any hedging or derivative activity.

     LSR operates on a worldwide basis and generally invoices its clients in the currency of the country in which it operates. Thus, for the most part, exposure to exchange rate fluctuations is limited as sales are denominated in the same currency as costs. Trading exposures to currency fluctuations do occur as a result of certain sales contracts, performed in the UK for US clients, which are denominated in US dollars and contribute approximately 11% of total revenues. Secondly, exchange rate fluctuations have an impact on the relative price competitiveness of LSR vis a vis competitors who trade in currencies other than sterling or dollars.

     As LSR operates on an international basis, movements in exchange rates, particularly against sterling, can have a significant impact on its price competitiveness.

     Exchange rates for translating US dollars into sterling were as follows:

       YEAR ENDED DECEMBER 31       AT DECEMBER 31        AVERAGE RATE (1)
                1997                    0.6075                 0.6104
                1998                    0.6010                 0.6034
                1999                    0.6205                 0.6181
                2000                    0.6694                 0.6596
                2001                    0.6871                 0.6943

(1) Based on the average of the exchange rates on the last day of each month during the period.

On July 10, 2002 the noon buying rate for sterling was $1.00 = (pound)0.6461.

LSR faces competition from its CRO competitors, some of which are larger and better financed than the Company.

     Competition in both the pharmaceutical and non-pharmaceutical market segments ranges from in-house research and development divisions of large pharmaceutical, agrochemical and industrial chemical companies, who perform their own safety assessments, to contract research organizations like LSR who provide a full range of services to the industries and niche suppliers focusing on specific services or industries.

     This competition could have a material adverse effect on LSR's net revenues and net income, either through in-house research and development divisions doing more work internally to utilize capacity or through the loss of studies to other competitors.

Pharmaceutical industry consolidation may negatively impact revenues.

     The process of consolidation within the pharmaceutical industry should accelerate the move towards outsourcing work to contract research organizations such as LSR in the longer term as resources are increasingly invested in in-house facilities for discovery and lead optimization, rather than development and regulatory safety evaluation. However, in the short term, there is a negative impact with development pipelines being rationalized and a focus on integration rather than development. This can have a material adverse impact on LSR's net revenues and net income.

LSR is subject to interest rate risks and fluctuations.

     The Company's exposure to market risk for changes in interest rates relates primarily to the company's debt obligations. The Company has a cash flow exposure on its bank loans due to its variable LIBOR pricing.

Failure to comply with applicable governmental regulations could harm LSR's business.

     As a company in the CRO industry, LSR is subject to a variety of governmental regulations, both in the US and the UK, relating to animal welfare and the conduct of its business. Failure by it to comply with such laws and regulations could result in material liabilities, the suspension of licenses or a material adverse effect on its business or financial condition. In addition, these laws and regulations could significantly restrict LSR's ability to expand its facilities or require it to acquire costly equipment or incur other material costs to comply with regulations.

We do not expect to pay cash dividends on our Voting Common Stock for the foreseeable future.

     We have never declared or paid cash dividends on our Voting Common Stock or on the Huntingdon ordinary shares and do not expect to do so for the foreseeable future.

We may experience future dilution from the exercise of outstanding options, warrants and convertible securities.

     We have granted options to acquire an aggregate of 1,142,000 shares of Voting Common Stock to our employees and directors. All of such options are exercisable at $1.50 per share. Options to acquire 571,000 shares are currently exercisable and options to acquire an additional 571,000 shares of Voting Common Stock will become exercisable on March 1, 2003. LSR also granted in October 2001 warrants to acquire 704,425 shares of Voting Common Stock to Stephens Inc. (the "LSR Warrants"). Those warrants were subsequently transferred to several third parties unaffiliated with either Stephens or LSR. In addition, LSR stockholders approved at the June 11, 2002 Annual Meeting of Stockholders a grant of warrants to purchase 410,914 shares of Voting Common Stock to Focused Healthcare Partners LLC (the "FHP Warrants") a firm which is controlled by Andrew Baker, LSR's Chairman and Chief Executive. The LSR Warrants and FHP Warrants each have an exercise price of $1.50 per share. Finally, the Bonds are convertible into shares of Voting Common Stock, although the conversion price is well in excess of the Company's current market price. These instruments may cause future dilution of the Company's equity. Such dilution could adversely affect the market price of the Company's stock.

We depend on our senior management team, and the loss of any member may adversely affect our business.

     We believe our success will depend on the continued employment of our senior management team, especially Andrew Baker (Chairman and CEO) and Brian Cass (President and Managing Director). If one or more members of our senior management team were unable or unwilling to continue in their present positions, those persons could be difficult to replace and our business could be harmed. If any of our key employees were to join a competitor or to form a competing company, some of our clients might choose to use the services of that competitor or new company instead of our own. Furthermore, clients or other companies seeking to develop in-house capabilities may hire away some of our senior management or key employees. The loss of one or more of these key employees could adversely affect our business.

We must recruit and retain qualified personnel.

     Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the pharmaceutical and biotechnology fields. Therefore, although traditionally we have experienced a relatively low turnover in our staff, in the future we may not be able to attract and retain the qualified personnel necessary for the conduct and further development of our business. Moreover, activities of the animal rights groups against LSR may make it difficult to attract new employees and may increase turnover of current employees. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, could have a material adverse effect on our ability to expand our businesses and remain competitive in the industries in which we participate.

Our contracts are generally terminable on little or no notice. Termination of a large contract for services or multiple contracts for services could adversely affect our revenue and profitability.

     In general, our clients may terminate the agreements that they enter into with us or reduce the scope of services under these contracts upon little or no notice. Contracts may be terminated for various reasons, including:

-  unexpected or undesired study results;
-  production problems resulting in shortages of the drug being tested;
-  adverse reactions to the drug being tested;
-  regulatory restrictions placed on the drug or compound being tested; or
-  the client's decision to forego or terminate a particular study.

     In most instances, if a client terminates its contract with us we are generally entitled under the terms of the contract to receive revenue earned to date as well as certain other costs. Cancellation of multiple or large contracts could materially adversely affect our business, financial condition and operating results.

Because most of our pre-clinical revenue is from fixed-price contracts, we may be subject to under-pricing and cost overruns.

     The majority of our contracts with our pre-clinical clients are fixed price contracts creating the risk of cost overruns under these contracts. If the costs of completing these projects exceed the fixed fees for these projects, for example if we underprice these contracts or if there are significant cost overruns under these contracts, our business, financial condition and operating results could be adversely affected. We typically have some flexibility under these contracts to adjust the price to be charged under these contracts if we are asked to provide additional services. If we did have to bear significant costs of underpricing or cost-overruns under our pre-clinical contracts, our business, financial condition and operating results could be adversely affected.

Our clients retain us on an engagement-by-engagement basis, which reduces the predictability of our revenues and our profitability.

     Our clients retain us on an engagement-by-engagement basis. Costs of switching drug development services companies are relatively low when compared with other industries and after we complete a project for a client we have no assurance that the same client will retain us in the future for additional projects or that they will have additional studies in the near term. A client that accounts for a significant portion of our revenues in a given period may not generate a similar amount of revenues, if any, in subsequent periods. This makes it difficult for us to predict revenues and operating results. Since our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of engagements in progress, we may continue to incur costs and expenses based on our expectations of future revenues. This could have an adverse effect on our business, financial condition and operating results.

Our backlog is subject to reduction and cancellation.

     For our internal purposes, we periodically calculate backlog. Backlog represents the aggregate price of services that our clients have committed to purchase by signed contract, signed letter of intent or other written evidence of commitment. Our backlog is subject to fluctuations and is not necessarily indicative of future backlog or sales. Delayed or cancelled contracts are removed from backlog. Our failure to replace items of backlog that have been completed, delayed or cancelled could result in lower revenues.

We compete in a highly competitive market.

     We primarily compete with in-house departments of pharmaceutical companies,
other  drug  development  services  organizations,   universities  and  teaching
hospitals.

     We believe we are one of the largest providers of pre-clinical safety evaluation services in the world, based on net service revenue. Our primary pre-clinical competitor globally is Covance, although we also face competition from publicly traded companies such as Charles River Laboratories, Inveresk and MDS Pharma, as well as from a number of privately-held companies.

     Providers of outsourced drug development services compete on the basis of many factors, including the following:

-   reputation for on-time quality performance;
-   expertise, experience and stability;
-   scope of service offerings;
-   how well services are integrated;
-   strength in various geographic markets;
-   technological expertise and efficient drug development processes; and
- ability to acquire, process, analyze and report data in a time-saving, accurate manner.

     We have traditionally competed effectively in the above areas, but there can be no assurance that we will be able to continue to do so. If we fail to compete successfully, our business could be seriously harmed.

Health  care   industry   reform  could   reduce  or   eliminate   our  business
opportunities.

     The health care industry is subject to changing political, economic and regulatory influences that may affect the pharmaceutical and biotechnology industries. In recent years, several comprehensive health care reform proposals were introduced in the United States Congress. The intent of the proposals was, generally, to expand health care coverage for the uninsured and reduce the growth of total health care expenditures. While none of the proposals were adopted, the United States Congress may again address health care reform. In addition, foreign governments may also undertake health care reforms in their respective countries. Business opportunities available to us could decrease if the implementation of government health care reform adversely affects research and development expenditures by pharmaceutical and biotechnology companies.

The sale of a substantial number of our shares of Voting Common Stock in the public market could adversely affect the market price of our shares, which in turn could negatively impact your investment in us.

     Future sales of substantial amounts of our shares of Voting Common Stock in the public market (or the perception that such sales may occur) could adversely affect market prices of our Voting Common Stock prevailing from time to time and could impair our ability to raise capital through future sales of our equity securities. Upon completion of this offering, we will have nearly doubled the number of shares of Voting Common Stock issued and outstanding that are registered for public sale under the Securities Act. All of the shares we are selling in this offering will be freely tradable without restriction under the Securities Act of 1933, unless purchased or owned by our affiliates.

     In addition, we intend in the future to file one or more registration statements under the Securities Act of 1933 covering all of our shares of Voting Common Stock reserved for issuance under our stock option plans and our 401(k) profit sharing plan. Shares registered under these registration statements would be available for sale in the open market, unless these shares are subject to vesting restrictions contained in the applicable award agreement, if any.

     We also may issue our shares of common stock from time to time as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of shares that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares in connection with any such acquisitions and investments.

     In addition, 704,425 shares of Voting Common Stock are issuable upon exercise of the LSR Warrants and 410,914 shares of Voting Common Stock are issuable upon exercise of the FHP Warrants.

We were previously de-listed from OTCBB.

     Following completion of the Exchange Offer, the Company's Voting Common Stock was initially listed on the OTCBB. However, when our market maker resigned following pressure from animal rights activists and our stock failed to trade on OTCBB for five consecutive days, we were de-listed from OTCBB and began trading on the Other OTC Market. OTCBB may provide brokers and others with better access to the better or more liquid bid and ask prices than Other OTC. Stockholders may find it more difficult to buy, sell and obtain pricing information about our Voting Common Stock on the Other OTC Market. Effective July 10, 2002 we are now again listed on the OTCBB. No assurances can be made regarding future changes in trading markets.

     In addition, because our securities do not trade on a national securities exchange and are not qualified for trading in the National Market System, they do not qualify as a "margin security" as defined by the Federal Reserve Board, and no credit may be extended to you by broker dealers in order to purchase our Voting Common Stock.

Our stock price is volatile and could drop unexpectedly.

     The high and low closing bid prices for our Voting Common Stock between April 8 and July 10, 2002, was $2.25 and $0.50, respectively. The high and low sales price for Huntingdon ordinary shares were (pound)0.045 and (pound)0.0325 respectively in 2002 and (pound)0.05 and (pound)0.0225, respectively in 2001. The high and low sales prices for Huntingdon ADS's in 2002 were $1.63 and $1.35 respectively and in 2001 were $3.13 and $0.50, respectively.

LSR's stock price may be volatile due to factors outside of its control.

     LSR's stock price could fluctuate due to the following factors outside of our control, among others:

o announcements of operating results and business conditions by its customers;
o announcements by its competitors relating to new customers, technological innovation or new services;
o economic developments in the healthcare industry as a whole;
o political and economic developments in countries where it has operations; and
o general market conditions.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     You should carefully consider the risk factors set forth above, as well as the other information contained in this Prospectus. This Prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. Generally, the words "will", "may", "should", "believes", "expects", "intends" or similar expressions identify forward-looking statements. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the risk factors section and elsewhere in this Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this Prospectus. We do not undertake any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

SELLING STOCKHOLDERS

     This Prospectus relates to offers and sales of our Voting Common Stock by the selling stockholders. The following tables sets forth, as of July 10, 2002, the name of each selling stockholder, all positions, offices or other material relationships that each selling stockholder has had during the past three years with us or our predecessors, the number of shares of Voting Common Stock owned by each such selling stockholder, and the percentage of outstanding Voting Common Stock held by each selling stockholder. See also "Ownership" and "Certain Relationships and Transactions with Related Persons". Each selling stockholder may offer and sell pursuant to this Prospectus all of the shares of Voting
Common Stock held by that selling stockholder as identified below. However, inclusion in the table below does not imply that any selling stockholder will actually offer and sell any of the shares registered on behalf of the selling stockholders.



                                                                                      Shares of
                                                                                     Voting Common      Percent of
                                            Shares of Voting     Shares of Voting      Stock Owned      Class Owned
                                            Common Stock Owned        Common           After the        After the
              Name of Owner                 Before the Offering     Stock Offered         Offering         Offering
              -------------                 --------------------    -------------         --------         --------
Barry Blank Trust                                 200,000             200,000               -                 *
Blunden International, S.A.                       466,729             200,000            266,729            2.2%
Brian Cass (1)                                    520,000             400,000            120,000            1.0%
Covey Financial Ltd.                              50,000               50,000               -                 *
Kirby Cramer (2)                                  903,007             706,667            196,340            1.6%
Endel International Corp.                         462,423             200,000            262,423            2.2%
Federal Investments LP                            200,000             200,000               -                 *
First Investments LLC (3)                        1,335,175           1,253,333            81,842              *
The Flute Organization                            100,000             100,000               -                 *
Focused Healthcare Partners LLC (4)               490,914             490,914               -                 *
Focused Healthcare Partners Ltd. (5)              684,000             480,000            204,000            1.7%
Goodwin Austin LLC                                106,667             106,667               -                 *
Hawk Investments LLC (6)                          255,000             255,000               -                 *
Hob Partners LLC                                  100,000             100,000               -                 *
ICI Communications, Inc.                          250,000             250,000               -                 *
Kiwi Group LLC                                    200,000             200,000               -                 *
LSR Holdings I                                    450,000             450,000               -                 *
LSR Holdings II                                   450,000             450,000               -                 *
Mandalay International Corp.                      269,988             154,425            115,563              *
Mason Holdings LLC                                17,000               17,000               -                 *
Montage Group LLC                                 60,000               60,000               -                 *
Morven LLC (7)                                    50,000               50,000               -                 *
Mount Everest Advisors LLC                        10,000               10,000               -                 *
Olympus Holdings, S.A.                            275,000             275,000               -                 *
Pictet & Cie                                      150,000             150,000               -                 *
Rochemill International Company, S.A.             275,000             275,000               -                 *
Walter Stapfer (8)                                100,000             100,000               -                 *
Ulodge LLC                                        16,667               16,667               -                 *
                                            -------------------- ------------------- ----------------- ----------------
                                            -------------------- ------------------- ----------------- ----------------
TOTAL:                                           8,447,570           7,200,673

 *       Less than 1%.

(1) Brian Cass has been President and Managing Director of LSR since January 2002 and has been Managing Director and a Director of Huntingdon since September 1998. See "Management and Directors".

(2) Kirby Cramer has been a director of LSR since January 2002 and was a director of Huntingdon from September 1999 to January 2002. See "Management and Directors" and "Ownership".

(3) Andrew Baker, LSR's Chairman and Chief Executive Officer since January 2002 and Executive Chairman of Huntingdon since September 1998, controls a majority of the ownership interests of First Investments LLC. See "Management and Directors" and "Ownership".

(4) Andrew Baker, LSR's Chairman and Chief Executive Officer since January 2002 and Executive Chairman of Huntingdon since September 1998, controls Focused Healthcare Partners LLC. See "Management and Directors" and "Ownership". Includes 410,914 shares of Voting Common Stock issuable upon exercise of the FHP Warrants.

(5) Andrew Baker, LSR's Chairman and Chief Executive Officer since January 2002 and Executive Chairman of Huntingdon since September 1998, controls Focused Healthcare Partners Ltd. See "Management and Directors" and "Ownership".

(6)  Richard  Michaelson,  LSR's Chief  Financial  Officer and  Secretary  since
     January 2002, is a member of Hawk Investments LLC. See "Management and Directors".

(7) Julian Griffiths, a director of LSR from January 2002 to June 11, 2002 and Finance Director of Huntingdon since February 1999, controls Morven LLC. See "Management and Directors".

(8) Walter Stapfer served as the sole director of LSR from July 17, 2001 to January 10, 2002, prior to the directors of Huntingdon becoming the directors of LSR.



PLAN OF DISTRIBUTION

     The selling stockholders may offer and sell their shares of Voting Common Stock covered by this Prospectus from time to time, at prevailing prices or at privately negotiated prices, in one or more transactions including the following:

     - Over-the-Counter Market transactions,
     - privately negotiated transactions other than in Over-the-Counter Market transactions, and
     - in combination of any of the foregoing transactions.

     These transactions may be at market price, at prices related to the market price, at negotiated prices, at fixed prices or at varying prices. If the selling stockholders use the services of an underwriter, broker, dealer or agent to assist with the sale of the Voting Common Stock, the party providing services may receive compensation for their services. The compensation may be paid by the buyer or the seller of the Voting Common Stock and may be in the form of a commission, concession or discount. The amount and form of compensation for such services will be determined by the buyer and the seller. The persons providing such services could be considered underwriters under the Securities Act, and any profits received or compensation paid could be considered an underwriting discount or commission under the Securities Act.

     As used herein, "selling stockholders" includes pledgees, donees, transferees or other successors-in-interest who receive shares of our Voting Common Stock covered by this Prospectus as a pledge, gift, partnership distribution or other non-sale related transfer from a selling stockholder.

     Under the Exchange Act and applicable rules and regulations promulgated thereunder, any person engaged in a distribution of any of the shares of Voting Common Stock may not simultaneously engage in market making activities involving the Voting Common Stock for a period of five days prior to the commencement of the distribution, subject to certain exemptions. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M. These regulations may limit the timing of purchases and sales of the Voting Common Stock by the selling stockholders.

     Under certain state securities or blue-sky laws, registered or licensed brokers or dealers must be used to effect sales of capital stock. In addition, certain states require that sales of capital stock must be registered or qualified for sale in such state, or an exemption from registration or qualification must be available and complied with in such state, prior to effecting such sales.

     On April 25, 2002, LSR Holdings I exercised its demand registration rights pursuant to that certain Subscription Agreement, dated October 9, 2001 between LSR Holdings I and LSR. The registration of the shares of Voting Common Stock being offered in this Prospectus are registered pursuant to such demand and the piggyback registration rights held by the other selling stockholders. Pursuant to the registration rights provisions of such subscription agreements, we will pay substantially all of the expenses incident to the registration, offering and sale of the Voting Common Stock to the public other than underwriting discounts, selling commissions, stock transfer taxes and fees and disbursements of legal counsel for the selling stockholders, if any. Under the terms of their respective subscription agreements, the selling stockholders will be indemnified by us against certain civil liabilities, including liabilities under the Securities Act and the selling stockholders will indemnify us against certain liabilities including liabilities under the Securities Act.

     Under the terms of the subscription agreements, the selling stockholders are subject to a lock-up period of up to 90 days after the effective date of the Registration Statement of which this Prospectus is a part.

CAPITALIZATION AND DESCRIPTION OF CAPITAL STOCK

     LSR is authorized to issue (A) 50,000,000 shares of LSR Voting Common Stock, $0.01 par value per share, of which 11,032,578 shares were outstanding as of July 10, 2002, (B) 5,000,000 shares of LSR Non-Voting Common Stock, $0.01 par value per share, of which 900,000 shares were outstanding as of July 10, 2002 (but with respect to which conversion notices have been delivered), and (C) 5,000,000 shares of LSR Preferred Stock, no shares of which were outstanding as of July 10, 2002. All the outstanding shares of LSR, Voting Common Stock and Non-Voting Common Stock are fully paid and non-assessable.

Voting Rights of Voting Common Stock and Non-Voting Common Stock

     The holders of shares of LSR Voting Common Stock are entitled to one vote for each share of LSR Voting Common Stock held of record on all matters to be voted on by those stockholders, and there is no cumulative voting with respect to the election of LSR Directors, with the result that the holders of more than 50 percent of the shares of LSR Voting Common Stock voted at the election of LSR Directors can elect all of the LSR Directors. The holders of shares of LSR Non-Voting Common Stock have the same rights and privileges as the holders of shares of LSR Voting Common Stock, including the same liquidation and dividend rights, except that the holders of shares of LSR Non-Voting Common Stock only have the right to vote on amendments to the LSR Charter that would substantially adversely alter or change the rights or privileges of the holders of shares of LSR Non-Voting Common Stock.

Conversion Rights of Non-Voting Common Stock

     The holders of shares of LSR Non-Voting Common Stock may, upon at least 75 days' notice, exchange all or any portion of their shares of LSR Non-Voting Common Stock for shares of LSR Voting Common Stock, provided that such exchange does not result in any "person" becoming the "beneficial owner" of more than 5 percent of the shares of LSR Voting Common Stock. The exchange ratio for such conversion is fixed at one-to-one. The term "person" and "beneficial owner" shall be defined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. The holders of all outstanding shares of Non-Voting Common Stock have given notice of their intention to convert all such shares of Non-Voting Common Stock into shares of Voting Common Stock no earlier than July 10, 2002 and no later than immediately prior to the effectiveness of the Registration Statement of which this Prospectus forms a part and to offer such converted shares of Voting Common Stock as selling stockholders pursuant to this Prospectus.

Registration Rights of Non-Voting Common Stock and Voting Common Stock held by Walter Stapfer and the Original LSR Investors

     LSR granted to the original LSR investors in connection with their purchase of $1.5 million of LSR Common Stock, "piggyback" registration rights, which will enable them to require LSR to register their shares of LSR Voting Common Stock whenever LSR files a registration statement (other than a registration relating solely to employee benefit plans or a registration relating solely to a corporate reorganization or other transaction on Form S-4 or similar forms that may be promulgated in the future), under the Securities Act on behalf of itself or another LSR stockholder. LSR has also granted certain LSR investors one demand registration right, which will, under certain circumstances, enable them to request that LSR register their shares of LSR Voting Common Stock for resale into the public trading market. LSR Holdings I exercised its demand rights in connection with this Prospectus and Stapfer and LSR Holdings II exercised their piggyback rights in connection with this Prospectus.

Warrants to Purchase Shares of LSR Voting Common Stock

     On October 9, 2001, LSR issued to Stephens Group, Inc., ten-year warrants to purchase up to 704,425 shares of LSR Voting Common Stock (the "LSR Warrants") at a purchase price of $1.50 per share. Stephens subsequently transferred such warrants to foreign entities unaffiliated with either Stephens or the Company. In addition, the LSR stockholders at the June 11, 2002 Annual Meeting of Stockholders approved the issuance of warrants to purchase 410,914 shares of Voting Common Stock to Focused Healthcare Partners LLC ("FHP"), a firm which is controlled by Andrew Baker, LSR's Chairman and CEO (the "FHP Warrants"). The FHP Warrants are also exercisable at $1.50 per share, have a ten-year term and have substantially the same terms as the LSR Warrants.

     The  holders of the shares of LSR Voting  Common  Stock  issuable  upon the
exercise  of  the  LSR  Warrants  and  the  FHP  Warrants   have  the  following
registration rights:

     o One "Form S-3 demand" registration right, which will, under certain circumstances, enable them to request that LSR register their shares for resale into the public trading market after LSR has qualified for registration under the Securities Act on Form S-3; and

     o "piggyback" registration rights, which will enable them to require LSR to register their shares of LSR Voting Common Stock whenever LSR files a registration statement, subject to certain exceptions, under the Securities Act on behalf of itself or another stockholder.

     The shares of Voting Common Stock issuable upon exercise of both the FHP Warrants and the LSR Warrants are being registered hereunder, pursuant to their respective exercises of piggyback registration rights.

     The LSR Warrants and the FHP Warrants arose out of negotiations regarding financing that Stephens, FHP and their respective affiliates provided to Huntingdon in late 2000 and early 2001. Huntingdon entered into a loan agreement with Andrew Baker on September 25, 2000, pursuant to which Mr. Baker agreed to lend Huntingdon up to (pound)2,000,000. Mr. Baker controls FHP. He subsequently transferred a US $550,000 participation in the loan to FHP. During January 2001 Stephens and its affiliates acquired approximately $33 million in loans from a bank syndicate led by Royal Bank of Scotland and amended the terms of such loans. During the course of those January 2001 negotiations, Mr. Baker and Stephens each requested that Huntingdon issue them warrants to purchase Huntingdon ordinary shares. In the course of those discussions, the Huntingdon Directors were advised that the issuance of warrants to Mr. Baker, Stephens and their respective affiliates would require shareholder approval. In March 2001 the Huntingdon Directors adopted resolutions approving the issuance of warrants to Stephens and FHP, subject to shareholder approval at Huntingdon's next annual general meeting. Huntingdon did not enter into agreements with Stephens or FHP to issue these warrants, and it did not submit the proposal to a shareholder vote prior to LSR's completion of the Offer under which it acquired Huntingdon.

Convertible Capital Bonds

     The Company's Bonds were issued on August 12, 1991 by Huntingdon's subsidiary, HIH Capital Limited. The principal amount outstanding is US $50,000,000. Interest at the rate of 7 1/2 percent per annum is payable in arrears in semi-annual installments on March 25 and September 25.

     The Bonds are  redeemable  at par on September  25, 2006,  unless  redeemed earlier  at  the  option  of  Huntingdon  or  later  with  the  consent  of  the
Bondholders. Upon application, the Bonds are convertible into redeemable preference shares of HIH Capital Limited, which in turn are automatically exchanged for shares of LSR Voting Common Stock. The exchange price for such conversion, based upon the paid-up value of the Preference Shares and a fixed rate of exchange of (pound)1.00 = US $1.6825, is currently 242.3p per Huntingdon Share but is subject to adjustment in certain circumstances. The number of Huntingdon Shares to be issued on conversion and exchange of each unit of US $1,000 comprised in a Bond is 245 Huntingdon Shares, (equivalent to approximately 5 shares of LSR Voting Common Stock) or approximately $200.00 per LSR share.

     On October 19, 2001, LSR entered into an instrument by way of deed poll (the "Deed Poll") in favor of Bondholders who duly exercise their conversion rights. Pursuant to the Deed Poll, LSR undertakes, at the election of the Bondholders, subject to certain conditions, to issue shares of LSR Voting Common Stock in exchange for Huntingdon Shares issued upon exercise of Bondholders' conversion rights. In the first instance, LSR will issue one share of LSR Voting Common Stock for every 50 Huntingdon Shares exchanged. A cash payment will be made in lieu of issuing any fractional shares of LSR Voting Common Stock. This exchange rate will be subject to adjustment in certain circumstances, including if further shares of LSR Common Stock are issued at less than 95 percent of the then current market price of the LSR Voting Common Stock. LSR also undertakes to procure that, so long as any Bonds are outstanding, no action will be taken by Huntingdon or HIH Capital Limited that would result in an adjustment to the exchange price applicable to the conversion of the Preference Shares into Huntingdon Shares, if such adjustment would require reference to the then market price of Huntingdon Shares.

     Following the exchange of their Huntingdon Shares for shares of LSR Voting Common Stock, the Bondholders will have demand registration rights under certain circumstances and subject to certain limitations, which will enable them to request that LSR register their shares of LSR Voting Common Stock for resale in a public transaction in a securities market in which the LSR Voting Common Stock is trading. All such registration rights will terminate five years after the closing of the first registered public offering by LSR. Prior to the exercise of their demand registration rights, any shares of LSR Voting Common Stock held by the Bondholders as a result of an exchange of their Huntingdon Shares for such shares of LSR Voting Common Stock will be subject to certain transfer restrictions, including, without limitation, restrictions which prohibit the Bondholders from transferring or disposing of any such shares of LSR Voting Common Stock:

     o to any transferee who will hold 5% or more of any class of capital stock of LSR as a result of such transfer and who was not a 5% holder prior to such proposed transfer, without the consent of LSR, which consent may only be withheld in limited circumstances; or

     o other than pursuant to a registration statement then in effect or any exemption from registration under the Securities Act, which exemption must be evidenced by delivery to LSR of an opinion of counsel reasonably satisfactory to LSR that the transfer will not require registration under the Securities Act.

Stock Options

     The LSR Board has adopted the LSR 2001 Equity Incentive Plan. Adoption of the LSR 2001 Equity Incentive Plan enables LSR to use stock options (and other stock-based awards) as a means to attract, retain and motivate key personnel.

     Awards under the LSR 2001 Equity Incentive Plan may be granted by a committee designated by the LSR Board pursuant to the terms of the LSR 2001 Equity Incentive Plan and may include: (i) options to purchase shares of LSR Voting Common Stock, including incentive stock options ("ISOs"), non-qualified stock options or both; (ii) stock appreciation rights ("SARs"), whether in conjunction with the grant of stock options or independent of such grant, or stock appreciation rights that are only exercisable in the event of a change in control or upon other events; (iii) restricted stock consisting of shares that are subject to forfeiture based on the failure to satisfy employment-related restrictions; (iv) deferred stock, representing the right to receive shares of stock in the future; (v) bonus stock and awards in lieu of cash compensation;
(vi) dividend equivalents, consisting of a right to receive cash, other awards, or other property equal in value to dividends paid with respect to a specified number of shares of LSR Voting Common Stock or other periodic payments; or (vii) other awards not otherwise provided for, the value of which is based in whole or in part upon the value of the LSR Voting Common Stock.

     The number of shares of LSR Voting Common Stock that may be subject to outstanding awards granted under the 2001 LSR Equity Incentive Plan (determined immediately after the grant of any award) may not exceed 20 percent of the aggregate number of shares of LSR Voting Common Stock then outstanding.

     As of the date hereof, LSR had granted to employees and directors under the 2001 Equity Incentive Plan options entitling the holders thereof to acquire 1,142,000 shares of Voting Common Stock, 571,000 of which are presently exercisable. All such options were granted on March 1, 2002 at an exercise price of $1.50 per share. The Board has authorized and reserved for grant to employees and directors additional options to acquire 1,200,000 shares of Voting Common Stock. The company intends to register these shares on a Form S-8 registration statement.

Equity Compensation Plan Information

Plan Category                   Number of securities to be       Weighted-average       Number of securities remaining
                                  issued upon exercise of        exercise price of       available for future issuance
                                   outstanding options,        outstanding options,        under equity compensation
                                    warrants and rights         warrants and rights       plans (excluding securities
                                                                                           reflected in column (a))
Equity compensation plans       Options:      1,142,000                $1.50                     1,064,515(1)
approved by security            LSR Warrants:   704,425                $1.50                           0
holders                         FHP Warrants:   410,914                $1.50                           0


Total                                          2,257,339                                         1,064,515(1)

     (1) Under the terms of the 2001 LSR Equity Incentive Plan, the number of shares of LSR Voting Common Stock that may be subject to outstanding awards may not exceed 20% of the aggregate number of then-outstanding shares of LSR Voting Common Stock. This calculation is based on 11,032,578 shares of LSR Voting Common Stock being outstanding.


401(k) Matching Obligations

     The Company has reserved for issuance 250,000 shares of LSR Voting Common Stock for use in the Company's 401(k) Plan matching obligation. The Company intends to register these shares on a Form S-8 registration statement.

BUSINESS

     LSR was incorporated in Maryland on July 19, 2001 solely for the purpose of making the Offer to acquire the whole of the issued and outstanding ordinary share capital of Huntingdon. The Offer was made on October 16, 2001 and was declared unconditional on January 10, 2002, at which time LSR acquired approximately 89% of the outstanding ordinary shares of Huntingdon in exchange for approximately 5.3 million shares of LSR Voting Common Stock. The subsequent offer period expired on February 7, 2002, by which time approximately 92% of the outstanding ordinary shares had been offered for exchange. The Company completed its compulsory purchase under UK law of the remaining outstanding ordinary shares of Huntingdon on March 26, 2002 at which time Huntingdon became a wholly owned subsidiary of LSR, in exchange for a total of approximately 5.9 million shares of LSR Voting Common Stock (the "Exchange Offer").

     The reasons for the Offer were to enable the proposed initial investors in LSR to invest in Huntingdon on terms they considered to be advantageous and to allow the ownership of Huntingdon to be re-domiciled to the United States.

     The Company provides pre-clinical and non-clinical biological safety evaluation research services to most of the world's leading pharmaceutical, biotechnology, agrochemical and industrial chemical companies. The purpose of this safety evaluation is to identify risks to humans, animals or the environment, resulting from the use or manufacture of a wide range of chemicals which are essential components of our clients' products. These services are designed to meet the regulatory requirements of governments around the world.

     The Company employs approximately 1,180 full-time employees at its two facilities in England (in Alconbury and Eye) and approximately 218 full-time employees at its US facility (near Princeton, New Jersey).

     The Company's aim is to develop its business within these markets, through a mixture of organic growth and a small number of strategic acquisitions. In doing so LSR expects to benefit from the increase in the drug pipelines of American pharmaceutical companies, the additional legislation concerning the safety and environmental impact of agrochemicals and industrial chemicals and a growing trend towards outsourcing as clients focus more internal resources on research in the search for new compounds.

     The Company's sales and marketing functions are specifically focused on two main groups, pharmaceutical and non-pharmaceutical customers. As much of the research activity conducted for these two customer groups is similar, LSR believes it is appropriate, operationally, to view this as one business.

     Pharmaceuticals and Biopharmaceuticals (a.k.a. Biotech)

     The Pharmaceutical research and development pathway is shown below:


        Drug Discovery          Drug Development         Clinical                                Marketing
                                Non-Clinical
        Chemical Synthesis      Pre-Clinical             Phase I    Phase II      Phase III      Phase IV
                                                         Safety     Efficacy      Long Term      Post Marketing
                                Toxicology                                        Efficacy          Surveillance
                                Pharmacology
                                Drug Metabolism
                                Pharmacokinetics

                                                         LONG TERM SAFETY STUDIES


     We perform non-clinical (meaning testing not conducted on humans) testing in support of the drug development process. This primarily consists of pre-clinical outsourcing from the pharmaceutical industry, as well as further longer term non-clinical safety testing that is performed in parallel to human clinical testing (such as carcinogenicity studies and safety studies relating to reproductive implications). Approximately one half to two thirds of our orders are derived from this source. LSR views its non-clinical market as extending to "proof of concept" in man (Phase IIA) and to analytical chemistry support for clinical trials.

     The Company has also actively pursued opportunities to extend its range of capabilities supporting late stage drug discovery, focused around in vitro and in vivo models for lead candidate drug characterization and optimization. Its growing range of biological services is intended to position LSR to take advantage of the knowledge arising from the Human Genome Project as the identification of new molecular disease targets is expected to lead to the development of increased numbers of potential therapies which will require evaluation.

     The outsourced market for the management of large clinical trials (Phase III and beyond) is relevant to LSR, but the margins are less attractive and it is subject to a greater degree of volatility driven by the size of individual contracts. While we do not preclude entering this market, we currently have no intention or expectation of expanding into this market segment, as it is a very different business and one in which a number of major companies are already firmly established. The one possible exception is in the area of laboratory support services associated with clinical trials, an area which the Company began servicing in the last two years.

     Non-Pharmaceuticals

     We have historically generated one third to one half of our orders from safety and efficacy testing of compounds for the agrochemical, industrial chemical, veterinary and food industries. The work involved bears many similarities to, and often uses many of the same facilities, equipment, and scientific disciplines as, those employed in pre-clinical testing of pharmaceutical compounds.

     Our business in these areas is again driven by governmental regulatory requirements, which have increased substantially in the last few years. These services address safety concerns surrounding a diverse range of products, spanning such areas as agricultural herbicides and pesticides, medical devices, veterinary medicines, and chemicals used in the manufacture of pharmaceutical intermediates, manufactured foodstuffs, and household products.

Competition

     Competition in both the pharmaceutical and non-pharmaceutical market segments ranges from the in-house research and development divisions of large pharmaceutical, agrochemical and industrial chemical companies who perform their own safety assessments, to "full service" providers - contract research organizations like LSR who provide a full range of services to the industries - and "niche" suppliers focusing on specific services or industries.

Government Supervision of Operations

     Supervisory regimes

     Since the services provided by LSR are used to support pharmaceutical, biotechnological, chemical or agrochemical product approval applications, its laboratories are subject to both formal and informal inspections by appropriate regulatory and supervisory authorities, as well as by representatives from client companies. LSR is regularly inspected by US, Japanese and UK governmental agencies because of the number and complexities of the studies it undertakes. In 1979, the US Food and Drug Administration (FDA) promulgated the Good Laboratory Practices (GLP) regulations, defining the standards under which biological safety evaluations are to be conducted. Other governmental agencies such as the Environmental Protection Agency (EPA), the Japanese Ministry of Health and Welfare, the Japanese Ministry of Agriculture, Forestry and Fisheries, and the UK Department of Health, have introduced compliance monitoring programs with similar GLP standards. LSR (or its predecessor) has had over 30 such inspection visits and audits since 1985.

     Our operations in the UK are regulated by the Animals (Scientific Procedures) Act 1986. This legislation, administered by the UK Home Office, provides for the control of scientific procedures carried out on living vertebrate animals and regulation of the animals' environment. Personal licenses (Huntingdon has approximately 250 licensees) are issued by the UK Home Office to personnel who are competent to perform regulated procedures and each program of work must be authorized in advance by a Project Licensee. Premises where procedures are carried out must also be formally designated by the UK Home Office. Consultations and inspections are regularly undertaken in order to ensure continued compliance with regulatory and legislative requirements. Typically, we have 18 such inspections annually.

     The Company's Princeton Research Center in the US is subject to the United States Department of Agriculture (USDA) Animal Welfare Regulations (Title 9, Code of Federal Regulations, Subchapter A). The laboratory is regularly inspected by USDA officials for compliance with these regulations. Compliance is assured through an Institutional Animal Care and Use Committee, comprising staff from a broad range of disciplines within Huntingdon and including external representation. Furthermore, in the USA there is a voluntary certification scheme run by an independent and internationally recognized organization, the Association for Assessment and Accreditation of Laboratory animal Care (AAALAC). Our laboratory in the US is accredited under this scheme, and our UK facilities in Alconbury and Eye have been provisionally accredited, making them the first non-US CRO facilities to be recognized by this respected association.

     The importance attached by the Company to good laboratory practices and proper animal welfare is evidenced by the existence of an Ethics and Animal Welfare Committee of LSR's Board of Directors, chaired by Professor John Caldwell of London's Imperial College School of Medicine.

     At each of its research centers, LSR ensures the availability of suitably experienced and qualified veterinary staff backed by a 24-hour call out system.

     Management and Labor Relations

     LSR's labor force is non-union and there has never been any disruption of the business through strikes or other employee action. We are proud of the experience, dedication and fortitude of our employees. LSR regularly reviews its pay and benefits packages and believes that its labor relations, policies and practices and management structure are appropriate to support its competitive position.

     Research and Development

     In addition to experience gained through research activities performed for clients, LSR engages in research in order to respond to the changing needs of clients and to maintain competitiveness within the industries in which it operates. Most of the research undertaken, however, is an inherent part of the research carried out on behalf of clients in completing studies and as such it is not identified separately.

     Know-how and Patents

     LSR believes that its proprietary know-how plays an important role in the success of its business. Where LSR considers it appropriate, steps are taken to protect its know-how through confidentiality agreements and protection through registration of title or use. However LSR has no patents, trademarks, licenses, franchises or concessions which are material and upon which any of the services offered is dependent.

     Quality Assurance

     LSR maintains extensive quality assurance programs, designed to ensure that all testing programs meet client requirements, as well as all relevant codes, standards and regulations. We have implemented a Company-wide "DQS" program - "Delivering Quality Service" - to emphasize the concepts of error-free work, attention to detail, innovation, creativity and customer service. Based on a Master Schedule, periodic inspections are conducted as testing programs are performed to assure adherence to project specifications or protocols and final reports are extensively inspected to ensure consistency with data collected.

     Properties

     The Company's head office is situated within the Princeton Research Centre in New Jersey.

     The Company believes that its facilities, described below, are adequate for its operations and that suitable additional space will be available when needed.

     The following table shows the location of the facilities of the Company, approximate size and the principal activities conducted at such facilities each of which is owned by the Company.

                                Laboratories
Location                        and Offices          Size            Principal Activities
--------                        -----------          ----            --------------------
Near Princeton, NJ, USA         180,000 sq. ft.      53.5 acres      Laboratories, animal accommodations
                                                                     and offices
Huntingdon, England             612,000 sq. ft.      80 acres        Laboratories, animal accommodation and offices
Near Diss, England              250,000 sq. ft.      28 acres        Laboratories, animal accommodation and offices


LEGAL PROCEEDINGS

     The Company is party to certain legal actions arising out of the normal course of its business. In management's opinion, none of these actions will have a material effect on the Company's operations, financial condition or liquidity. No form of proceedings has been brought, instigated or is known to be contemplated against the Company by any governmental agency.

SELECTED FINANCIAL DATA

A summary of selected financial data for Huntingdon for the years ended December 31, 1997 through December 31, 2001 is presented below.


                                              As of and for the year ended December 31

                                            ------------- --------------- -------------- ------------- --------------
                                                    2001            2000           1999          1998           1997
                                            -------------------------------------------------------------------------
                                                                  ($000 except per share data)
Statement of Operations Data
Revenues                                          99,206          95,964         94,186        87,196        104,336
Operating loss                                   (3,546)         (1,735)        (2,482)      (34,622)        (4,857)
Net loss                                         (8,446)         (9,763)        (6,605)      (38,301)        (4,696)
Loss per share
     - Basic                                     $(0.03)         $(0.03)        $(0.02)       $(0.22)        $(0.04)
     - Diluted                                   $(0.03)         $(0.03)        $(0.02)       $(0.22)        $(0.04)
Weighted average number of shares
outstanding ('000)                               293,421         291,206        291,010       172,200        112,935
Dividends per share                                    -               -              -             -              -
Book value per share                             $(0.01)           $0.01          $0.05         $0.13          $0.25


                                               As of and for the year ended December 31

                                            ------------- --------------- -------------- ------------- --------------
                                                    2001            2000           1999          1998           1997
                                            -------------------------------------------------------------------------
                                                                             ($000)
Balance Sheet Data
Total assets                                     146,042         146.107        158,970       183,107        184,241
Long term debt                                    88,123          50,209         50,000        90,853         55,462
Net (liabilities)/assets                         (3,542)           4,066         14,850        22,144         28,582
Ordinary shares and paid in capital               66,094          65,330         65,242        65,242         31,501

Other Financial Data
Depreciation and amortisation                      8,307           9,093          9,675        17,719          9,765
Capital expenditure                                3,295           3,648          4,893         4,025         23,872


A Statement of Operations for LSR for the three months ended March 31, 2002, as compared to the three months ended March 31, 2001, and a Balance Sheet for LSR for March 31, 2002 follows:


                             Statement of Operations
                  (amounts in thousands, except per share data)

                                    Unaudited

                                                                    Three           Three months
                                                                   months                  ended
                                                                    ended
                                                                 March 31               March 31
                                                                     2002                   2001


 Net revenues                                                     $26,135                $22,689
 Cost of sales                                                   (21,646)               (20,915)
                                                        ------------------       ----------------
                                                        ------------------       ----------------
 Gross profit                                                       4,489                  1,774
 Selling and administrative expenses                              (4,302)                (4,006)
 Other operating expense                                          (1,517)                  (174)
                                                        ------------------       ----------------
                                                        ------------------       ----------------
 Operating loss                                                   (1,330)                (2,406)
 Interest income                                                        6                     39
 Interest expense                                                 (1,627)                (1,668)
 Other loss                                                       (1,106)                (2,071)
                                                        ------------------       ----------------
                                                        ------------------       ----------------
 Loss before income taxes                                         (4,057)                (6,106)
 Income tax benefit                                                   742                  1,770
                                                        ------------------       ----------------
                                                        ------------------       ----------------
 Net Loss                                                         (3,315)                (4,336)

 Other comprehensive (loss)/income, net of tax
 Foreign currency translation adjustments                           (122)                     11

                                                        ------------------       ----------------
                                                        ------------------       ----------------
 Total comprehensive loss                                        $(3,437)               $(4,325)
                                                        ------------------       ----------------
                                                        ------------------       ----------------

 Loss per common share
 - Basic                                                          $(0.48)                $(0.74)
 - Diluted                                                        $(0.48)                $(0.74)

 Weighted average common shares outstanding
 - Basic    (000's)                                                 6,872                  5,870
 - Diluted (000's)                                                  6,872                  5,870




                                  Balance Sheet
                             (amounts in thousands)


                                                                                  March 31,
                                                                                      2002
ASSETS                                                                          (Unaudited)
Current assets:
Cash and cash equivalents                                                            $5,066
Accounts  receivable  net of  allowance  for  uncollectibles  of  $182,000           18,699
(2001:  $164,000)
Unbilled receivables                                                                 12,708
Inventories                                                                           1,266
Prepaid expenses and other                                                            3,723
Deferred income taxes                                                                     -
                                                                            ----------------
                                                                            ----------------
Total current assets                                                                 41,462
                                                                            ----------------
                                                                            ----------------

Property and equipment: net                                                          87,319
                                                                            ----------------
                                                                            ----------------

Investments                                                                             214
Unamortized capital bonds issue costs                                                   639
Deferred income taxes                                                                 4,753
                                                                            ----------------
                                                                            ----------------
Total assets                                                                       $134,387
                                                                            ----------------
                                                                            ----------------

LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)
Current liabilities:
Accounts payable                                                                    $10,972
Accrued payroll and other benefits                                                    1,366
Accrued expenses and other liabilities                                                9,065
Fees invoiced in advance                                                             18,225
Short-term debt                                                                         137
                                                                            ----------------
                                                                            ----------------
Total current liabilities                                                            39,765
                                                                            ----------------
                                                                            ----------------
Long-term debt                                                                       84,311
Related party loans                                                                     552
Other long-term liabilities                                                              26
Deferred income taxes                                                                 9,595
                                                                            ----------------
                                                                            ----------------
Total liabilities                                                                   134,249
                                                                            ----------------
                                                                            ----------------
Commitments and contingencies                                                             -
Shareholders' equity/(deficit)
Voting Common Stock, $0.01 par value
Authorized at March 31, 2002, 50,000,000 (2001, 50,000,000) Issued
and outstanding at March 31, 2002,
11,055,539 (2001, 5,870,305)                                                           $105
Non-Voting Common stock, $0.01 par value
Authorized at March 31, 2002, 5,000,000
(2001,5,000,000)
Issued and outstanding at March 31, 2002, 900,000
(2001,0)                                                                                  9
Paid in capital                                                                      74,279
Foreign currency translation adjustments                                            (4,482)
Accumulated deficit                                                                (69,773)
                                                                            ----------------
                                                                            ----------------
Total shareholders' equity/(deficit)                                                    138
                                                                            ----------------
                                                                            ----------------
Total liabilities and shareholders' equity/(deficit)                               $134,387
                                                                            ----------------


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Year Ended December 31, 2001

GENERAL

You should read the following together with the Company's consolidated financial statements and the related notes included in this Prospectus beginning on Page F-1. Certain statements in this section are "forward-looking statements." You should read the information under "Forward-Looking Statements" later in this section for special information about our presentation of forward-looking information.

LSR was incorporated on July 19, 2001. Since incorporation, LSR has had no substantive operations. The LSR stand-alone financial statements are included in "Item 8. Financial Statements and Supplemental Data".

The Company is a leading CRO which provides an extensive range of pre-clinical and non-clinical services to the pharmaceutical, agrochemical and industrial chemical industries. The Company provides those services under contracts which may range from one day to three years. Income from these contracts is recognized on the basis of work done and variable costs are matched with such income. Contracts are generally terminable upon notice by the client with the client being responsible for reimbursing the Company for the value of work done to the date of cancellation plus the value of work required to wind down a study on an orderly basis.

The Company's business is characterized by high fixed costs, in particular staff and facility related costs. Such a high proportion creates favorable conditions for the Company as excess capacity is utilized but, during periods of declining revenue, careful planning is required to reduce costs without impairing revenue generating activities.

RESULTS OF OPERATIONS

Year ended December 31, 2001 compared with year ended December 31, 2000

Since LSR was incorporated on July 19, 2001 and had no substantive operations from its date of incorporation through December 31, 2001 other than implementing the Exchange Offer, the following discussion is of the results of operations of LSR's predecessor (presently, a wholly-owned subsidiary of LSR), Huntingdon Life Sciences Group plc. Revenues for the year ended December 31, 2001 at $99.2 million were just over 3% above the revenues for the year ended December 31, 2000 of $96.0 million, continuing the improvement shown in the prior year. The underlying increase, after adjusting for the impact of the movement in exchange rates, was nearly 9%. 2001 saw a 9% growth in orders with the return of client confidence after the refinancing in January 2001.

Cost of sales for the year ended December 31, 2001 of $84.1 million compared with $80.7 million for the year ended December 31, 2000, an increase of just over 4%. Again, after allowing for the impact of the movement in exchange rates, the underlying increase was approximately 10%. The main reasons for the increase in costs relate to the increase in business volume, salary increases, particularly in the UK, to reflect market rates, and recruitment costs reflecting the shortage of qualified staff in the market place.

Selling and administration costs for the year ended December 31, 2001 at $16.0 million were 6% higher than the costs for the year ended December 31, 2000 of $15.1 million. After allowing for the impact of exchange rate movements the underlying cost increase was 11%. The increase was mainly due to increased sales activity with additional staff ($350,000); increases in insurance costs of $200,000; and banking costs of $100,000. Excluding these items, the increase was just over 1%.

In 2001, expenses totaling $1,686,000 were incurred and expensed in connection with the Exchange Offer. In addition, there was a write off in connection with foreign exchange dealings resulting from the bankruptcy of an exchange broker ($350,000), special legal and other costs were incurred in connection with the Animal Rights campaign ($400,000) and unamortized costs of $217,000 relating to the refinanced bank loan were written off. In 2000, costs incurred in the refinancing of the Company's bank debt amounting to $1,819,000 were written off. Such costs were incurred on elements of the refinancing which did not proceed, or on facility extensions prior to the year end.

Net interest costs for the year ended December 31, 2001 were $6.5 million compared with $7.2 million for the year ended December 31, 2000. The effect of exchange rates movements reduced the charge for the year by $400,000 and a reduction in the facility renewal fees once the refinancing had been completed in January 2001 reduced the charge by a further $600,000. These were offset by an increase in interest costs of $300,000 resulting from the increase in borrowings from $85.5 million to $89.0 million.

Other expense of $1.4 million for the year ended December 31, 2001 is principally the result of foreign exchange remeasurement losses on the Capital Bonds denominated in US dollars. The functional currency of the financing subsidiary that holds the bonds is the UK pound sterling. This expense compares with other expense of $3.5 million for the year ended December 31, 2000. The decrease relates to the movement in the UK pound sterling to US dollar exchange rate during 2001 as compared to 2000.

Taxation relief on loss for the year ended December 31, 2001 was $3.0 million representing relief at 26% compared to $2.7 million representing relief at 22% in the previous year. A reconciliation between the US Corporation tax rate and the effective rate of tax relief on losses before taxes for the year ended December 31, 2001 and December 31, 2000 is shown below.

                                                 % of Loss before
                                                    income taxes
                                               2001             2000
                                                 %               %
US statutory rate                               40               40
Foreign rate differential                      (11)             (10)
Non deductible foreign exchange loss            (3)             (4)
Prior year adjustments                           -              (4)
                                            ------------     -----------
                                                26               22
                                            ------------     -----------

The resultant net loss for the year ended December 31, 2001 was $8.4 million compared with $9.8 million the previous year. Loss per share for the year ended December 31, 2001 was $0.03 compared with $0.03 in the year ended December 31, 2000.

Year ended December 31, 2000 compared with the year ended December 31, 1999

Revenues in the year ended December 31, 2000 were $96.0 million, an increase of 2% over revenues of $94.2 million for the year ended December 31, 1999. The underlying increase, after adjusting for the impact of the movement in exchange rates was nearly 8%. The recovery in the volume and value of orders placed following the refinancing in September 1998 which was experienced in 1999, was maintained in the first three quarters of 2000 and was the reason for the 11% growth in revenues in the first three quarters of the year. However the decline in orders in the final quarter led to a fall off in revenues in the final quarter.

Cost of sales in the year ended December 31, 2000 were $80.7 million, a decrease of 3% on cost of sales of $82.9 million for the year ended December 31, 1999. This decrease was due to exchange rate movements, which reduced cost of sales in the year by $5.4 million. Without these movements, cost of sales would have increased by 3.9%. Increases in costs in the US were in line with the growth in revenues. However, in the UK, cost increases in sterling were higher than those reflecting revenue growth alone. This was partly due to a change in the mix of business which required higher animal and subcontract costs. However the main increase was in labor costs reflecting actions taken to adjust salaries to allow retention and recruitment of key employees. This program started in 1999 and continued through 2000.

Selling and administrative expenses rose by 4% to $15.1 million for the year ended December 31, 2000 from $14.6 million in the year ended December 31, 1999. This growth was due to a build-up of the Company's sales campaign during the year and a higher proportion of commission based orders.

Other operating expenses in the year ended December 31, 2000 comprised a write off of costs incurred in the refinancing of the Company's bank debt of $1.8 million. The costs were written off as they were incurred on elements of the refinancing which did not proceed or on facility extensions prior to the year end. Other operating income in the year ended December 31, 1999 comprised a profit of $2.8 million on the sale of the Wilmslow Research Centre, offset by a loss of $2.0 million to write off assets that were not Year 2000 compliant.

Net interest expense rose by 13% to $7.2 million for the year ended December 31, 2000 from $6.4 million in the year ended December 31, 1999. The effect of exchange rate movements reduced the charge for the year by $700,000. This was offset by an increase in both the facility renewal fees of $500,000 and interest rates of $600,000 while the refinancing was being renegotiated, and with lower cash balances interest receivable reduced by $400,000.

Other expense of $3.5 million for the year ended December 31, 2000 is principally the result of foreign exchange remeasurement losses on Capital Bonds denominated in US dollars. The functional currency of the financing subsidiary that holds the bonds is the UK pound sterling. This expense compares with other expense of $1.6 million for the year ended December 31, 1999. The increase relates to the movement in the UK pound sterling to US dollar exchange rate during 2000 as compared to 1999.

Taxation relief on losses for the year ended December 31, 2000 was $2.7 million representing relief at 22% compared to $3.8 million representing relief at 36% for the year ended December 31, 1999. A reconciliation between the US Corporation tax rate and the effective rate of income tax relief on losses before income taxes for the year ended December 31, 2000 and December 31, 1999 is shown below:


                                                           % of loss before income taxes
                                                                2000               1999
                                                                  %                  %
US statutory rate                                                40                 40
Effect of non taxable income                                      -                  6
Foreign rate differential                                       (10)                (9)
Non deductible foreign exchange loss                             (4)                (6)
Effect of reduction in UK tax rate on deferred tax                -                  5
Prior year adjustments                                           (4)                 -
                                                           ----------------    --------------
Effective tax rate                                               22                 36
                                                           ----------------    --------------


The overall net loss for the year ended December 31, 2000 was $9.8 million compared to a loss of $6.6 million in the year ended December 31, 1999. The loss per share for the year ended December 31, 2000 was $0.03 compared to a loss per share of $0.02 for the year ended December 31, 1999 on shares outstanding of 291,206,073 (1999, 291,010,294).

                                SEGMENT ANALYSIS

The analysis of the Company's revenues and operating loss between the United States and United Kingdom segments for the 3 years ended December 31, 2001 is as follows:

                       Company                                  2001           2000                   1999
                                                                $000           $000                   $000
 Revenues

           UK                                                75,705              73,035             76,844
           US                                                23,501              22,929             17,342
                                                        --------------     ---------------    ---------------
                                                             99,206              95,964             94,186
                                                        --------------     ---------------    ---------------
Operating (loss)/ profit before other operating
(expenses)/income

           UK                                                 (784)             (1,615)            (2,853)
           US                                                 (109)               1,699           (454)
                                                        --------------     ---------------    ---------------
                                                              (893)                  84            (3,307)
                                                        --------------     ---------------    ---------------
Other operating (expense)/income

           UK                                               (2,653)             (1,819)            1,125
           US                                                --                     --            (300)
                                                        --------------     ---------------    ---------------
                                                            (2,653)             (1,819)            825
                                                        --------------     ---------------    ---------------
Operating loss                                                    -

           UK                                               (3,437)               (3,434)            (1,728)
           US                                                 (109)                 1,699            (754)
                                                        --------------     ---------------    ---------------
                                                            (3,546)              (1,735)            (2,482)
                                                        --------------     ---------------    ---------------


The performance of each segment is measured by revenues and by operating profit/(loss) before other income/expense.

                                       UK

                                                               2001              2000            1999
                                                               $000              $000            $000
    Revenues                                                 75,705            73,035          76,844
    Operating loss before other operating
    (expenses)/ income                                        (784)           (1,615)         (2,853)


Revenues increased by 3.6% in the year ended December 31, 2001 compared to the year ended December 31, 2000. After allowing for the effect of exchange rate movements the increase was over 9%. The return of client confidence following the refinancing in January 2001 resulted in a 26% growth in orders (at constant exchange rates) over the prior year and this was responsible for the growth in revenues.

The operating loss before other operating (expenses)/income for the year ended December 31, 2001 was $0.8 million compared to $1.6 million in the year to December 31, 2000. The increase in revenues reduced the losses, but this was offset by additional costs. These included salary increases to reflect market rates; recruitment costs reflecting the shortage of qualified staff in the market place; increased sales activity with additional staff ($350,000) and a reduction in exchange gains ($900,000).

Revenues declined by 5% in the year ended December 31, 2000 compared to the year ended December 31, 1999. After allowing for the effect of exchange rate movements revenues increased by 1.4%. Order growth (at constant exchange rates) in this period was 3%.

The operating loss before other operating (expenses)/income for the year ended December 31, 2000 was $1.6 million compared to $2.9 million in the year ended December 31, 1999. The main reason for the reduction in the operating loss was an increase in exchange gains of $1.3 million.


                                       US

                                                    2001             2000            1999
                                                    $000             $000            $000

  Revenues                                        23,501           22,929          17,342
  Operating (loss)/profit before other
  operating (expense)                               (109)           1,699            (454)

Revenues increased by 2.5% in the year ended December 31, 2001 compared to the year ended December 31, 2000. This reduction in the rate of growth of revenues was due to a decline in orders after two years of rapid growth. Revenues from the US's toxicology operations continued to grow, but revenues derived from the analysis of samples from clinical trials declined with the completion of a number of major studies.

Operating (loss)/profit before other operating (expense) declined from a profit of $1.7 million in the year ended December 31, 2000 to a loss of $0.1 million in the year ended December 31, 2001. Apart from inflationary cost increases, additional security expenses of $0.5 million were incurred in the year ended December 31, 2001.

Revenues increased by 32% in the year ended December 31, 2000 compared to the year ended December 31, 1999. This was driven by a 30% growth in orders.

Operating profit before other operating expense for the year ended December 31, 2000 was $1.7 million, an increase of $2.2 million over the year ended December 31, 1999. The growth in revenues was the principal reason for this increase.

LIQUIDITY AND CAPITAL RESOURCES

On January 20, 2001 the Company's bank loan of $32.9 million ((pound)22.6 million) was refinanced and it is now repayable on June 30, 2006 and interest is payable quarterly at LIBOR plus 1.75%. At the same time the Company was required to take all reasonable steps to sell off such of its real estate assets through sale/leaseback transactions and/or obtaining mortgage financing secured by the Company's real estate assets to discharge this loan. The loan is secured by guarantees from LSR, Huntingdon Life Sciences Group plc, Huntingdon Life Sciences Ltd and Huntingdon Life Sciences Inc., collateralized by all the assets of these companies. The loan was transferred to another party effective February 11, 2002.

On October 9, 2001, on behalf of Huntingdon LSR issued to Stephens Group Inc. warrants to purchase up to 704,425 shares of LSR Voting Common Stock at a purchase price of $1.50 per share. These warrants arose out of negotiations regarding the refinancing of the bank loan by the Stephens Group Inc., in January 2001. In accordance with APB 14, the bank loan and warrants were recorded at their pro rata fair values in relation to the proceeds received on the date of issuance. As a result, the value of the bank loan and the warrants were $23,249,000 and $430,000 respectively.

Other finance has been provided by a $2.9 million ((pound)2 million) loan facility made available on September 25, 2000 by a director, Mr Baker, and a $2.9 million ((pound)2 million) facility from the Stephens Group Inc. made available on July 19, 2001 (subsequently transferred to a third party effective February 11, 2002). Both facilities have been fully drawn down. $550,000 of the loan from Mr Baker was transferred to and assumed by FHP in March 2001. These loans from Mr Baker and FHP are repayable on demand although they are subordinated to the bank debt, they are unsecured and interest is payable monthly at a rate of 10% per annum. On March 28 2002, $2.1 million of Mr Baker's loan was converted into 1,400,000 shares of LSR Voting Common Stock and $300,000 of FHP's loan was converted into 200,000 shares of LSR Voting Common Stock, in each case as part of LSR's private placement of approximately 5.1 million shares of Voting Common Stock. As a result of such conversions, approximately $260,000 remains payable to Mr Baker and $ 250,000 remains payable to FHP. The former Stephens facility is repayable on July 19, 2002, and is secured but it is subordinated to the bank debt. Interest is payable monthly at a rate of 10% per annum.

The Board intends to ask LSR shareholders at the next shareholders' meeting to approve the issuance of warrants to purchase up to 410,914 shares of LSR Voting Common Stock at a purchase price of $1.50 per share. These warrants arose out of negotiations regarding the provision of the $2,910,800 ((pound)2,000,000) loan facility made available to the Company on September 25, 2000 by Mr Baker, who controls FHP. In accordance with APB 14 the loan and warrants were recorded at their pro rata fair values in relation to the proceeds received. As a result, the value of the loan and the warrants were $2,660,800 and $250,000 respectively.

The remainder of the Company's long term financing is provided by Convertible Capital Bonds repayable in 2006. These Bonds, totaling $50 million, were issued in 1991 and remain outstanding as at December 31 2001. They carry interest at a rate of 7.5% per annum, payable at biannual breaks in March and September. At the current conversion rate the number of shares of Voting Common Stock to be issued on conversion and exchange of each unit of US$ 10,000 comprised in a Bond would be 49 (2000-49). The conversion rate is subject to adjustment in certain circumstances.

During the year ended December 31, 2001 funds used were $0.9 million, reducing cash in hand and on short-term deposit from $ 3.3 million at December 31, 2000 to $2.4 million at December 31, 2001. The funds were utilized as follows (in $ millions):


                                                                   2001                2000              1999
Operating loss before other operating (expense)/income             (0.9)              (0.1)              (3.3)
Depreciation and amortization                                       8.3                9.1                9.7
Working capital movement                                           (0.2)              (2.7)              (6.7)
Interest                                                           (6.5)              (7.2)              (6.4)
Capital expenditure                                                (3.3)              (3.6)               1.9
Other operating (expense)/income                                   (2.7)              (1.8)               0.4
Loan receipts (net) and share issues                                5.0                1.8               (8.7)
Effect of exchange rate changes on cash                            (0.7)              (0.7)              (0.6)
                                                               --------------
                                                               --------------      -------------     --------------
                                                                   (1.0)              (5.2)             (13.7)
                                                               --------------      -------------     --------------

Capital expenditure in 1999 is net of the proceeds of the sale of the Wilmslow site of $6.8 million.

Net days sales outstanding (DSOs) at December 31, 2001 were 46 days, up from 36 days at December 31, 2000. Since January 1999, DSOs at the quarter end have varied from 26 days to 47 days so they are currently at a relatively high level. Recent experience shows that DSOs have increased during periods of business expansion and fallen during periods of contraction. Q4 2001 experienced a 5% revenue increase compared to the prior quarter, whereas Q4 2000 experienced a 4% revenue decrease compared to the prior quarter. The impact on liquidity from a one-day change in DSO is approximately $290,000.

On March 28, 2002, LSR closed the sale in a private placement of an aggregate of 5,085,334 shares of Voting Common Stock at a per share price of $1.50 per share. Of the aggregate proceeds of approximately $7.6 million, $4.4 million was in cash, $2.4 million represented conversion into equity of debt owed to Mr Baker ($2.1 million) and FHP ($0.3 million) and $825,000 was paid with promissory notes. At December 31, 2001, the Company had a working capital deficiency of $1,963,000. The Company believes that projected cash flow from operations and the completion of the private placement described above will satisfy its contemplated cash requirements for at least the next 12 months.

ORDERS

2001 saw a 9% growth in orders with the return of client confidence after the refinancing in January 2001.

The uncertainties surrounding the refinancing of the Company's bank debt and the threats by animal rights campaigners directed at companies and their employees in our client industries, had resulted in a weakness in orders in the latter part of 2000. However, the very public support for the Company and its work, coming from the UK Government and the Pharmaceutical, Biotechnology and Chemical industries, together with the completion of the refinancing in January 2001 led to a resumption in order growth in 2001.

The increase in orders was driven by the Company's pharmaceutical business which was 27% up on 2000. The main growth here was in the UK where the Company's pharmaceutical business was 41% more than the previous year and this was responsible for the overall growth of orders in the UK of 26%.

The non pharmaceutical business showed a decline, principally due to the impact of mergers within the industry. The effect of this was most marked in the US and meant that business placed at the Princeton laboratory was down after growth of 30% and 13% in 1999 and 2000 respectively.

EXCHANGE RATE FLUCTUATIONS AND EXCHANGE CONTROLS

The Company operates on a world-wide basis and generally invoices its clients in the currency of the country in which it operates. Thus, for the most part, exposure to exchange rate fluctuations is limited as sales are denominated in the same currency as costs. Trading exposures to currency fluctuations do occur as a result of certain sales contracts, performed in the UK for US clients, which are denominated in US dollars and contribute approximately 11% of total revenues. Management have decided not to hedge against this exposure.

Secondly exchange rate fluctuations have an impact on the relative price competitiveness of the Company vis a vis competitors who trade in currencies other than sterling or dollars.

Finally, the consolidated financial statements of Huntingdon and the stand-alone financial statements of LSR are denominated in US dollars. Changes in exchange rates between the UK pounds sterling and the US dollar will affect the translation of the UK subsidiary's financial results into US dollars for the purposes of reporting the consolidated financial results. The process by which each foreign subsidiary's financial results are translated into US dollars is as follows: income statement accounts are translated at average exchange rates for the period; balance sheet asset and liability accounts are translated at end of period exchange rates; and equity accounts are translated at historical exchange rates. Translation of the balance sheet in this manner affects the stockholders' equity account, referred to as the cumulative translation adjustment account. Management have decided not to hedge against the impact of exposures giving rise to these translation adjustments as such hedges may impact upon the Company's cash flow compared to the translation adjustments which do not affect cash flow in the medium term.

Exchange rates for translating US dollars into sterling were as follows:

       YEAR ENDED               AT DECEMBER 31         AVERAGE RATE (1)
       DECEMBER 31
 ----------------------    ----------------------   ---------------------
          1997                      0.6075                  0.6104
          1998                      0.6010                  0.6034
          1999                      0.6205                  0.6181
          2000                      0.6694                  0.6596
          2001                      0.6871                  0.6943

(1) Based on the average of the exchange rates on the last day of each month during the period.

On March 25, 2002 the noon buying rate for sterling was $1.00 = (pound)0.7014.

The Company has not experienced difficulty in transferring funds to and receiving funds remitted from those countries outside the US or UK in which it operates and Management expects this situation to continue.

While the UK has not at this time entered the European Monetary Union, the Company has ascertained that its financial systems are capable of dealing with Euro denominated transactions.

The  following  table  summarizes  the  financial  instruments   denominated  in
currencies other than the US dollar held by Huntingdon as of December 31, 2001:


                                                                Expected Maturity Date

                                        2002    2003     2004      2005      2006  Thereafter     Total  FairValue
                                        $000    $000     $000      $000      $000       $000       $000       $000
                                        ----    ----     ----      ----      ----       ----       ----       ----

Cash            - Pound Sterling         391                                                        391        391
                - Euro                    19                                                         19         19
Accounts
receivable      - Pound Sterling      10,108                                                     10,108     10,108
                - Euro                 2,128                                                      2,128      2,128
Debt            - Pound Sterling                                           37,238                37,238     37,238



COMPETITION

Competition in both the pharmaceutical and non-pharmaceutical market segments ranges from in-house research and development divisions of large pharmaceutical, agrochemical and industrial chemical companies, who perform their own safety assessments to contract research organizations like the Company, who provide a full range of services to the industries and niche suppliers focusing on specific services or industries.

This competition could have a material adverse effect on the Company's net revenues and net income, either through in-house research and development divisions doing more work internally to utilize capacity or through the loss of studies to other competitors on pricing. As the Company operates on an international basis, movements in exchange rates, particularly against sterling, can have a significant impact on its price competitiveness.

INDUSTRY CONSOLIDATION

The process of consolidation within the pharmaceutical industry should accelerate the move towards outsourcing work to contract research organizations such as the Company in the longer term as resources are increasingly invested in in-house facilities for discovery and lead optimization, rather than development and regulatory safety evaluation. However, in the short term, there is a negative impact with development pipelines being rationalized and a focus on integration rather than development. This can have a material adverse impact on the Company's net revenues and net income.

ANIMAL RIGHTS ACTIVISM

During the past two years animal rights extremists have made threats and committed acts of violence against the Company, its employees and firms that do business or are believed to do business with the Company. Such acts have included physical damage to employees' cars and homes and violent demonstrations against the Company and firms that are believed to be clients of the Company. While the Company does not disclose the identity of its clients, the Company believes that these threats and acts of violence may have a material adverse affect on its ability to attract business and to hire employees.

INFLATION

While most of the Company's net revenues are earned under fixed price contracts, the effects of inflation do not generally have a material adverse effect on its operations or financial condition as only a minority of the contracts have a duration in excess of one year.

CRITICAL ACCOUNTING POLICIES

Revenue recognition

Management's Discussion and Analysis of Financial Condition and Results of Operations discusses the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The Company considers the following accounting policies to be critical accounting policies.

The majority of the Company's net revenues have been earned under contracts which generally range in duration from a few months to two years. Revenue from these contracts is generally recognized under either the percentage of completion method of accounting or as services are rendered or products are delivered. Contracts may contain provisions for renegotiation in the event of cost overruns due to changes in the level of work scope. Renegotiated amounts are included in revenue when earned and realization is assured. Provisions for losses to be incurred on contracts are recognized in full in the period in which it is determined that a loss will result from performance of the contractual arrangement. Most service contracts may be terminated for a variety of reasons by the Company's customers either immediately or upon notice. The contracts generally require payments to the Company to recover costs incurred, including costs to wind down the study, and payment of fees earned to date, and in some cases to provide the Company with a portion of the fees or profits that would have been earned under the contract had the contract not been terminated early. Unbilled receivables are recorded for revenue recognized to date that is currently not billable to the customer pursuant to contractual terms. In general, amounts become billable upon the achievement of milestones or in accordance with predetermined payment schedules. Unbilled receivables are billable to customers within one year from the respective balance sheet date. Fees in advance are recorded for amounts billed to customers for which revenue has not been recognized at the balance sheet date (such as upfront payments upon contract authorization, but prior to the actual commencement of the study).

If the Company does not accurately estimate the resources required or the scope of work to be performed, or does not manage its projects properly within the planned periods of time or satisfy its obligations under the contracts, then future margins may be significantly and negatively affected or losses on existing contracts may need to be recognized. Any such resulting reductions in margins or contract losses could be material to the Company's results of operations.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the financial statements and the results of operations during the reporting periods. Although these estimates are based upon management's best knowledge of current events and actions, actual results could differ from those estimates.

Taxation

The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting For Income Taxes" ("SFAS 109"). SFAS 109 requires recognition of deferred tax assets and liabilities for the estimated future tax consequences of events attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statement of operations in the period in which the enactment date changes. Deferred tax assets and liabilities are reduced through the establishment of a valuation allowance at such time as, based on available evidence, it is more likely than not that the deferred tax assets will not be realized. While the Company has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event that the Company were to determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to income in the period such determination was made. Likewise, should the Company determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax assets would increase income in the period such determination was made.

NEW ACCOUNTING STANDARDS

In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141 "Business Combinations" ("SFAS 141"). SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The adoption of SFAS 141 had no impact on LSR's results of operations, financial position or cash flow.

In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets". This statement applies to intangibles and goodwill acquired after September 30, 2001, as well as goodwill and intangibles previously acquired. Under this statement goodwill as well as other intangibles determined to have an infinite life will no longer be amortized; however these assets will be reviewed for impairment on a periodic basis. This Statement is effective for the Company for the first quarter of the fiscal year ended December 31, 2002. As of December 31, 2001 the Company had no goodwill or intangible assets on its balance sheet. The adoption of this standard will have no impact on the Company's results of operations, financial position or cash flows.

In August 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations" ("SFAS 143") SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When a liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company does not believe that the adoption of this statement will have a material impact on its results of operations, financial position or cash flows.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. These new rules on asset impairment supersede SFAS Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and portions of APB Opinion 30, "Reporting the Results of
Operations". This statement provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for-sale. Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value or carrying amount. This statement also requires expected future operating losses from discontinued operations to be displayed in the period(s) in which the losses are incurred, rather than as of the measurement date as presently required. The Company does not believe that adoption of this statement will have a material impact on its results of operations, financial position or cash flows.

FORWARD LOOKING STATEMENTS

Statements in this management's discussion and analysis of financial condition and results of operations, as well as in certain other parts of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (as well as information included in oral statements or other written statements made or to be made by the Company) that look forward in time, are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, expectations, predictions, and assumptions and other statements which are other than statements of historical facts. Although the Company believes such forward-looking statements are reasonable, it can give no assurance that any forward-looking statements will prove to be correct. Such forward-looking statements are subject to, and are qualified by, known and unknown risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied by those statements. These risks, uncertainties and other factors include, but are not limited to the Company's ability to estimate the impact of competition and of industry consolidation and risks, uncertainties and other factors set forth in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's annual report on Form 10-K.

QUARTER ENDED MARCH 31, 2002 (all information is unaudited)

RESULTS OF OPERATIONS

Three months ended March 31, 2002 compared with three months ended March 31, 2001.

Net revenues for the three months ended March 31, 2002 were $26.1 million, an increase of 15% on net revenues of $22.7 million for the three months ended March 31, 2001. Excluding the effect of exchange rate movements, the increase was 16.7%. UK net revenues increased by 23%; at constant exchange rates the increase was 26%. This reflected the growth in orders in the UK for the three months ended March 31, 2002 which were 40% more than the same period last year. In the US, net revenues reduced by 8% reflecting a reduction in revenues derived from the analysis of samples from clinical trials. Orders in the US for the three months ended March 31, 2002 though were 57% up on the same period last year due to the strength of the US toxicology business.

Cost of sales for the three months ended March 31, 2002 were $21.6 million, an increase of 3.3% on cost of sales of $20.9 million for the three months ended March 31, 2001. Excluding the effects of exchange rate movements, the increase was 4.9%. This increase was driven by the improvement in net revenues though it was lower than the increase in net revenues as the business is characterized by a high level of fixed costs. UK cost of sales increased by 4%, at constant exchange rates the increase was 6%, reflecting the increase in net revenues. US cost of sales remained constant, as a result of the fixed costs element of cost of sales.

Selling and administration expenses rose by 7.4% to $4.3 million for the three months ended March 31, 2002 from $4.0 million in the corresponding period in 2001. Excluding the effects of exchange rate movements, the increase was 8.8%. The increase was due to higher travel costs of $0.1 million, insurance costs of $0.1 million and other miscellaneous costs of $0.1 million. UK selling and administration expenses increased by 8%, at constant exchange rates the increase was 10%. This increase was due to the factors outlined above. US costs increased by 5% mainly as a result of increased labor costs.

Other operating expenses rose from $0.2 million in the three months to March 31, 2001 to $1.5 million in the three months to March 31, 2002. The $1.5 million in 2002 relates to costs incurred in connection with the Exchange Offer discussed in Note 1 to the condensed financial statements and the issue of shares discussed in Note 5 to the condensed financial statements. In 2001 the $0.2 million related to refinancing expenses.

Net interest expense for the three months ended March 31, 2002 was $1.6 million, the same as the net interest expense for the three months ended March 31, 2001.

The unrealized non-cash loss on exchange of $1.1 million arose on net liabilities denominated in US dollars (primarily the Convertible Capital Bonds of $50 million) with the strengthening of the dollar against sterling. In the first quarter of 2001 the dollar also strengthened against sterling resulting in a $2.1 million loss on exchange.

The tax benefit on losses for the three months ended March 31, 2002, was $0.7 million, and represents a tax benefit at a rate of 18.0%. The charge arising from the treatment of exchange gains and losses on the Convertible Capital Bonds reduced this credit by $0.3 million and the Exchange Offer and share issuance costs by a further $0.6 million. These were offset by adjustments to tax losses brought forward which increased this benefit by $0.3 million. The foreign rate differential between the US and the UK accounted for the balance of the difference between the credit of 18% and the US corporate tax rate of 40%. The tax benefit for the three months ended March 31, 2001 was $1.8 million.

The overall net loss for the three months ended March 31, 2002 was $3.3 million compared to $4.3 million for the three months ended March 31, 2001. The reduction in the net loss of $1.0 million is due to a reduction in the operating loss of $1.1 million and lower exchange losses of $1.0 million; offset by a reduction in the income tax benefit of $1.1 million due to the tax treatment of exchange losses on the Convertible Capital Bonds.

Loss per share was 48 cents, compared to 74 cents last year, on the average shares outstanding of 6,872,112 (2001, 5,870,305).

LIQUIDITY & CAPITAL RESOURCES

On January 20, 2001, the Company's bank loan of $32.9 million ((pound)22.6 million) was refinanced and it is now repayable on June 30, 2006 and interest is payable quarterly at LIBOR plus 1.75%. At the same time the Company was required to take all reasonable steps to sell off such of its real estate assets through sale/leaseback transactions and/or obtaining mortgage financing secured by the Company's real estate assets to discharge this loan. The loan is held by Huntingdon Life Sciences Group plc and is secured by guarantees from LSR, Huntingdon Life Sciences Group plc, Huntingdon Life Sciences Ltd and Huntingdon Life Sciences Inc., collateralized by all the assets of these companies. The loan was transferred from Stephens Group Inc. to another third party effective February 11, 2002 and has been reclassified from related party loans to long-term debt in the condensed consolidated balance sheets.

On October 9, 2001, on behalf of Huntingdon, LSR issued to Stephens Group Inc. warrants to purchase up to 704,425 shares of LSR Voting Common Stock at a purchase price of $1.50 per share. These warrants arose out of negotiations regarding the refinancing of the bank loan by the Stephens Group Inc., in January 2001. In accordance with APB 14, the bank loan and warrants were recorded at their pro rata fair values in relation to the proceeds received on the date of issuance. As a result, the value of the bank loan and the warrants were $23,249,000 and $430,000 respectively.

Other finance has been provided by a $2.9 million ((pound)2 million) loan facility made available on September 25, 2000 by a director, Mr Baker, and a $2.8 million ((pound)2 million) facility from the Stephens Group Inc. made available on July 19, 2001 (subsequently transferred to a third party effective February 11, 2002). Both facilities have been fully drawn down. $550,000 of the loan from Mr Baker was transferred to and assumed by Focused Healthcare Partners ("FHP") in March 2001. These loans from Mr Baker and FHP are repayable on demand although they are subordinated to the bank debt, they are unsecured and interest is payable monthly at a rate of 10% per annum. On March 28, 2002, $2.1 million of Mr Baker's loan was converted into 1,400,000 shares of LSR Voting Common Stock and $300,000 of FHP's loan was converted into 200,000 shares of LSR Voting Common Stock, in each case as part of LSR's private placement of approximately
5.1 million shares of Voting Common Stock. As a result of such conversions, approximately $302,000 remains payable to Mr Baker and $250,000 remains payable to FHP. The former Stephens Group Inc. facility is repayable on July 19, 2002, and is secured but it is subordinated to the bank debt. Interest is payable monthly at a rate of 10% per annum.

The Board intends to ask LSR shareholders at the next shareholders' meeting to approve the issuance to FHP of warrants to purchase up to 410,914 shares of LSR Voting Common Stock at a purchase price of $1.50 per share. These warrants arose out of negotiations regarding the provision of the $2.9 million ((pound)2 million) loan facility made available to the Company on September 25, 2000 by Mr Baker, who controls FHP. In accordance with APB 14 the loan and warrants were recorded at their pro rata fair values in relation to the proceeds received. As a result, the value of the loan and the warrants were $2,660,800 and $250,000 respectively.

The remainder of the Company's long term financing is provided by Convertible Capital Bonds repayable in 2006. These Bonds, totaling $50 million, were issued in 1991 and remain outstanding as at March 31, 2002. They carry interest at a rate of 7.5% per annum, payable biannually in March and September. At the current conversion rate, the number of shares of Voting Common Stock to be issued on conversion and exchange of each unit of US$10,000 comprised in a Bond would be 49 (2001-49). The conversion rate is subject to adjustment in certain circumstances.

During the 3 months ended March 31, 2002, funds generated were $2.8 million, increasing cash and cash equivalents from $2.2 million at December 31, 2001 to $5.0 million at March 31, 2002. The funds were generated as follows (in $ millions):

                                                     2002             2001

Operating profit/(loss) before
    other operating expense                           0.2             (2.2)
Depreciation and amortization                         1.9              2.2
Changes in working capital                           (0.1)             2.6
Interest paid                                        (2.4)            (2.0)
Capital expenditure                                  (0.8)            (1.0)
Other operating expense                              (1.5)            (0.2)
Loan (repayments)/receipts                           (0.1)             0.7
Shares issued                                         5.9              0.1
Effect of exchange rate changes on cash              (0.3)            (0.5)
                                                  ------------    --------------
                                                      2.8             (0.3)
                                                  ------------    --------------

Net days sales outstanding (DSOs) at March 31, 2002 were 45 days, down from 46 days at December 31, 2001. Since January 1999 DSOs at the quarter end have varied from 26 days to 47 days so they are currently at a relatively high level. Recent experience shows that DSOs have increased during periods of business expansion and fallen during periods of contraction. The impact on liquidity from a one-day change in DSO is approximately $290,000.

On January 10, 2002, LSR issued 99,900 shares of Voting Common Stock and 900,000 shares of Non-Voting Common Stock at a price of $1.50 per share (or an aggregate of $1.5 million).

On March 28, 2002, LSR closed the sale in a private placement of an aggregate of 5,085,334 shares of Voting Common Stock at a price of $1.50 per share. Of the aggregate proceeds of approximately $7.6 million, $4.4 million was in cash, $2.4 million represented conversion into equity of debt owed to Mr Baker ($2.1 million) and FHP ($0.3 million) and $825,000 was paid with promissory notes.

EXCHANGE RATE FLUCTUATIONS AND EXCHANGE CONTROLS

The Company operates on a world-wide basis and generally invoices its clients in the currency of the country in which it operates. Thus, for the most part, exposure to exchange rate fluctuations is limited as sales are denominated in the same currency as costs. Trading exposures to currency fluctuations do occur as a result of certain sales contracts, performed in the UK for US clients, which are denominated in US dollars and contribute approximately 11% of total revenues. Management has decided not to hedge against this exposure.

Secondly, exchange rate fluctuations have an impact on the relative price competitiveness of the Company vis a vis competitors who trade in currencies other than sterling or dollars.

Finally, the consolidated financial statements of LSR are denominated in US dollars. Changes in exchange rates between sterling and the US dollar will affect the translation of the UK subsidiary's financial results into US dollars for the purposes of reporting the consolidated financial results. Management has decided not to hedge against the impact of exposures giving rise to these translation adjustments as such hedges may impact upon the Company's cash flow compared to the translation adjustments which do not affect cash flow in the medium term.

Exchange rates for translating sterling into US dollars were as follows:

Average  rate for the three  months to March 31,  2002,  $1:(pound)0.7010  (2001
$1:(pound)0.6917);   rate  at  March  31,  2002,   $1:(pound)0.7027  (2001:  $1:
(pound)0.7034). At December 31, 2001 the rate was $1:(pound)0.6871.

The Company has not experienced difficulty in transferring funds to and receiving funds remitted from those countries outside the US or UK in which it operates and management expects this situation to continue.

While the UK has not at this time entered the European Monetary Union, the Company has ascertained that its financial systems are capable of dealing with Euro denominated transactions.

The  following  table  summarizes  the  financial  instruments   denominated  in
currencies other than the US dollar held by the Company as of March 31, 2002:

                             Expected Maturity Date

                                 2002     2003    2004    2005     2006  Thereafter    Total  FairValue
                                 $000     $000    $000    $000     $000       $000      $000       $000
Cash          - Sterling          248                                                    248        248
              - Euro               50                                                     50         50
Accounts
receivable    - Sterling       12,029                                                 12,029     12,029
              - Euro              802                                                    802        802
Debt          - Sterling                                         35,010               35,010     35,010


INTEREST RATES

The Company's exposure to market risk for changes in interest rates relates primarily to the Company's debt obligations. The Company has a cash flow exposure on its bank loans due to its variable LIBOR pricing. In the 3 months ended March 31, 2002 a 1% change in LIBOR would have resulted in a fluctuation in interest expense of approximately $325,000.

COMPETITION

Competition in both the pharmaceutical and non-pharmaceutical market segments ranges from in-house research and development divisions of large pharmaceutical, agrochemical and industrial chemical companies, who perform their own safety assessments to contract research organizations like the Company, who provide a full range of services to the industries and niche suppliers focusing on specific services or industries.

This competition could have a material adverse effect on the Company's net revenues and net income, either through in-house research and development divisions doing more work internally to utilise capacity or through the loss of studies to other competitors on pricing. As the Company operates on an international basis, movements in exchange rates, particularly against sterling, can have a significant impact on its price competitiveness.

INDUSTRY CONSOLIDATION

The process of consolidation within the pharmaceutical industry should accelerate the move towards outsourcing work to contract research organizations such as the Company in the longer term as resources are increasingly invested on in-house facilities for discovery and lead optimization, rather than development and regulatory safety evaluation. However, in the short term, there is a negative impact with development pipelines being rationalized and a focus on integration rather than development. This can have a material adverse impact on the Company net revenues and net income.

INFLATION

While most of the Company's net revenues are earned under fixed price contracts, the effects of inflation do not generally have a material adverse effect on its operations or financial condition as only a minority of the contracts have a duration in excess of one year.

CRITICAL ACCOUNTING POLICIES

Management's Discussion and Analysis of Financial Condition and Results of Operations discusses the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The Company considers the following accounting policies to be critical accounting policies.

Revenue recognition

The majority of the Company's net revenues have been earned under contracts which generally range in duration from a few months to two years. Revenue from these contracts is generally recognized under either the percentage of completion method of accounting or as services are rendered or products are delivered. Contracts may contain provisions for renegotiation in the event of cost overruns due to changes in the level of work scope. Renegotiated amounts are included in net revenue when earned and realization is assured. Provisions for losses to be incurred on contracts are recognized in full in the period in which it is determined that a loss will result from performance of the contractual arrangement. Most service contracts may be terminated for a variety of reasons by the Company's customers either immediately or upon notice. The contracts generally require payments to the Company to recover costs incurred, including costs to wind down the study, and payment of fees earned to date, and in some cases to provide the Company with a portion of the fees or profits that would have been earned under the contract had the contract not been terminated early. Unbilled receivables are recorded for revenue recognized to date that is currently not billable to the customer pursuant to contractual terms. In general, amounts become billable upon the achievement of milestones or in accordance with predetermined payment schedules. Unbilled receivables are billable to customers within one year from the respective balance sheet date. Fees in advance are recorded for amounts billed to customers for which revenue has not been recognized at the balance sheet date (such as upfront payments upon contract authorisation, but prior to the actual commencement of the study).

If the Company does not accurately estimate the resources required or the scope of work to be performed, or does not manage its projects properly within the planned periods of time or satisfy its obligations under the contracts, then future margins may be significantly and negatively affected or losses on existing contracts may need to be recognized. Any such resulting reductions in margins or contract losses could be material to the Company's results of operations.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the financial statements and the results of operations during the reporting periods. Although these estimates are based upon management's best knowledge of current events and actions, actual results could differ from those estimates.

Taxation

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting For Income Taxes" ("SFAS 109"). SFAS 109 requires recognition of deferred tax assets and liabilities for the estimated future tax consequences of events attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statement of operations in the period in which the enactment date changes. Deferred tax assets and liabilities are reduced through the establishment of a valuation allowance at such time as, based on available evidence, it is more likely than not that the deferred tax assets will not be realized. While the Company has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event that the Company were to determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to income in the period such determination was made. Likewise, should the Company determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax assets would increase income in the period such determination was made.

NEW ACCOUNTING STANDARDS

In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141 "Business Combinations." ("SFAS 141"). SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The adoption of SFAS 141 had no impact on LSR's results of operations, financial position or cash flows.

In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets". This statement applies to intangibles and goodwill acquired after September 30, 2001, as well as goodwill and intangibles previously acquired. Under this statement goodwill as well as other intangibles determined to have an infinite life will no longer be amortized; however these assets will be reviewed for impairment on a periodic basis. This Statement is effective for LSR for the first quarter of the fiscal year ended December 31, 2002. As of March 31, 2002 LSR had no goodwill or intangible assets on its balance sheet so the adoption of this statement had no impact on LSR's results of operations, financial position or cash flows.

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When a liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The adoption of this statement had no impact on LSR's results of operations, financial position or cash flows.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived" Assets. This statement is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. These new rules on asset impairment supersede SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and portions of APB Opinion 30, "Reporting the Results of Operations". This statement provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for-sale. Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value or carrying amount. This statement also requires expected future operating losses from discontinued operations to be displayed in the period(s) in which the losses are incurred, rather than as of the measurement date as presently required. The adoption of this statement had no impact on LSR's results of operations, financial position or cash flows.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). SFAS 145 rescinds Statement 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Opinion 30 will now be used to classify those gains and losses. SFAS 145 also amends Statement 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. LSR does not believe that the adoption of this statement will have a material impact on its results of operations, financial position or cash flows.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None.

MANAGEMENT AND DIRECTORS

Executive Officers and Employee Directors

         The executive officers and employee directors of LSR and its principal subsidiaries are:

  Name                  Age    Office(s) Held

  Andrew Baker          53     Chairman of the Board and CEO of LSR

  Brian Cass            54     Director, President and Managing Director of LSR

  Richard Michaelson    50     Chief Financial Officer and Secretary of LSR

  Frank Bonner          48     Science and Technology Director of Huntingdon

  Julian Griffiths      49     Finance Director of Huntingdon

     Andrew Baker was appointed to the Huntingdon Board as Executive Chairman in September 1998 in connection with his leadership of a rescue plan for Huntingdon. He became Chairman and CEO of LSR effective upon completion of the LSR exchange offer on January 10, 2002 and was reelected to a one-year term as a Company director at the Company's Annual Meeting of Stockholders on June 11, 2002. He is a chartered accountant and has operating experience in numerous companies involved in the delivery of healthcare ancillary services. He spent 18 years until 1992 with Corning Incorporated ("Corning") and held the posts of President and CEO of MetPath Inc., Corning's clinical laboratory subsidiary, from 1985 to 1989. He became President of Corning Laboratory Services Inc. in 1989, which at the time controlled MetPath Inc. (now trading as Quest Diagnostics Inc.), and Hazleton Corporation, G. H. Besselaar Associates and SciCor Inc., (all three now trading as Covance Inc). Since leaving Corning in 1992, Mr. Baker has focused on investing in and developing companies in the healthcare sector.

     Brian Cass, FCMA, was appointed to the Huntingdon Board as Managing Director/Chief Operating Officer in April 1999 and became President of LSR on January 10, 2002. He was reelected to a one-year term as a Company director at the Company's Annual Meeting of Stockholders on June 11, 2002. Prior to joining Huntingdon he was a Vice President of Covance Inc. and Managing Director of Covance Laboratories Ltd (previously Hazleton Europe Ltd) for nearly 12 years, having joined the company in 1979 as Controller. Mr. Cass worked at Huntingdon Research Centre between 1972 and 1974.

     Richard Michaelson became Chief Financial Officer and Secretary of LSR effective January 10, 2002. Mr. Michaelson was Director of Strategic Finance of Huntingdon from September 1999 to December 2001. He served as Senior Vice President of Unilab Corporation, a clinical laboratory testing company based in Los Angeles, California, from September 1997 to December 1997, Senior Vice President-Finance, Treasurer and Chief Financial Officer of Unilab from February 1994 to September 1997, and Vice President-Finance, Treasurer and Chief Financial Officer of Unilab from November 1993 to February 1994. Mr. Michaelson also served as Vice President of Unilab beginning in October 1990. Mr. Michaelson joined MetPath, Inc., the clinical laboratory subsidiary of Corning Incorporated, in 1980 and served as Vice President of MetPath from 1983 and Treasurer of Corning Lab Services, Inc. from 1990 through, in each case, September 1992.

     Frank Bonner, BSc., PhD., was appointed to the Huntingdon Board as Director of Science & Technology in September 1998. He served as a director of LSR from January 10, 2002 to June 11, 2002. He studied Biochemistry and Toxicology at the University of Surrey, Guildford (1973-1979). After post-doctoral research at the Institute of Industrial and Environmental Health, he joined Sterling Winthrop to establish a drug safety department. Following the acquisition of Sterling by Sanofi, he was appointed Scientific and Administrative Director of the UK Research Centre in Northumberland, a position he held until joining Huntingdon in 1997. He is past Chairman of the British Toxicology Society and serves on the Research and Development Committee of the Association of the British Pharmaceutical Industry.

     Julian Griffiths, M.A., F.C.A., was appointed to the Huntingdon Board as Finance Director in April 1999 and Secretary in February 2000. He served as a director of LSR from January 10, 2002 to June 11, 2002. Prior to joining Huntingdon he was most recently Vice President of Analytical Services in the European pre-clinical division of Covance Inc., having spent the previous nine years as Vice President of Finance in the same organization. Prior to that he held various positions with KPMG.

Non-Employee Directors

     LSR's non-employee directors have significant experience in both the scientific and business worlds:

     Gabor Balthazar, age 61, was appointed to the Huntingdon Board in March 2000. He was reelected to a one-year term as a Company director at the Company's Annual Meeting of Stockholders on June 11, 2002. He has been active in international marketing and management consulting for almost 30 years. He was a founding board member of Unilab Corporation, serving as President from 1989 to 1992, and continued to sit on Unilab's board until November 1999. From 1985 to 1997 Gabor Balthazar served as a consultant to Frankfurt Consult, the merger/acquisition subsidiary of BHF-Bank, Frankfurt, Germany and to Unilab Holdings SA, a Swiss clinical laboratory testing holding company, from 1987 to 1992.

     John Caldwell, age 55, B.Pharm., PhD, D.Sc., C.Biol., F.I.Biol., was appointed to the Huntingdon Board as an Independent Non-Executive Director in December 1997. He was reelected to a one-year term as a Company director at the Company's Annual Meeting of Stockholders on June 11, 2002. He is and has been for more than the past five years, Professor of Biochemical Toxicology at, and Head of the Division of Biomedical Sciences of, the Imperial College School of Medicine. His distinguished career includes membership of the UK Committee on Safety of Medicines, Ministry of Agriculture fisheries and Food Steering Group for Food Surveillance, permanent membership of the International Scientific Committee of the International Symposia on Chiral Discrimination, Honorary Membership of the Royal College of Physicians, Representative on the Court of the University of Surrey for the British Pharmacological Society and he is a Past President of the International Society for the Study of Xenobiotics. He is also a member of the Institute of Directors. Professor Caldwell has extensive involvement as a consultant with pharmaceutical companies in Europe, North America and Japan.

     Kirby L. Cramer, age 65, was appointed to the Huntingdon Board as an Executive Director in September 1999. He was reelected to a one-year term as a Company director at the Company's Annual Meeting of Stockholders on June 11, 2002. He served as Chief Executive Officer of Hazleton Laboratories Corporation from 1968 and led it to become the world's largest provider of pre-clinical testing services when it was sold to Corning Inc. in 1987. Following the acquisition he served as Chairman of the Board of Directors of Hazleton from 1987 through 1991. The Hazleton Laboratories now form the pre-clinical segment of Covance Inc. Mr. Cramer also currently serves as a director of D. J. Orthopedics, Immunex Corp., SonoSite Inc., Array BioPharma, Landec Corporation, Harris Trust Company and Corus Pharma. Previously Mr. Cramer was a director of ATL Ultrasound Inc., Unilab Corporation, Pharmaceutical Product Development Inc., Commerce Bancorporation, Northwestern Trust Company and Kirschner Medical.

Beneficial ownership of LSR Voting Common Stock by Management and Directors

The following table sets forth, as of July 2, 2002, certain information regarding the beneficial ownership of the shares of LSR Voting Common Stock, by
(a) each person or entity who is known by LSR to own beneficially 5% or more of its outstanding shares of Voting Common Stock (none other than Messrs Baker and Cramer, who are both Directors and/or Executive Officers of LSR); (b) each Director or Executive Officer of LSR; and (c) all Directors and Executive
Officers as a group. No director or executive officer owns any shares of Non-Voting Common Stock.

                                                              Percent of
Name                             No. of Shares           Outstanding Shares

Mr A Baker                         2,610,089   (1)               22.6%
Mr G Balthazar                        10,000   (2)                 *
Dr F W Bonner                         17,855   (3)                 *
Mr B Cass                            520,000   (4)                4.7%
Prof. J Caldwell                      10,000   (5)                 *
Mr K Cramer                          903,007   (6)                8.1%
Mr J Griffiths                        80,000   (7)                 *
Mr R Michaelson                      216,000   (8)                1.9%
                                                                  ----
All Directors and Executive
Officers as a group                4,366,951                     37.1%

     * Signifies less than 1%. All percentages calculated on the basis of 11,032,578 outstanding shares of Voting Common Stock. Shares subject to issuance upon presently exercisable options or Warrants are
          included  in  the  number  of  outstanding   shares  for  purposes  of
          calculating that holder's percentage interest, as well as the aggregate percentage interest of all Directors and Executive Officers as a group.

     (1) Includes presently exercisable options to purchase 100,000 shares and presently exercisable warrants to purchase 410,914 shares. 1,335,175 of such shares are beneficially owned by First Investments LLC, a Nevada limited liability company of which Mr. Baker owns 69% of the membership interests, with the remaining 31% of the membership interests being owned by Search for a Cure LLC. 684,000 of such shares are owned by Focused Healthcare Partners Ltd, a Bahamas corporation which is controlled by Mr. Baker. 490,914 of such shares (including the 410,914 shares subject to presently exercisable warrants noted above) are beneficially owned by Focused Healthcare Partners LLC, a New Jersey limited liability company which is controlled by Mr. Baker.

     (2)  Includes presently exercisable options to purchase 10,000 shares

     (3)  Includes presently exercisable options to purchase 17,500 shares

     (4)  Includes presently exercisable options to purchase 100,000 shares

     (5)  Includes presently exercisable options to purchase 10,000 shares

     (6)  Includes presently exercisable options to purchase 20,000 shares

     (7) Includes presently exercisable options to purchase 30,000 shares, plus 50,000 shares beneficially owned by Moven LLC, a Delaware limited liability company that is controlled by Mr. Griffiths.

     (8) Includes presently exercisable options to purchase 45,000 shares, plus 150,000 shares beneficially owned by Hawk Investments LLC, a Delaware limited liability company of which Mr. Michaelson is a member.

From time to time US depositary institutions hold shares on behalf of their clients to enable a market to be made in the LSR's shares. No holdings of 5% or more have been reported by those institutions at July 2, 2002.

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation paid or accrued by HLS for services rendered in all capacities to HLS during the years ended December 31, 2001, 2000 and 1999, as applicable, of those persons who were, at December 31, 2001, (i) the Executive Chairman (the UK equivalent of the Chief Executive Officer) (Mr. Baker) and (ii) the other officers of HLS whose total annual salary and bonus for the year ended December 31, 2001 exceeded $100,000 (Frank Bonner, Brian Cass and Julian Griffiths) (Messrs. Baker, Bonner, Cass and Griffiths collectively are referred to herein as the "Named Executive Officers"). No compensation was paid by LSR in 2001 to any officers or directors.

                                           Summary Compensation Table                            Long Term
                                               Annual Compensation                          Compensation Awards
                                                                      Other Annual                       Securities
                                                                      Compensation      Restricted       Underlying
Name and Principal Position    Year    Salary ($) (5)    Bonus ($)       ($)(6)       Stock Award ($)   Options (7)
---------------------------    ----    --------------    ---------       ------       ---------------   -----------
Andrew H. Baker                2001        288,006           -           95,990              -               -
Executive Chairman (1)         2000        288,000           -           95,040              -               -
                               1999        216,000        72,000         71,280              -               -

Brian Cass                     2001        280,741           -           153,311             -               -
Managing Director (2)          2000        288,800           -           153,936             -               -
                               1999        216,000        72,000         130,992             -             23,150

Frank Bonner                   2001        211,680           -           20,395              -            500,000
Science & Techology            2000        211,680           -           19,367              -            375,000
Director (3)                   1999        201,600        14,400         26,450              -            250,000

Julian T. Griffiths            2001        120,960           -           40,229              -            500,000
Finance Director (4)           2000        120,960           -           44,070              -            375,000
                               1999        113,435        14,400         53,562              -            750,000

(1) Mr. Baker has served as Executive Chairman of HLS since September 1998. He became Chairman and Chief Executive Officer of LSR on January 10, 2002. See "Employment Agreements - Andrew Baker".

(2) Mr. Cass has served as Managing Director of HLS since September 1998. He became President and Managing Director of LSR on January 10, 2002. See "Employment Agreements - Brian Cass".

(3) Dr. Bonner has served as Director of Science and Technology of HLS since September 1998. See "Employment Agreements - Frank Bonner".

(4) Mr. Griffiths has served as Finance Director of HLS since February 1999. See "Employment Agreements - Julian Griffiths".

(5) All payments contained in this table were made in pounds sterling. The amounts listed were converted into US dollars on the basis of an exchange rate of $1.44 to(pound)1.00.

(6) For Mr. Baker, represents the benefits from a contribution to a private pension account. For Mr. Cass, represents the benefits from a contribution to a private pension account, a car allowance, private health insurance contributions and relocation reimbursement. For Dr. Bonner and Mr. Griffiths represents the benefits from a contribution to a private pension account, car allowance and private health insurance contributions.

(7) Represents options to acquire Huntingdon ordinary shares, all of which are no longer exercisable in light of the Exchange Offer and the compulsory acquisition of Huntingdon by LSR completed on March 26, 2002.


Option Grants

      The following table sets forth the grants of HLS stock options during the year ended December 31, 2001, to the Named Executive Officers:

                        Option Grants In Last Fiscal Year

                               No. of
                             Securities       % of Total                      Market Price                Grant Date
                             Underlying     Options Granted    Exercise or     at Date of                   Present
                              Options       to Employees in    Base Price        Grant       Expiration      Value
          Name              Granted (#)       Fiscal Year        ($/Sh)          ($/Sh)         Date        ($/Sh)
          ----              -----------       -----------        ------          ------         ----        ------
Andrew H. Baker                  0                 0                -              -              -            -
Brian Cass                       0                 0                -              -              -            -
Julian T. Griffiths (1)       500,000            6.5%              5p            2.25p         4/27/11    $42,191(3)
Frank Bonner (2)              500,000            6.5%              5p            2.25p         4/27/11    $42,191(3)

(1) Under Huntingdon's Incentive Option Plan, Mr. Griffiths was granted on April 27, 2001 options to purchase 500,000 ordinary shares of Huntingdon at an exercise price of 5p, the nominal value of the ordinary shares.

(2) Under Huntingdon's Incentive Option Plan, Dr. Bonner was granted on April 27, 2001 options to purchase 500,000 ordinary shares of Huntingdon at an exercise price of 5p, the nominal value of the ordinary shares.

(3) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was used to estimate the grant date present value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy in valuing options. All option valuation models, including Black-Scholes, require a prediction about the future movement of the stock price. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. The estimated value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 3.72 percent; expected dividend yields of 0.00 percent; expected life of 5.0 years for the Incentive Plan; expected volatility of 40.0 percent. Note, however, that as a result of completion of LSR's compulsory acquisition of all remaining outstanding ordinary shares of Huntingdon, effective March 26, 2002, Huntingdon is now a wholly owned subsidiary of LSR, Huntingdon's ordinary shares no longer trade on any stock exchange, and options with respect to Huntingdon are no longer exercisable and thus have no value.

Other Stock Options

     Under the terms of its Incentive Option Plan, on April 27, 2001, Huntingdon granted options to purchase an aggregate of 7,750,000 ordinary shares of Huntingdon to a broad group of employees (approximately 50 persons). All such options were granted at an exercise price of 5p per share, at a time when Huntingdon's ordinary shares were trading at 2.25p per share on the London Stock Exchange. As a result of the completion by LSR on March 26, 2002 of the compulsory acquisition of all remaining outstanding ordinary shares of
Huntingdon, Huntingdon is now a wholly owned subsidiary of LSR; Huntingdon's ordinary shares no longer trade on any stock exchange; and all such Huntingdon options are no longer exercisable and thus have no value.

LSR 2001 Equity Incentive Plan (the "LSR 2001 Equity Incentive Plan")

     The LSR 2001 Equity Incentive Plan was adopted effective October 4, 2001. Adoption of the LSR 2001 Equity Incentive Plan will enable LSR to use stock options (and other stock-based awards) as a means to attract, retain and motivate key personnel.

     Awards under the LSR 2001 Equity Incentive Plan may be granted by a committee designated by the LSR Board pursuant to the terms of the LSR 2001 Equity Incentive Plan (which has designated the Compensation Committee for such purpose) and may include: (i) options to purchase shares of LSR Voting Common Stock, including incentive stock options ("ISOs"), non-qualified stock options or both; (ii) stock appreciation rights ("SARs"), whether in conjunction with the grant of stock options or independent of such grant, or stock appreciation rights that are only exercisable in the event of a change in control or upon other events; (iii) restricted stock consisting of shares that are subject to forfeiture based on the failure to satisfy employment-related restrictions; (iv) deferred stock, representing the right to receive shares of stock in the future;
(v) bonus stock and awards in lieu of cash compensation; (vi) dividend equivalents, consisting of a right to receive cash, other awards, or other property equal in value to dividends paid with respect to a specified number of shares of LSR Voting Common Stock or other periodic payments; or (vii) other awards not otherwise provided for, the value of which are based in whole or in part upon the value of the LSR Voting Common Stock. Awards granted under the LSR 2001 Equity Incentive Plan are generally not assignable or transferable except pursuant to a will and by operation of law.

     The flexible terms of the LSR 2001 Equity Incentive Plan are intended to, among other things, permit the stock option committee to impose performance conditions with respect to any award, thereby requiring forfeiture of all or part of any award if performance objectives are not met or linking the time of exercisability or settlement of an award to the attainment of performance conditions. For awards intended to qualify as "performance-based compensation" within the meaning of Section 162 (m) of the United States Internal Revenue Code such performance objectives shall be based solely on (i) annual return on capital; (ii) annual earnings or earnings per share; (iii) annual cash flow provided by operations; (iv) changes in annual revenues; (v) stock price; and/or
(vi) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, and goals relating to acquisitions or divestitures.

     LSR's Compensation Committee, which administers the 2001 LSR Equity Incentive Plan, has the authority, among other things, to: (i) select the directors, officers and other employees and independent contractors entitled to receive awards under the 2001 LSR Equity Incentive Plan; (ii) determine the form of awards, or combinations of awards, and whether such awards are to operate on a tandem basis or in conjunction with other awards; (iii) determine the number of shares of LSR Voting Common Stock or units or rights covered by an award; and
(iv) determine the terms and conditions of any awards granted under the 2001 LSR Equity Incentive Plan, including any restrictions or limitations on transfer, any vesting schedules or the acceleration of vesting schedules, any forfeiture provision or waiver of the same and including any terms and conditions necessary or desirable to ensure the optimal tax result for participating personnel and the Company including by way of example to ensure that there is no tax on the grant of the rights and that such tax only arises on the exercise of rights or otherwise when the LSR Voting Common Stock unconditionally vests and is at the disposal of such participating personnel. The exercise price at which shares of LSR Voting Common Stock may be purchased pursuant to the grant of stock options under the 2001 LSR Equity Incentive Plan is to be determined by the Compensation Committee at the time of grant in its discretion, which discretion includes the ability to set an exercise price that is below the fair market value of the shares of LSR Voting Common Stock covered by such grant at the time of grant.

     The number of shares of LSR Voting Common Stock that may be subject to outstanding awards granted under the 2001 LSR Equity Incentive Plan (determined immediately after the grant of any award), may not exceed 20 percent of the aggregate number of shares of LSR Voting Common Stock then outstanding.

     The 2001 LSR Equity Incentive Plan may be amended, altered, suspended, discontinued, or terminated by the LSR Board without LSR Common Stockholder approval unless such approval is required by law or regulation or under the rules of any stock exchange or automated quotation system on which LSR Voting Common Stock is then listed or quoted. Thus, LSR Common Stockholder approval will not necessarily be required for amendments which might increase the cost of the plan or broaden eligibility. LSR Common Stockholder approval will not be deemed to be required under laws or regulations that condition favorable tax treatment on such approval, although the LSR Board may, in its discretion, seek LSR Common Stockholder approval in any circumstances in which it deems such approval advisable.

     No awards were granted in 2001 pursuant to the 2001 LSR Equity Incentive Plan.

     LSR made grants under the LSR 2001 Equity Incentive Plan on March 1, 2002 to certain directors and employees, including the Named Executive Officers:


     Grants to Directors
     -------------------

     Name                          Number Granted

     Gabor Balthazar               20,000
     John Caldwell                 20,000
     Kirby Cramer                  40,000


     Grants to Named Executive Officers
     ----------------------------------

     Name                          Number Granted

     Andrew Baker                  200,000
     Brian Cass                    200,000
     Frank Bonner                  35,000
     Julian Griffiths              60,000
     Richard Michaelson            90,000

     All such options have ten-year terms; 50% of the shares subject to grant are immediately exercisable with the remaining 50% exercisable one year after the grant date; and all have an exercise price of $1.50 per share, the price at which the Company sold shares of Common Stock in the Private Placement. Options to purchase an aggregate of 1,142,000 shares of LSR Common Stock (including those specified above) were granted to employees and directors on March 1, 2002, on the terms set forth above.

Option Exercises and Fiscal Year-End Values

No options to purchase HLS ordinary shares were exercised by the Named Executive Officers (or any other persons) during the fiscal year ended December 31, 2001. The following table lists the number and value of the unexercised options to purchase HLS ordinary shares held by the Named Executive Officers at December 31, 2001.


    Aggregated Option Exercises In Last Fiscal Year and FY-End Option Values

                                                                 Number of Securities         Value of Unexercised
                                                                Underlying Unexercised        In-the-Money Options
                              Shares                            Options at FY-End (#)             at FY-End ($)
                             Acquired     Value Realized
         Name           on Exercise (#)          ($)          Exercisable/Unexercisable     Exercisable/Unexercisable
         ----              ------------          ---          -------------------------     -------------------------
Andrew Baker (1)               -                  -               5,000,000/0                      $0/$0 (5)
Frank Bonner (2)               -                  -               600,000/500,000                  $0/$0 (5)
Brian Cass (3)                 -                  -               5,000,000/23,142                 $0/$0 (5)
Julian Griffiths (4)           -                  -               500,000/500,000                  $0/$0 (5)


-------------------

(1) Mr. Baker received on September 2, 1998 options to purchase 5,000,000 ordinary shares of HLS at an exercise price of 12.5p per share, all of which became exercisable on September 2, 2001.

(2)  Dr. Bonner received the following option grants for HLS ordinary shares:

Grant Date               Number       Exercise Price     Date First Exercisable

December 1, 1997        100,000             50p         December 1, 1999
December 31, 1998       500,000            12.5p        December 31, 2001
April 27, 2001          500,000              5p         April 27, 2004

(3)  Mr. Cass received the following option grants for HLS ordinary shares:

Grant Date                Number     Exercise Price     Date First Exercisable

December 3, 1998         5,000,000       12.5p           December 3, 2001
September 9, 1999         23,142          14p            November 21, 2002

(4)  Mr. Griffiths received the following option grants for HLS ordinary shares:

 Grant Date               Number      Exercise Price     Date First Exercisable

 March 29, 1999           500,000        19.25p           March 29, 2002
 April 27, 2001           500,000          5p             April 27, 2004

(5) None of such options were in the money as of March 31, 2001. As a result of the completion on March 26, 2002 of LSR's compulsory acquisition of all remaining outstanding ordinary shares of HLS, HLS is now a wholly owned subsidiary of LSR, Huntingdon's ordinary shares no longer trade on any stock exchange, and options to purchase HLS ordinary shares are no longer exercisable and thus have no value.

Pension Contributions

     Under the terms of their respective employment agreements, Messrs. Baker and Cass each received contributions to his private pension arrangements equivalent to 33% of his annual base salary. See "Employment Agreements".

Compensation of Directors

     Mr. Walter Stapfer received no compensation for serving as the sole director of LSR from July 19, 2001 to January 10, 2002. Since January 10, 2002 non-employee directors (Messrs. Balthazar, Caldwell and Cramer) receive an annual cash payment of $25,000 for their services as directors of LSR, payable quarterly. Messrs. Bonner and Griffiths received no payment for their services as a director from January 10, 2002 until their June 11, 2002 resignations, and Messrs. Baker and Cass receive no compensation for their services as director because they are employees of the Company or its subsidiaries. Directors receive no additional per-meeting payments or payments for service on committees of the Board.

     Non-employee directors (Messrs. Balthazar, Caldwell and Cramer) received on March 1, 2002, a grant of ten-year options to purchase 10,000 shares of LSR Common Stock at an exercise price of $1.50 per share, the same price at which shares were sold in the Private Placement. Each such option vested 50% on grant and 50% on the first anniversary of the date of grant. Mr. Cramer also received a grant of additional options to purchase 10,000 shares of LSR Common Stock on such date, on the same terms described above, in light of the expiration as a result of the Exchange Offer of Mr. Cramer's 1998 "founder options" in Huntingdon.

     Each director is reimbursed for all travel expenses related to each meeting of the Board or Committee that he attends in person.

Compensation Committee Interlocks and Insider Participation

     Messrs. Balthazar, Caldwell and Cramer comprise the Compensation Committee. Neither Mr. Balthazar nor Mr. Caldwell has ever served as an officer or employee of LSR or Huntingdon. Mr. Cramer served as an Executive Director of Huntingdon during 2001 at an annual salary of $60,000. Mr. Cramer no longer serves in that capacity and has been a non-employee director of LSR since January 10, 2002. In addition, during 2001 Mr. Cramer was a member of FHP, but no longer has any membership interests in FHP. See "Certain Relationships and Transactions with Related Persons". No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Employment Agreements

         Andrew Baker

     The services of Mr. Baker are provided for not less than 100 days per year through a management services contract between Huntingdon and FHP. Mr. Baker controls FHP. Under the contract, FHP agrees to provide the services of Mr. Baker as Chairman and CEO of the Company. The management services contract will continue until terminated on 12 months' written notice from either party.

     Under the management services contract FHP is paid an annual fee of (pound)200,000. Mr. Baker receives contributions to his private pension arrangements equivalent to 33 percent of this basic annual fee. The management services contract may be terminated if either FHP or Mr. Baker is guilty of serious misconduct or is in material breach of the terms of the contract, among other reasons. In the event of termination without "cause" following a "change in control", as defined, FHP would receive a payment equal to 2.99 times this annualized fee plus an amount equal to 2.99 times all incentive compensation earned or received by FHP or Mr. Baker during the 12 months prior to termination.

     Both FHP and Mr. Baker are bound by confidentiality restrictions and a restriction preventing Mr. Baker from holding any interests conflicting with those of the Company, without the Company's consent. Mr. Baker has undertaken to the Company that, during the continuance of the management services contract, he will not without the prior consent of the Company, be concerned or interested in any business which competes or conflicts with the business of the Company.

         Brian Cass

     The services of Mr. Cass are provided through a service agreement between Huntingdon Life Sciences Limited (a wholly owned subsidiary of Huntingdon) and Mr. Cass, which appoints Mr. Cass as President/Managing Director of the Company. Mr. Cass' service agreement can be terminated on two years' written notice from either party.

     Mr. Cass receives a gross salary of (pound)200,000 per annum. Under the service agreement, Mr. Cass is also entitled to permanent health insurance, life insurance, personal accident insurance and medical expenses insurance. Mr. Cass receives contributions to his private pension arrangements equivalent to 33 percent of his basic annual salary. He is also entitled to a non-pensionable car allowance of (pound)1,000 gross per month. Mr. Cass' service agreement also provides for payment to Mr. Cass of a bonus, at the absolute discretion of the Company's Board. In the event of termination without "cause" following a "change in control", as defined, Mr. Cass would receive a payment equal to 2.99 times his annual salary plus an amount equal to 2.99 times all incentive compensation earned or received by Mr. Cass during the 12 months prior to termination.

     Mr. Cass' service agreement may be terminated if Mr. Cass is guilty of serious misconduct or is in material breach of the terms of the service agreement or is in breach of the UK model code for securities transactions by directors of listed companies, among other reasons.

     Mr. Cass is bound by confidentiality restrictions and a restriction preventing him from being engaged, concerned or interested in any business that conflicts with the business of the Company or any subsidiary unless either the Company's Board otherwise consents or the interest is limited to a holding or other interest of no more than 5 percent of the total amount of shares or securities of any company quoted on a recognized investment exchange.

         Frank Bonner

     The services of Dr. Bonner are provided through a service agreement between Huntingdon Life Sciences Limited (a wholly owned subsidiary of Huntingdon) and Dr. Bonner, and appoints Dr. Bonner as Science and Technology Director of Huntingdon. Dr. Bonner's service agreement can be terminated on six months' written notice by Dr. Bonner or twelve months' written notice by Huntingdon Life Sciences Limited.

     Dr. Bonner receives a salary of (pound)147,000 gross per annum and is entitled to permanent health insurance, life insurance, personal accident insurance and medical expenses insurance. He is entitled to a bonus at the absolute discretion of the Company's Board. In the event of termination without "cause" following a "change in control", as defined, Dr. Bonner would receive a payment equal to 2.99 times his annual salary plus an amount equal to 2.99 times all incentive compensation earned or received by Dr. Bonner during the 12 months prior to termination.

     Dr. Bonner's service agreement may be terminated if Dr. Bonner is guilty of serious misconduct or is in material breach of the terms of the service agreement, among other reasons.

     Dr. Bonner is bound by confidentiality restrictions and a restriction preventing him from being engaged, concerned or interested in any business conflicting with the business of the Company or any subsidiary, unless either the Company otherwise consents or the interest is limited to a holding or other interest of no more than 5 percent of the total amount of shares or securities of any company quoted on a recognized investment exchange.

         Julian Griffiths

     The services of Mr. Griffiths are provided through a service agreement between him and Huntingdon Life Sciences Limited (a wholly owned subsidiary of Huntingdon). The service agreement appoints Mr. Griffiths as Finance Director of Huntingdon. Mr. Griffiths' service agreement will continue until terminated by Mr. Griffiths on six months' written notice or by Huntingdon Life Sciences Limited on 12 months' written notice. In the event of termination without "cause" following a "change in control", as defined, Mr. Griffiths would receive a payment equal to 2.99 times his annual salary plus an amount equal to 2.99 times all incentive compensation earned or received by Mr. Griffiths during the 12 months prior to termination.

     Mr. Griffiths receives an annual salary of(pound)125,000 gross and is entitled to permanent health insurance, life insurance, personal accident insurance, medical expenses insurance and pension benefits. Mr. Griffiths' service agreement also provides for the payment of a bonus to Mr. Griffiths in the absolute discretion of the Huntingdon Board.

     In addition, Mr. Griffiths is entitled to a non-pensionable car allowance of(pound)750 gross per month.

     The agreement may be terminated if Mr. Griffiths is guilty of serious misconduct or is in material breach of the terms of the service agreement, among other reasons.

     Mr. Griffiths is bound by confidentiality restrictions and a restriction preventing him from being engaged, concerned or interested in any business conflicting with the business of the Company or any subsidiary unless either the Company's Board otherwise consents or the interest is limited to a holding or other interest of no more than 5 percent of the total amount of shares or securities of any company quoted on a recognized investment exchange.

         Richard Michaelson

     The services of Mr. Michaelson are provided through a service agreement between him and Huntingdon Life Sciences Inc. (a wholly owned subsidiary of Huntingdon). The service agreement appoints Mr. Michaelson as Chief Financial Officer and Secretary of the Company. Mr. Michaelson's service agreement will continue until terminated by Mr. Michaelson on thirty days' written notice or by Huntingdon Life Sciences Inc. on 12 months' written notice. In the event of termination without "cause" following a "change in control", as defined, Mr. Michaelson would receive a payment equal to 2.99 times his annual salary plus an amount equal to 2.99 times all incentive compensation earned or received by Mr. Michaelson during the 12 months prior to termination.

     Mr. Michaelson receives an annual salary of $200,000 gross and is entitled to permanent health insurance, life insurance, personal accident insurance, medical expenses insurance and participation in the 401(k) Plan of Huntingdon Life Sciences Inc. Mr. Michaelson's service agreement also provides for the payment of a bonus to Mr. Michaelson in the absolute discretion of the Company's Board.

     In addition, Mr. Michaelson is entitled to a car allowance of $1,000 gross per month.

     The agreement may be terminated if Mr. Michaelson is guilty of serious misconduct or is in material breach of the terms of the service agreement, among other reasons.

     Mr. Michaelson is bound by confidentiality restrictions and a restriction preventing him from being engaged, concerned or interested in any business conflicting with the business of the Company or any subsidiary unless the Board otherwise consents or the interest is limited to a holding or other interest of no more than 5 percent of the total amount of shares or securities of any company quoted on a recognized investment exchange.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Private Placement. On March 28, 2002 LSR completed the sale of 5,085,334 shares of Common Stock in a private placement transaction (the "Private Placement"). All shares were sold for a purchase price of $1.50 per share. Certain persons related to LSR purchased shares of LSR Common Stock in the Private Placement:

               Andrew Baker. Mr. Baker, Chairman and CEO of LSR, acquired 1,480,000 shares of LSR Common Stock in the Private Placement. 1,400,000 of such shares were acquired through conversion of $2,100,000 of the (pound)2,000,000 ($2,910,000) loan made by Mr. Baker to Huntingdon in September 2000 (the "Baker Loan") and 80,000 shares were acquired through conversion of a portion of the $550,000 participation in the Baker Loan entered into by FHP in March 2001 (the "FHP Participation").

               Brian Cass. Mr. Cass, a Director and President and Managing Director of LSR, acquired 400,000 shares of LSR Common Stock in the Private Placement. Mr. Cass acquired such shares through the delivery of two promissory notes. Both such promissory notes, each in the amount of (pound)211,678.60, are due on March 28, 2007; bear interest at the rate of 5% per annum; and are secured by the 200,000 shares of LSR Common Stock purchased with the proceeds of each such loan. The due date of each promissory note would be accelerated if Mr. Cass voluntarily resigned from his employment with LSR or had his employment terminated. Repayment of one of the promissory notes will be made by the automatic deduction of (pound)39,600 per year during the first year and (pound)38,940 in each of the next four years from the (pound)66,000 per year pension contribution made by the Company to a pension plan established by Mr. Cass. The other note is further collateralized by the (pound)214,500 accrued in such pension account. In addition, one-third of any yearly bonus received by Mr. Cass will be used to reduce principal of one of the promissory notes.

               Richard Michaelson. Mr. Michaelson, Chief Financial Officer and Secretary of LSR, acquired 150,000 shares of LSR Common Stock in the Private Placement. 100,000 of such shares were acquired for cash and 50,000 of such shares were acquired through conversion of a portion of the FHP Participation, representing Mr. Michaelson's former ownership interests in FHP. Mr. Michaelson no longer has any ownership interest in FHP.

               Julian Griffiths. Mr. Griffiths, formerly a director of LSR and currently Finance Director of Huntingdon, acquired 50,000 shares of LSR Common Stock in the Private Placement. Mr. Griffiths acquired such shares through the delivery of a promissory note in the principal amount of(pound)52,816.90, which is due on March 28, 2007; bears interest at the rate of 5% per annum; and is secured by the 50,000 shares of LSR Common Stock purchased with the proceeds of the loan. Repayment of the promissory note will be made by automatic monthly deduction of(pound)943.56 from Mr. Griffith's Huntingdon salary.

               Kirby Cramer. Mr. Cramer, a director of LSR, acquired 706,667 shares of LSR Common Stock in the Private Placement. 666,667 of such shares were acquired for cash. 40,000 of such shares were acquired through conversion of a portion of the FHP Participation, representing Mr. Cramer's former ownership interest in FHP. Mr. Cramer no longer has any ownership interest in FHP.

     FHP Warrants. The FHP Warrants were approved at the June 11, 2002 Annual Meeting of Stockholders of LSR. FHP is controlled by Andrew Baker, Chairman and Chief Executive Officer of LSR. Mr. Baker is currently the beneficial owner of 2,610,089 shares of LSR Common Stock.

     Baker Loan. In September 2000 Mr. Baker made the Baker Loan to Huntingdon. $1,445,400 of this amount was drawn down immediately, a further $705,400 and $300,000 were drawn down on March 21, 2001 and May 21, 2001, respectively, while the final $450,000 was drawn down on July 18, 2001. The loan is repayable on demand, although it is subordinate to the Company's $33 million bank loan, it is unsecured and interest is payable monthly at a rate of 10% per annum. By Amendment No. 2 to the Baker Loan, dated March 20, 2001, FHP became party to the loan and $550,000 of the amount loaned was transferred to FHP. On March 28, 2002 $2,100,000 of Mr. Baker's loan was converted into 1,400,000 shares of LSR Common Stock and $300,000 of FHP's loan was converted into 200,000 shares of LSR Common Stock. As a result of such conversions approximately $260,000 remains payable to Mr. Baker and $250,000 remains payable to FHP.

     In view of the proposed participation in the Private Placement by certain directors and officers of LSR and Huntingdon, a Special Committee of the LSR Board was formed to consider, negotiate and approve the Company's decision to sell shares in the Private Placement and the terms of that sale. The members of the Special Committee were Messrs. Balathazar and Caldwell, both of whom are non-employee directors considered to be independent directors and neither of whom participated in the Private Placement.

OWNERSHIP

     The following table sets forth certain information, to the knowledge of LSR, regarding the beneficial ownership of LSR Voting Common Stock as of July 1, 2002 by all stockholders known by LSR (based on public filings with the Commission, except as otherwise noted) to be the beneficial owners of more than 5% of the outstanding shares of LSR Voting Common Stock. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as noted below, each person has full voting and investment power over the shares indicated.

               Name and Address        Number of Shares of Common Stock     Percent of Common Stock
              of Beneficial Owner             Beneficially Owned             Beneficially Owned (1)
              -------------------             ------------------             ----------------------
Andrew H. Baker                                  2,610,089 (2)                       22.6%
c/o Life Sciences Research, Inc.
Mettlers Road
East Millstone, NJ  08875

Kirby L. Cramer                                   903,007 (3)                         8.1%
c/o Life Sciences Research, Inc.
Mettlers Road
East Millstone, NJ  08875

---------------

(1) Calculated pursuant to Rule 13d-3 promulgated under the Exchange Act and based on 11,032,578 shares of LSR Voting Common Stock outstanding as of the Record Date.

(2) Mr. Baker is the Chairman and Chief Executive Officer of the Company. Includes beneficial ownership of (a) 100,000 shares issuable upon exercise of fully vested and presently exercisable options to purchase LSR Voting Common Stock and (b) 410,914 shares issuable upon exercise of the FHP Warrants. Based on Company records and a Schedule 13D Amendment filed by Mr. Baker on June 17, 2002. 1,335,175 of such shares are beneficially owned by First Investments LLC, a Nevada limited liability company of which Mr. Baker owns 69% of the membership interests, with the remaining 31% of the membership interests being owned by Search for a Cure LLC. 684,000 of such shares are owned by Focused Healthcare Partners Ltd, a Bahamas corporation which is controlled by Mr. Baker. 490,914 of such shares (including the 410,914 shares subject to the FHP Warrants noted above) are beneficially owned by Focused Healthcare Partners LLC, a New Jersey limited liability company which is controlled by Mr. Baker.

(3) Mr. Cramer is a director of the Company. Based on Company records, a Form 4 filed by Mr. Cramer dated April 8, 2002 and a Schedule 13D filed by Mr. Cramer on April 8, 2002.



LEGAL MATTERS

     The legality of the LSR Voting Common Stock offered by this document will be passed on by Ballard Spahr Andrew & Ingersoll, LLP, 300 East Lombard Street, Baltimore, Maryland 21202, special counsel to LSR.

EXPERTS

     The financial statements of Life Sciences Research, Inc. as of December 31, 2001, and for the period ended December 31, 2001 and Huntingdon Life Sciences Group Plc as of December 31, 2001 and 2000, and for the years ended December 31, 2002, 2000 and 1999, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     LSR has previously filed reports and other information with the SEC which are available over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document that LSR has filed at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at +1-(800)-SEC-0330 for more information on the public reference rooms and their copy charges.

     We are subject to the periodic reporting requirements of the Exchange Act and consequently, file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other matters on Form 8-K.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Maryland General Corporation Law (MGCL) requires a corporation, unless its charter provides otherwise, which the LSR Charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

     o the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;
     o the director or officer actually received an improper personal benefit in money, property or services; or
     o in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     The indemnification may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding, except that if the proceeding is one by or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. Indemnification may be ordered by a court of appropriate jurisdiction, both in connection with proceedings by the corporation and where the director or officer was adjudged to be liable on the basis of improper personal benefit, but only for expenses. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

     In addition, the MGCL requires LSR, as a condition to advancing expenses prior to final disposition of the proceeding, to obtain a written affirmation by the LSR Director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by LSR and a written undertaking by him or on his behalf to repay the amount paid or reimbursed by LSR if it is ultimately determined that the standard of conduct was not met.

     The LSR Charter provides LSR with the power to the maximum extent permitted under the MGCL, to obligate itself to indemnify and advance expenses to any person who is made a party to any proceeding by reason of the fact that such person is or was an LSR Director or officer of LSR, or is or was serving at the request of LSR as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise. The LSR Bylaws provide that LSR, to the maximum extent permitted under the MGCL, will indemnify, and pay the expenses of, any person who is made a party to any proceeding by reason of the fact that such person is or was an LSR Director or officer of LSR, or is or was serving at the request of LSR as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS                                  Page
Year Ended December 31, 2001

Life Sciences Research, Inc.

Report of Deloitte & Touche - Report of Independent Auditors                 F-3

Balance Sheet - December 31, 2001                                            F-4

Statement of Operations
Period from July 19, 2001 (date of inception) to December 31, 2001           F-5

Statement of Shareholders' Deficit -
Period from July 19, 2001 (date of inception) to December 31, 2001           F-6

Statement of Cash Flows - Period from July 19, 2001 (date of inception)
to December 31, 2001                                                         F-7

Notes to Financial Statements                                                F-8

Huntingdon Life Sciences Group plc

Report of Deloitte & Touche - Report of Independent Auditors                F-12

Consolidated Balance Sheets - December 31, 2001 and 2000                    F-13

Consolidated Statements of Operations and Comprehensive Loss -
Years ended December 31, 2001, 2000 and 1999                                F-14

Consolidated Statements of Changes in Shareholders' (Deficit)/Equity -
Years ended December 31, 2001, 2000 and 1999                                F-15

Consolidated Statements of Cash Flows -
Years ended December 31, 2001, 2000 and 1999                                F-16

Notes to Consolidated Financial Statements                                  F-17

Quarter Ended March 31, 2002

Condensed Consolidated Statements of Operations                             F-39
And Comprehensive Loss for the three months
Ended March 31, 2002

Condensed Consolidated Statement of Changes in                              F-40
Shareholders' (Deficit)/Equity

Condensed Consolidated Balance Sheets at March 31, 2002                     F-41
And December 31, 2001

Condensed Consolidated Statements of Cash Flows for the                     F-42
Three months ended March 31, 2002 and 2001

Notes to Condensed Consolidated Financial Statements                        F-43

REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Shareholders of Life Sciences Research, Inc.

We have audited the accompanying balance sheet of Life Sciences Research, Inc. (the "Company") as of December 31, 2001 and the related statements of operations, shareholder's deficit and cash flows for the period from July 19, 2001 (date of inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material aspects, the financial position of the Company as of December 31, 2001 and the result of its operations and its cash flows for the period from July 19, 2001 (date of inception) to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.





Deloitte & Touche

Chartered Accountants
London
England

April 12, 2002

Life Sciences Research, Inc.

Balance Sheet

                                                              December 31,
                                                                      2001
ASSETS                                                                 $
Current assets:
Cash                                                                   150
Prepaid expenses                                                   217,305
                                                             --------------
Total current assets                                               217,455
                                                             --------------

                                                             --------------
Total assets                                                       217,455
                                                             --------------
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
Accounts payable                                                 1,399,000
                                                             --------------
Total current liabilities                                        1,399,000
                                                             --------------

                                                             --------------
Total liabilities                                                1,399,000
Shareholder's deficit
Voting Common Stock, $0.01 par value
50,000,000 shares authorised and 100 shares issued                       1
Paid-in capital                                                    430,149
Accumulated deficit                                            (1,611,695)
                                                             --------------
Total shareholder's deficit                                    (1,181,545)
                                                             --------------
                                                             --------------
Total liabilities and shareholder's deficit                      (217,455)
                                                             --------------
                                                             --------------


The accompanying notes are an integral part of these financial statements.

Life Sciences Research, Inc.

Statement of Operations
Period from July 19, 2001 (date of inception) to December 31, 2001

                                                         $

Other operating expenses                             1,611,695
                                               ----------------
Net Loss                                             1,611,695
                                               ----------------


The accompanying notes are an integral part of these financial statements.


Life Sciences Research, Inc.

Statement of Shareholders' Deficit
Period from July 19, 2001 (date of inception) to December 31, 2001

                                               Common Stock       Paid in        Accumulated           Total
                                                          $       Capital            Deficit
                                                                        $                  $               $
Issuance of stock                                        1           149                   -              150
Issuance of warrants (note 4)                                    430,000                   -          430,000
Net loss                                                 -             -          (1,611,695)      (1,611,695)

                                               ------------- ------------- ------------------ ---------------
Balance, December 31, 2001                               1       430,149          (1,611,695)      (1,181,545)
                                               ------------- ------------- ------------------ ---------------


The accompanying notes are an integral part of these financial statements.

Life Sciences Research, Inc.

Statement of Cash Flows
Period from July 19, 2001 (date of inception) to December 31, 2001

Cash flows from operating activities:                                 $

Net loss                                                         (1,611,695)
Adjustments to reconcile net loss  to net cash used in
operating activities
     Issuance of warrants (note 4)                                 430,000
     Prepaid expenses                                             (217,305)
     Accounts payable                                             1,399,000
                                                              --------------
Net cash used in operating activities                                     -


Cash flows from financing activities:

Proceeds from issue of common stock                                     150
                                                               --------------
Net cash provided by financing activities                               150

Net increase in cash                                                    150

Cash, beginning of period                                                -

Cash, end of period                                                     150
                                                             ----------------


The accompanying notes are an integral part of these financial statements.

Life Sciences Research, Inc.

Notes to Financial Statements
Period from July 19, 2001 to December 31, 2001

1.       Organisation

Life Sciences Research, Inc. ("LSR") was incorporated in Maryland on July 19, 2001 solely for the purpose of making an offer (the "Offer") to acquire the whole of the issued and outstanding ordinary share capital of Huntingdon Life Sciences Group plc ("Huntingdon"), a UK based group. The Offer was made on October 16, 2001 and was declared unconditional on January 10, 2002, at which time LSR acquired approximately 89% of the outstanding ordinary shares of Huntingdon in exchange for approximately 5.3 million shares of LSR Voting Common Stock. The subsequent offer period expired on February 7, 2002, by which time approximately 92% of the outstanding ordinary shares had been offered for exchange. The Company completed its compulsory purchase under UK law of the remaining outstanding ordinary shares of Huntingdon on March 26, 2002 at which time Huntingdon became a wholly owned subsidiary of LSR, in exchange for a total of approximately 5.9 million shares of LSR Voting Common Stock (the "Exchange Offer").

Since incorporation, LSR has had no operations and has incurred expenses relating principally to the Offer and the issuance of warrants. The reasons for the Offer are to enable the proposed investors in LSR (the "LSR Investors") to invest in Huntingdon on terms they consider to be advantageous and to allow the ownership of Huntingdon to be re-domiciled to the United States.

Huntingdon provides pre-clinical and non-clinical biological safety evaluation research services to most of the world's leading pharmaceutical, biotechnology, agrochemical and industrial chemical companies. The purpose of this safety evaluation is to identify risks to humans, animals or the environment, resulting from the use or manufacture of a wide range of chemicals which are essential components of Huntingdon's clients' products. Huntingdon's services are designed to meet the regulatory requirements of governments around the world.

2.       Basis of preparation

Exchange Offer and private offering costs: As noted above, from July 19, 2001 (date of inception) to December 31, 2001, LSR had no operations of its own, but nevertheless incurred expenses relating to the Offer and has also incurred offering costs associated with a private offering of securities that occured in 2002 (see note 6, Subsequent Events). The expenses relating to the Offer have been expensed as incurred and as the costs of the private offering will be paid from the proceeds of that offering, the costs have been capitalised as of December 31, 2001 as prepaid expenses and will be netted against the proceeds of the private offering upon completion.

Income tax: Pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" ("SFAS 109"), the provision for income taxes includes US taxes currently payable and deferred income taxes arising as a result of temporary differences between financial and tax reporting calculated in accordance with the comprehensive liability method of accounting. Under this method, a company is required to recognise a deferred tax asset or liability for all temporary differences and operating losses. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of changes in tax rates is recognised in income in the period that the enactment date changes. Deferred tax assets and liabilities are reduced through the establishment of a valuation allowance where, based on available evidence, it is more likely than not that the deferred tax assets will not be realised. As of December 31, 2001 a valuation allowance has been recorded to reduce the deferred tax asset balance to zero.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

3.       Other operating expenses

Other operating expenses represent fees for legal services relating to the Offer by LSR for securities of Huntingdon. LSR is solely liable for such fees; Huntingdon did not issue any guarantee to fund such expenses.

4.       Share capital

LSR's authorized share capital is comprised of (a) 50,000,000 shares of voting common stock, par value $.01 per share ("Voting Common Stock"); (b) 5,000,000 shares of non-voting common stock, par value $.01 per share ("Non-Voting Common Stock"); and (c) 5,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). The holders of shares of Non-Voting Common Stock may, on at least 75 days' notice, exchange all or any portion of their shares of Non-Voting Common Stock for shares of Voting Common Stock, provided that such exchange does not result in any person becoming the beneficial owner of more than 5% of the shares of Voting Common Stock.

On July 17, 2001, Mr. Stapfer, a director of LSR, purchased 100 shares of LSR at a purchase price of $1.50 per share.

As of December 31, 2001, the issued share capital of LSR comprised of 100 shares of Voting Common Stock.

Subscription Agreements

On October 9, 2001 LSR entered into a subscription agreement with Mr. Stapfer (the "Stapfer Subscription Agreement") pursuant to which Mr. Stapfer agreed to purchase 99,900 shares of LSR Voting Common Stock at a purchase price of $1.50 per share (or an aggregate of $149,850).

On October 9, 2001, LSR also entered into a subscription agreement with two other investors in LSR, pursuant to which the investors agreed to purchase 900,000 shares of LSR Non-Voting Common Stock (convertible into shares of LSR Voting Common Stock) at a purchase price of $1.50 per share (or an aggregate of $1,350,000).

Warrants issued and to be issued by LSR

On October 9, 2001, LSR issued to Stephens Group Inc., a related party, warrants to purchase up to 704,425 shares of LSR Voting Common Stock at a purchase price of $1.50 per share. These warrants arose out of negotiations regarding the refinancing of Huntingdon's bank loan by the Stephens Group Inc., in January 2001. LSR has recognized the fair value of the warrants issued as an expense in the current period. The fair value of the warrants was estimated using the Black-Scholes pricing model.

The Board intends to ask LSR shareholders at the next shareholders' meeting to approve the issuance of additional warrants to purchase up to 410,914 shares of LSR Voting Common Stock at a purchase price of $1.50 per share to FHP, a related party. These warrants arose out of negotiations regarding the provision of a loan facility made available to Huntingdon on September 25, 2000 by Mr Baker, who controls FHP.

The warrants are exercisable at any time on or after the date that the Offer becomes wholly unconditional and will expire on the tenth anniversary of that date. Both the exercise price and the number of shares of LSR Voting Common Stock that are issuable upon the exercise of the LSR Warrants are subject to adjustment in the case of certain events, including stock splits, dividends or distributions, a reclassification, or the reorganisation, merger or consolidation of LSR.

5.       LSR 2001 Equity Incentive Plan

The LSR 2001 Equity Incentive Plan (the "Plan") was adopted on October 5, 2001. Under the Plan, stock options and other stock based awards can be granted as a means to attract, retain and motivate key personnel. The number of shares of LSR Voting Common Stock that may be subject to outstanding awards granted under the Plan may not exceed 20 per cent of the aggregate number of shares of LSR Voting Common Stock outstanding. No awards were granted during 2001 pursuant to the Plan.

6.       Subsequent events

As described in note 1, the Offer was declared unconditional on January 10, 2002, at which time LSR acquired approximately 89% of the outstanding ordinary shares of Huntingdon in exchange for approximately 5.3 million shares of LSR Voting Common Stock. The subsequent offer period expired on February 7, 2002, by which time approximately 92% of the outstanding ordinary shares had been offered for exchange. The Company completed its compulsory purchase under UK law of the remaining outstanding ordinary shares of Huntingdon on March 26, 2002 at which time Huntingdon became a wholly owned subsidiary of LSR, in exchange for a total of approximately 5.9 million shares of LSR Voting Common Stock Exchange Offer.

Under accounting principles generally accepted in the United States ("US GAAP"), the company whose stockholders retain the majority interest in a combined business must be treated as the acquirer for accounting purposes. Accordingly the Exchange Offer will be accounted for as a 'reverse acquisition' for financial reporting purposes. The reverse acquisition is deemed a capital transaction and the net assets of Huntingdon (the accounting acquirer) will be carried forward to LSR (the legal acquirer and the reporting entity) at their carrying value before the combination. Although Huntingdon is deemed to be the acquiring corporation for financial accounting and reporting purposes, the legal status of LSR as the surviving corporation does not change. The relevant acquisition process utilizes the capital structure of LSR and the assets and liabilities of Huntingdon are recorded at historical cost. Huntingdon will be the operating entity for financial reporting purposes and future financial statements of LSR will represent Huntingdon's financial position and results of operations.

On January 10, 2002, LSR issued 99,900 shares of Voting Common Stock to Mr Stapfer, a Director of LSR, and 900,000 shares of Non-Voting Common Stock (convertible into shares of LSR Voting Common Stock) to two other investors, at a purchase price of $1.50 per share (or an aggregate of $1,499,850).

On March 28, 2002 LSR closed the sale in a private placement of an aggregate of 5,085,334 shares of Voting Common Stock at a per share price of $1.50 per share. Of the aggregate proceeds of approximately $7.6 million, $4.4 million was in cash, $2.4 million represented the conversion into LSR equity of debt owed by Huntingdon to Mr Baker ($2.1 million) and FHP ($0.3 million) and $825,000 was paid with promissory notes. The $2.1 million of Mr Baker's loan was converted into 1,400,000 shares of LSR Voting Common Stock and $300,000 of FHP's loan was converted into 200,000 shares of LSR Voting Common Stock. As a result of such conversions, approximately $260,000 remains payable by Huntingdon to Mr Baker and $250,000 remains payable to FHP.

REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Shareholders of Huntingdon Life Sciences Group plc

We have audited the accompanying consolidated balance sheets of Huntingdon Life Sciences Group plc and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations and comprehensive loss, shareholders' (deficit)/equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies as of December 31, 2001 and 2000 and the results of their operations and their cash flows for the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.





Deloitte & Touche

Chartered Accountants
London
England

April 12, 2002


Huntingdon Life Sciences Group plc. and subsidiaries
Consolidated Balance Sheets

                                                                                       December 31,
                                                                                  2001            2000
                                                                                  $000            $000
                                      ASSETS
Current assets:
Cash and cash equivalents                                                        2,240           3,286
Accounts receivable, net of allowance for uncollectible
amounts of $164,000 (2000, $86,000)                                             18,257          16,454
Unbilled receivables                                                            13,920           8,866
Inventories                                                                      1,275           1,354
Prepaid expenses and other                                                       2,560           2,002
Deferred income taxes (note 5)                                                      73             493
                                                                          -------------  --------------
Total current assets                                                            38,325          32,455
                                                                          -------------  --------------

Property and equipment, net (note 4)                                            90,353          97,660
Investments                                                                        202             230
Unamortised capital bonds issue costs                                              691             872
Deferred income taxes (note 5)                                                  16,471          14,890
                                                                          -------------  --------------
Total assets                                                                   146,042         146,107
                                                                          -------------  --------------
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable                                                                 8,500           5,941
Accrued payroll and other benefits                                               2,323           1,591
Accrued expenses and other liabilities                                          10,336           6,602
Fees invoiced in advance                                                        17,722          16,221
Short-term debt (note 6)                                                           158          32,325
Related party loans (note 6)                                                         -           2,989
                                                                          -------------  --------------
Total current liabilities                                                       39,039          65,669
                                                                                         --------------
                                                                          -------------
Long-term debt (note 6)                                                         59,302          50,209
Related party loans (note 6)                                                    28,821               -
Other long-term liabilities (note 7)                                               174           1,817
Deferred income taxes (note 5)                                                  22,248          24,346
                                                                          -------------  --------------
Total liabilities                                                              149,584         142,041
Commitments and contingencies (note 8)
Shareholders (deficit)/equity  (note 9)
Authorised Shareholders' Equity, 400,000,000
(2000: 400,000,000)five pence Ordinary Shares.
Issued and outstanding 293,510,294 (2000: 292,184,962)                         24,114           24,030
five pence Ordinary Shares

Paid-in capital                                                                41,980           41,300
Currency translation adjustment                                               (4,360)          (4,434)
Accumulated deficit                                                          (65,276)         (56,830)
                                                                          ------------     ------------
Total shareholders' (deficit)/equity                                          (3,542)            4,066
                                                                          ------------     ------------
                                                                          ------------     ------------
Total liabilities and shareholders' (deficit)/equity                          146,042          146,107
                                                                          ------------     ------------


The accompanying notes are an integral part of these consolidated financial statements.


Huntingdon Life Sciences Group plc and subsidiaries
Consolidated Statements of Operations and Comprehensive Loss

                                                                      Year Ended December 31,
                                                                  2001                  2000                1999
                                                                  $000                  $000                $000
Revenues                                                        99,206                95,964              94,186
Cost of sales                                                 (84,133)              (80,740)            (82,890)
                                                    -------------------     -----------------     ---------------
Gross profit                                                    15,073                15,224              11,296
Selling and administrative expenses                           (15,966)              (15,140)            (14,603)
Other operating (expense)/income (note 12)                     (2,653)               (1,819)                 825
                                                    -------------------     -----------------     ---------------
Operating loss                                                 (3,546)               (1,735)             (2,482)
Interest income                                                    104                   181                 571
Interest expense                                               (6,614)               (7,385)             (6,934)
Other expense                                                  (1,386)               (3,544)             (1,550)
                                                    -------------------     -----------------     ---------------
Loss before income taxes                                      (11,442)              (12,483)            (10,395)
Income tax benefit (note 5)                                      2,996                 2,720               3,790
                                                    -------------------     -----------------     ---------------
Net loss for the year                                          (8,446)               (9,763)             (6,605)
Other comprehensive income/(loss), net of tax
Foreign currency translation adjustments                            74               (1,109)               (689)
                                                    -------------------     -----------------     ---------------
Total comprehensive loss for the year                          (8,372)              (10,872)             (7,294)
                                                    -------------------     -----------------     ---------------
                                                    -------------------     -----------------     ---------------
Loss per share
 -basic                                                        $(0.03)               $(0.03)             $(0.02)
 -diluted                                                      $(0.03)               $(0.03)             $(0.02)

Weighted average number of shares outstanding
 -basic                                                    293,421,084           291,206,073         291,010,294
 -diluted                                                  293,421,084           291,206,073         291,010,294


The accompanying notes are an integral part of these consolidated financial statements.



Huntingdon Life Sciences Group plc. and subsidiaries
Consolidated Statements of Changes in Shareholders' (Deficit)/Equity

                                        Ordinary   Ordinary   Additional       Accumulated      Accumulated      Total
                                         Shares     Shares      Paid in          Deficit           Other
                                                                Capital                        Comprehensive
                                                                                               (Loss)/Income
                                                                                                (Cumulative
                                                                                                Translation
                                                                                                Adjustments)
                                            000       $000        $000             $000             $000         $000
                                            ---       ----        ----             ----             -----        ----

Balance, December 31, 1998                291,010      23,942      41,300        (40,462)           (2,636)     22,144
Net loss for the year                           -           -           -         (6,605)                 -    (6,605)
Cumulative translation adjustment               -           -           -               -             (689)      (689)
                                       -------------------------------------------------------------------------------
Balance, December 31, 1999                291,010      23,942      41,300        (47,067)           (3,325)     14,850
Issue of shares                             1,175          88           -               -                 -         88
Net loss for the year                           -           -           -         (9,763)                 -    (9,763)
Cumulative translation adjustments              -           -           -               -           (1,109)    (1,109)
                                       -------------------------------------------------------------------------------
Balance, December 31, 2000                292,185      24,030      41,300        (56,830)           (4,434)      4,066
Issues of shares                            1,325          84           -               -                 -         84
Issue of warrants (note 6)                      -           -         680               -                 -        680
Net loss for the year                           -           -           -         (8,446)                 -    (8,446)
Cumulative translation adjustments              -           -           -               -                74         74

                                       -------------------------------------------------------------------------------
Balance, December 31, 2001                293,510      24,114      41,980        (65,276)           (4,360)   (3,542)
                                       -------------------------------------------------------------------------------


The accompanying notes are an integral part of these consolidated financial statements.



Huntingdon Life Sciences Group plc. and subsidiaries
Consolidated Statements of Cash Flows

                                                                               Year Ended December 31,
                                                                         2001           2000          1999
                                                                         $000           $000          $000
Cash flows from operating activities:
Net loss                                                              (8,446)        (9,763)       (6,605)
Adjustments to reconcile net loss to net cash from operating activities
Depreciation and amortisation                                           8,307          9,093         9,675
Foreign exchange translation loss on Capital Bonds                      1,272          3,713         1,572
Deferred income taxes                                                 (2,996)        (2,720)       (3,790)
Provision for losses on accounts receivable                                80            108            97
Profit on sale of property, plant and equipment                             -              -       (2,843)
Asset write down                                                            -              -         2,018
Amortisation of capital bonds issue costs                                 157            163           175
Changes in operating assets and liabilities:
Accounts receivable, unbilled receivables and prepaid expenses        (8,112)        (2,909)       (5,316)
Inventories                                                                44          (157)           541
Accounts payable, accrued expenses and other liabilities                5,732        (2,479)       (3,484)
Fees invoiced in advance                                                1,898          2,337         1,581

                                                                  ------------   ------------  ------------
Net cash used in operating activities                                 (2,064)        (2,614)       (6,379)
                                                                  ------------   ------------  ------------

Cash flows from investing activities:
Purchase of property, plant and equipment                             (3,295)        (3,648)       (4,893)
Proceeds from sale of property, plant and equipment                         -              -         6,818
                                                                  ------------   ------------  ------------
Net cash (used in)/ provided by investing activities                  (3,295)        (3,648)         1,925
                                                                  ------------   ------------  ------------

Cash flows from financing activities:
Proceeds from issue of ordinary shares                                     84             88             -
Proceeds from issue of warrants                                           680              -             -
Proceeds from long-term borrowings                                      4,321          1,728             -
Repayments of long-term borrowings                                       (93)              -       (8,656)

                                                                  ------------   ------------  ------------
Net cash provided by/(used in) financing activities                     4,992          1,816       (8,656)
                                                                  ------------   ------------  ------------
Effect of exchange rate changes on cash and cash equivalents            (679)          (743)         (599)
                                                                  ------------   ------------  ------------
Decrease in cash and cash equivalents                                 (1,046)        (5,189)      (13,709)
Cash and cash equivalents at beginning of year                          3,286          8,475        22,184
                                                                  ------------   ------------  ------------
Cash and cash equivalents at end of year                                2,240          3,286         8,475
                                                                  ------------   ------------  ------------
                                                                  ------------   ------------  ------------

Supplementary disclosures:
Interest paid                                                         (6,267)        (6,797)       (6,726)
Income taxes received                                                       -              -            45

The accompanying notes are an integral part of these consolidated financial statements.

Huntingdon Life Sciences Group Plc

Notes to Consolidated Financial Statements December 31, 2001, 2000, and 1999

1.       The Company and its Operations

Huntingdon Life Sciences Group plc ("Huntingdon") and subsidiaries (collectively, the "Company") is a leading Contract Research Organisation, offering world-wide pre-clinical and non-clinical testing for biological safety evaluation research services to pharmaceutical, biotechnology, agrochemical and industrial chemical companies. The Company serves the rapidly evolving regulatory and commercial requirements to perform safety evaluations on new pharmaceutical compounds and chemical compounds contained within the products that man uses, eats, and is otherwise exposed to. In addition, it tests the effect of such compounds on the environment and also performs work on assessing the safety and efficacy of veterinary products. As discussed in note 14, on October 16, 2001, Life Sciences Research Inc. ("LSR") made an offer (the "Exchange Offer") to acquire all of the outstanding ordinary shares of Huntingdon.

At December 31, 2001, the Company had a working capital deficiency of $1,963,000. The Company believes that projected cash flow from operations and the completion of the private placement described in note 14 will satisfy its contemplated cash requirements for at least the next 12 months.

2.       Basis of Financial Statements

These financial statements are prepared in conformity with accounting principles generally accepted in the United States of America ("US GAAP"). These US GAAP statements are prepared solely for the purposes of preparing the Annual Report on Form 10-K.

Considering, inter alia, that the Company has significant operations and activities in the US, the Company has changed its reporting currency into the United States dollar (US$ or $) from pounds sterling ("(pound)"); prior year financial statements have been recast into the US$ in accordance with the standards set forth in Statement of Financial Accounting Standards ("SFAS"), No. 52 "Foreign Currency Translation".

3.       Summary of Significant Accounting Policies

A summary of the principal accounting policies, all of which have been applied consistently throughout the year ended December 31, 2001, and the preceding periods presented, is set out below:

Basis of consolidation

The consolidated financial statements incorporate the accounts of Huntingdon and each of its subsidiaries. The results of subsidiaries acquired or disposed of during any period are included in the Consolidated Statement of Operations from or to, the date on which control passed. Intercompany balances and transactions have been eliminated on consolidation.

Cash and cash equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity date of three months or less at the date of purchase and consist principally of amounts temporarily invested in money market funds.

Inventories

Inventories are valued at the lower of cost, on a FIFO basis, or net realisable value. They comprise materials and supplies.

Impairment of long-lived assets

In accordance with SFAS No.121, "Accounting for the Impairment of the Long Lived Assets and for Long Lived Assets to be Disposed Of", long lived assets and certain identifiable intangibles held or used by a company are required to be reviewed whenever events or changes in circumstances indicate that carrying amount of an asset may not be recoverable. In performing the review of recoverability, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted future cash flow is less than the carrying amount of the asset, the asset is deemed impaired. The amount of the impairment is measured as the difference between the carrying value and the fair value of the asset. Generally long lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Depreciation

Property and equipment, stated at cost, is depreciated over the estimated useful lives of the assets on a straight-line basis. Estimated useful lives are as follows:

         Freehold buildings and facilities       15 - 50 years
         Plant and equipment                     5 - 15 years
         Vehicles                                5 years
         Computer software                       5 years

Goodwill arising on consolidation

Goodwill, being the excess of the purchase consideration for subsidiary companies acquired over the fair market values ascribed to their identifiable net assets at the date of acquisition, is amortized over its expected useful life. In subsequent years, goodwill carried forward is assessed based on its fair value and any permanent impairment is written-off at the time it is identified.

All goodwill has been fully amortised as of December 31, 2001 and December 31, 2000.

Taxation

     The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting For Income Taxes" ("SFAS 109"). SFAS 109 requires recognition of deferred tax assets and liabilities for the estimated future tax consequences of events attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statement of operations in the period in which the enactment date changes. Deferred tax assets and liabilities are reduced through the establishment of a valuation allowance at such time as, based on available evidence, it is more likely than not that the deferred tax assets will not be realized.

Revenue recognition

The majority of the Company's net revenues have been earned under contracts which generally range in duration from a few months to two years. Revenue from these contracts is generally recognized under either the percentage of completion method of accounting or as services are rendered or products are delivered. Contracts may contain provisions for renegotiation in the event of cost overruns due to changes in the level of work scope. Renegotiated amounts are included in revenue when earned and realization is assured. Provisions for losses to be incurred on contracts are recognized in full in the period in which it is determined that a loss will result from performance of the contractual arrangement. Most service contracts may be terminated for a variety of reasons by the Company's customers either immediately or upon notice. The contracts generally require payments to the Company to recover costs incurred, including costs to wind down the study, and payment of fees earned to date, and in some cases to provide the Company with a portion of the fees or profits that would have been earned under the contract had the contract not been terminated early. Unbilled receivables are recorded for revenue recognized to date that is currently not billable to the customer pursuant to contractual terms. In general, amounts become billable upon the achievement of milestones or in accordance with predetermined payment schedules. Unbilled receivables are billable to customers within one year from the respective balance sheet date. Fees in advance are recorded for amounts billed to customers for which revenue has not been recognized at the balance sheet date (such as upfront payments upon contract authorisation, but prior to the actual commencement of the study).

Contracts

Profit on contracts, irrespective of length, is recognised as the work is carried out. The profit is calculated to reflect the proportion of the work performed, by recording turnover and related costs as contract activity progresses. Turnover is calculated as that proportion of total contract value which costs incurred to date bear to total expected costs for that contract. Full provision is made for losses on contracts when they are first foreseen.

Foreign currencies

Transactions in currencies other than the functional currency of the entity are recorded at the rates of exchange prevailing at the date of the transaction. Monetary assets and liabilities in currencies other than the functional currency are translated at the rates of exchange prevailing at the balance sheet date and the related transaction gains and losses are reported in the statements of operations. Certain intercompany loans are determined to be of a long-term investment nature. The Company records transaction gains and losses from remeasuring such loans as a component of other comprehensive income.

Upon consolidation, the results of operations of subsidiaries and associates whose functional currency is other than the US dollar are translated into US dollars at the average exchange rate and assets and liabilities are translated at year-end exchange rates. Translation adjustments are presented as a separate component of other comprehensive income in the financial statements and are included in net earnings only upon sale or liquidation of the underlying foreign subsidiary or associated company.

Leased assets

Assets held under the terms of capital leases are included in property and equipment and are depreciated on a straight-line basis over the lesser of the useful life of the asset or the term of the lease. Obligations for future lease payments, less attributable finance charges are shown within liabilities and are analysed between amounts falling due within and after one year. Operating lease rentals are charged to the Consolidated Statement of Operations as incurred.

Pension costs

The Company has a defined benefit pension plan and two defined contribution plans. One of the defined contribution plans covers all employees in the US; the other, those employees in the UK not eligible to join the defined benefit plan. The defined benefit pension plan provides benefits to employees based on their final pensionable salary. The pension cost of the plan is accounted for in accordance with SFAS No. 87, "Employers' Accounting For Pensions". Pension information is presented in accordance with SFAS No. 132, "Employers' Disclosures About Pensions And Other Post Retirement Benefits".

Costs of raising long-term debt

The costs of raising long-term financing are capitalised as an asset and are amortised, using the effective interest method, over the term of the loan. Convertible debt is reported as a liability unless conversion actually occurred.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the financial statements and the results of operations during the reporting periods. Although these estimates are based upon management's best knowledge of current events and actions, actual results could differ from those estimates.

Loss per share

Loss per share is computed in accordance with SFAS No. 128, "Earnings Per Share". Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of shares outstanding during the year. The computation of diluted loss per share is similar to the computation of basic loss per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Diluted loss per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue ordinary shares were exercised or converted into ordinary shares or resulted in the issuance of ordinary shares that then shared in the losses of the Company.

Segment analysis

The Company's operations have been aggregated into a single reportable segment, contract research, which operates in two geographical areas, the UK and the US. The Company's operating locations have similar economic characteristics, production processes and types of customers and provide similar services.

Stock-based compensation

The Company accounts for its stock option and stock-based compensation plans using the intrinsic-value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting For Stock Issued To Employees" ("APB 25").
Accordingly, the Company computes compensation costs for each employee stock option granted as the amount by which the estimated fair value of the Company's common voting stock on the date of the grant exceeds the amount the employee must pay to acquire the shares. As required by SFAS No. 123, "Accounting For Stock-Based Compensation" ("SFAS 123"), the Company has included, in Note 9, the required SFAS 123 pro forma disclosures of net loss and loss per share as if the fair value-based method of accounting had been applied.

Reclassifications

Certain reclassifications have been made to the prior periods to conform to the current period presentation.

New accounting standards

In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141 "Business Combinations." ("SFAS 141"). SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The adoption of SFAS 141 had no impact on LSR's results of operations, financial position or cash flows.

In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets". This statement applies to intangibles and goodwill acquired after September 30, 2001, as well as goodwill and intangibles previously acquired. Under this statement goodwill as well as other intangibles determined to have an infinite life will no longer be amortized; however these assets will be reviewed for impairment on a periodic basis. This Statement is effective for LSR for the first quarter of the fiscal year ended December 31, 2002. As of December 31, LSR had no goodwill or intangible assets on its balance sheet. The adoption of this statement will have no impact on LSR's results of operations, financial position or cash flows.

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When a liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. LSR does not believe that the adoption of this statement will have a material impact on its results of operations, financial position or cash flows.

In October 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived" Assets. This statement is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. These new rules on asset impairment supersede FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and portions of APB Opinion 30, "Reporting the Results of Operations". This statement provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for-sale. Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value or carrying amount. This statement also requires expected future operating losses from discontinued operations to be displayed in the period(s) in which the losses are incurred, rather than as of the measurement date as presently required. Huntingdon does not believe that adoption of this statement will have a material impact on its results of operations, financial position or cash flows.


4.  Property and Equipment

Property and equipment as of December 31, 2001 and 2000 consists of the following:

                                                                2001                    2000
                                                                $000                    $000
Freehold property                                             95,967                  95,346
Plant equipment and vehicles                                  87,518                  88,308
Assets in the course of construction                             283                   1,090
                                                     ----------------          --------------
                                                             183,768                 184,744
Less: Accumulated depreciation and amortisation             (93,415)                (87,084)
                                                     ----------------          --------------
Property and equipment, net                                   90,353                  97,660
                                                     ----------------          --------------

Depreciation and amortisation expenses aggregated $8,307,000, $9,093,000, and $9,675,000 for 2001, 2000 and 1999 respectively.

The net book value of assets held under capital leases and included above under plant, equipment and vehicles is as follows:

                                     Cost       Depreciation   Net book
                                                                 value
                                     $000          $000          $000
At December 31, 2001                  514          198            316
At December 31, 2000                  484          120            364

5.  Income taxes

The components of loss before taxes and the related benefit for tax for the years ended December 31 are as follows:

(Loss)/profit before taxes                                       2001             2000              1999
                                                                 $000             $000              $000
United Kingdom                                               (11,036)         (14,182)           (9,700)
United States                                                   (406)            1,699             (695)
                                                         -------------    -------------     -------------
                                                             (11,442)         (12,483)          (10,395)
                                                         -------------    -------------     -------------

The benefit for income taxes by location of the                  2001              2000             1999
taxing jurisdiction for the years ended December 31,             $000              $000             $000
consisted of the following:
UK corporation tax calculated at 30% for all periods
presented                                                           -                 -               45
Deferred taxation     - United Kingdom                          2,886             3,108            3,639
                      - United States                             110             (388)              106
                                                         -------------     -------------    -------------
                                                                2,996             2,720            3,790
                                                         -------------     -------------    -------------



The differences between the benefit for income taxes and income taxes computed using the US corporation tax rate for the years ended December 31 are as follows:

                                              % of Loss before income taxes
                                                  2001        2000        1999
                                                     %           %           %
US statutory rate                                   40          40          40
Effect of non-taxable income                         -           -           6
Foreign rate differential                         (11)        (10)         (9)
Non-deductible foreign exchange loss               (3)         (4)         (6)
Effect of reduction in UK tax rate on
   deferred tax                                      -           -           5
Prior year adjustments                               -         (4)           -
                                             ----------  ----------  ----------
Effective tax rate                                  26          22          36
                                             ----------  ----------  ----------

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of December 31 are as follows:

                                                   2001                   2000
                                                   $000                   $000
Current deferred tax assets
Accrued liabilities                                  73                    493
                                            ------------            -----------
                                                     73                    493
                                            ------------            -----------
Non current deferred tax assets
Net operating losses                             16,471                 14,890
Capital losses                                   12,411                 12,411
Valuation allowance                            (12,411)               (12,411)
                                            ------------            -----------
Net non-current deferred tax assets              16,471                 14,890
                                            ------------            -----------

                                            ------------            -----------
Net deferred tax assets                          16,544                 15,383
                                            ------------            -----------
Non current deferred tax liabilities
Property and equipment                           22,248                 24,346

                                            ------------            -----------
Deferred tax liabilities                         22,248                 24,346
                                            ------------            -----------
                                            ------------            -----------

                                            ------------            -----------
                                            ------------            -----------
Net deferred tax liabilities                      5,704                  8,963
                                            ------------            -----------


Of the gross amount of net operating losses, $41,377,000 have no expiry date, $290,000 expire in 2011, $3,955,000 expire in 2012, $6,162,000 expire in 2013,
$522,000 expire in 2019 and $400,000 in 2021.

The Company has not provided a valuation allowance on the net operating loss carry forwards because it believes that it is more likely than not that those amounts will be realized through taxable income from future operations.

A valuation allowance has been recorded for the total benefit of capital losses incurred in prior years as the Company does not anticipate that the benefit will be realized in the foreseeable future through the recognition of capital gains.

6.  Short and Long-Term Debt

                                                      2001              2000
                                                      $000              $000
Bank overdrafts and loans - short-term:
Bank loan                                                -            30,750
Capital leases                                         158                81
Other loans                                              -             1,494
                                              -------------      ------------
                                                       158            32,325
Related party loans                                      -             2,989
                                              -------------      ------------
                                                       158            35,314
                                              -------------      ------------
Loans - long-term:
Bank loans                                           9,192                 -
Capital leases                                         110               209
Convertible Capital Bonds                           50,000            50,000
                                              -------------      ------------
                                                    59,302            50,209
Related party loans                                 28,821                 -
                                              -------------      ------------
                                              -------------      ------------
                                                    88,123            50,209
                                              -------------      ------------

The bank loan outstanding at December 31, 2000 was refinanced on January 20, 2001. Interest on this loan was payable quarterly at the London Inter Bank Offered Rate ("LIBOR") plus 1.75% for the first $28,380,000 and LIBOR plus 2% for drawings over $28,380,000 up until August 31, 2000. From September 1, 2000 until January 19, 2001 it was payable at LIBOR plus 3%.

As indicated above, on January 20, 2001 the aforementioned bank loan was refinanced by means of a loan from HLSF LLC, a subsidiary company of the Stephens Group Inc., a related party, and the other two banks who were part of the original loan syndicate. The loan is now repayable on June 30, 2006 and interest is payable quarterly at LIBOR plus 1.75%. The interest rate payable as of December 31, 2001 was 6.185%. At December 31, 2001 $23,249,000 of the loan relating to HLSF LLC and has therefore been included in "Loans-long-term:
Related party loans", while the remaining third party elements of $9,192,000 is included in "Loans-long-term: Bank loan". The bank loan is secured by guarantees from LSR, Huntingdon Life Sciences Group plc, Huntingdon Life Sciences Ltd., and Huntingdon Life Sciences Inc., collateralised by all the assets of those companies. The loan was transferred to another party effective February 11, 2002.

On October 9, 2001, on behalf of the Company, LSR issued to Stephens Group Inc. warrants to purchase up to 704,425 shares of LSR Voting Common Stock at a purchase price of $1.50 per share. These warrants arose out of negotiations regarding the refinancing of the bank loan by the Stephens Group Inc., in January 2001. In accordance with APB No. 14 "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants" ("APB 14") the bank loan and warrants were recorded at their pro rata fair values in relation to the proceeds received on the date of issuance. As a result, the value of the bank loan and the warrants were $23,249,000 and $430,000 respectively.

A $2,910,800 ((pound)2,000,000) loan facility was made available to the Company on September 25, 2000 by a director, Mr Baker. $1,445,400 of this was drawn down immediately, a further $705,400 and $300,000 were drawn down on March 21, 2001 and May 21, 2001 respectively while the final $450,000 was drawn down on July 18, 2001. The loan is repayable on demand, although it is subordinate to the bank loan, it is unsecured and interest is payable monthly at a rate of 10% per annum. By Amendment No. 2 to that loan facility, dated March 20, 2001, FHP became party to the loan and $550,000 of the amount loaned was transferred to FHP. On March 28, 2002 $2,100,000 of Mr Baker's loan was converted into 1,400,000 shares of LSR Voting Common Stock and $300,000 of FHP's loan was converted into 200,000 shares of LSR Voting Common Stock. As a result of such conversions approximately $260,000 remains payable to Mr Baker and $250,000 remains payable to FHP.

The Board of LSR intends to ask the LSR shareholders at the next LSR shareholder's meeting to approve the issuance of warrants to purchase up to 410,914 shares of LSR Voting Common Stock at a purchase price of $1.50 per share. These warrants arose out of negotiations regarding the provision of the $2,910,800 ((pound)2,000,000) loan facility made available to the Company on September 25, 2000 by Mr Baker, who controls FHP. The Terms for the issuance of such warrants were finalised in the last quarter of 2001. In accordance with APB14 the loan and warrants were recorded at their pro rata fair values in relation to the proceeds received. As a result, the value of the loan and the warrants were $2,660,800 and $250,000 respectively.

A $2,910,800 ((pound)2,000,000) facility was made available to the Company on July 19, 2001 from the Stephens Group Inc., of which $1,455,400 was drawn down on August 20, 2001 with the final $1,455,400 drawn down on September 19, 2001. The loan is repayable on July 19, 2002, although it is subordinated to the bank loan, it is secured and interest is payable monthly at a rate of 10% per annum. The loan was transferred to another party effective February 11, 2002.

On August 12, 1991, an issue of $50,000,000 7 1/2% Convertible Capital Bonds, 2006 ("the Bonds"), was made by a subsidiary company, HIH Capital Ltd. The Bonds are guaranteed on a subordinated basis by the Company, and are convertible by the holders at any time into Redeemable Preference Shares of HIH Capital Ltd., which in turn are exchangeable for Voting Common Stock of $0.01 each in LSR. At the current conversion rate the number of shares of Voting Common Stock to be issued on conversion and exchange of each unit of US$ 10,000 comprised in a Bond would be 49 (2000 - 49). The Bond issuance costs of $2,314,000 were capitalized and are being amortised over the life of the Bonds using the effective interest method. The Bonds are redeemable by the holders at the maturity date and by the Company at any time. To date no Bonds have been redeemed.

Fair value of financial instruments

The  Company's   principal   financial   instruments   comprise  cash  and  cash
equivalents, long term loans, and the Convertible Capital Bonds. The Company does not hold financial instruments for trading purposes.

The estimated fair value of the Company's financial instruments as of December 31, 2001 and 2000 is summarized below. Certain estimates and judgements were required to develop the fair value amounts. The fair value amounts shown below are not necessarily indicative of the amounts that the Company would realize upon disposition nor do they indicate the Company's intent or ability to dispose of the financial instrument.

                                                                    2001                          2000
                                                          Carrying       Estimated        Carrying      Estimated
                                                             Value      Fair Value           Value   Fair Value
                                                              $000            $000            $000         $000
Primary financial instruments held or
issued to finance the Company's operations:
Cash and cash equivalents                                       2,240           2,240           3,286        3,286
Short-term debt                                                   158             158          35,314       35,314
Long-term debt (excluding the Convertible Capital              38,123          38,123             209          209
Bond)
Convertible Capital Bond                                       50,000          17,000          50,000       12,532


The following methods and assumptions were used by the Company in estimating its fair value disclosure for financial instruments:

Cash and cash equivalents: The estimated fair value of these financial instruments approximates their carrying values due to their short maturities.

Short-term debt: The estimated fair value of these financial instruments approximates their carrying value due to their short maturities.

Long-term debt: The estimated fair values of the Company's fixed long-term debt is based on current interest rates available to the Company for debt instruments with similar terms and remaining maturities. The estimate of fair values of the Company's long-term variable rate debt approximates fair value due to the variable nature of the interest charged.

Convertible    Capital    Bonds:    The    estimates    fair   values   of   the
Company's-Convertible Capital Bond is based on market prices.

7.  Other Long-Term Liabilities

                                          2001                      2000
                                          $000                      $000
     Pension liabilities                     -                     1,434
     Other                                 174                       383
                               ----------------          ----------------
                                           174                     1,817
                               ----------------          ----------------

8.   Commitments and Contingencies

                                Operating leases

Operating lease expenses were as follows:
                                                2001        2000        1999
                                                $000        $000        $000
Hire of plant and equipment                      924       1,184        277
Other operating leases                           127         69          32


The Company has commitments payable under operating leases as follows:

                                              Plant and
                                             machinery
      Year ended December 31                      $000

      2002                                       1,051
      2003                                         490
      2004                                         268
      2005                                          60
      2006                                          47
                                      -----------------
                                                 1,916
                                      -----------------

Contingencies

The Company is party to certain legal actions arising out of the normal course of its business. In management's opinion, none of these actions will have a material effect on the Company's operations, financial condition or liquidity. No form of proceedings has been brought, instigated or is known to be contemplated against the Company by any government agency.

9.    Shareholders' Equity

Share capital

As of December 31, 2001 and 2000,  Huntingdon had  293,510,294  and  292,184,962
respectively, of Ordinary Shares of 5 pence each.

Warrants issued in conjunction with long term debt

In October 2001, on behalf of the Company, LSR issued warrants to purchase up to 704,425 shares of LSR Common Voting Stock at a purchase price of $1.50 per share. These warrants arose out of the refinancing of the bank loan by the Stephens Group Inc. in January 2001. These warrants are exercisable at any time and will expire on October 9, 2011.

In addition, the Board of LSR intends to ask LSR shareholders at the next LSR shareholders meeting to approve the issuance of warrants to purchase up to 410,914 shares of LSR Voting Common Stock at a purchase price of $1.50 per share. These warrants arose out of negotiations regarding the provision of the $2,910,000 ((pound)2,000,000) loan facility made available to the Company on September 25, 2000 by Mr. Baker who controls FHP.

In accordance with the APB 14 these loans and warrants were recorded at their pro rata fair values in relation to the proceeds received with the portion allowable to the warrants accounted for as additional paid-in-capital. See note 6.

The pro rata fair value of the warrants was $680,000 using a Black-Scholes option-pricing method with the following weighted average assumptions: dividend yield 0%; risk free interest rate 3.72%; expected life of 5 years, and; estimated volatility of 40%.

Share option plans

Under the following Plans options were granted to acquire Ordinary Shares of Huntingdon. The ability to exercise these options lapsed on March 26, 2002, except for those granted under the Unapproved Share Option Plan.

Unapproved Share Option Plan

On April 8, 1983, Huntingdon adopted the Unapproved Share Option Plan (the "Unapproved Plan") pursuant to which options to acquire Ordinary Shares may be granted to any person who is required to devote substantially the whole of his time (being not less than 25 hours per week) to serve as a Director or employee of Huntingdon or one of its subsidiaries. The maximum number of Ordinary Shares which may be issued under the Unapproved Plan according to the rules thereof is 10% of the issued share capital of Huntingdon from time to time, less options outstanding under the Approved Plan from time to time.

An option granted pursuant to the Unapproved Plan may be exercised two years after the grant in respect of not more than 50% of the Ordinary Shares subject to the option. An option may be exercised in full between three and seven years after the grant in respect of the unexercised balance of the Ordinary Shares subject to the option.

Approved Management Share Option Plan

On January 29, 1985, Huntingdon adopted a second share option plan, the Approved Management Share Option Plan (the "Approved Plan"), which has been approved by the Board of Inland Revenue in the UK (the "Inland Revenue") pursuant to the UK Finance Act 1984. The rules of the Approved Plan broadly follow those of the Unapproved Plan, except that an option may be exercised, subject to certain exceptions, only between three and ten years after it is granted.

Pursuant to the Approved Plan, options to acquire Ordinary Shares may be granted to any Director or employee of Huntingdon whose terms of employment require him to work for at least thirty-seven and one-half hours per week. Approval of the Approved Plan by the Inland Revenue means that important personal tax concessions are available to participants who reside in the UK. The maximum number of Ordinary Shares which may be issued under the Approved Plan according to the rules thereof is 10% of the issued share capital from time to time, less options outstanding under the Unapproved Plan from time to time.

Both the Unapproved Plan and the Approved Plan terminated on December 31, 1997 with respect to the grant of new options. Options outstanding at that date are not affected by such termination.

The grant of options under both the Unapproved Plan and the Approved Plan was a matter for the discretion of the Board of Directors of Huntingdon. The exercise price per share at which an option may be exercised is equal to the average of the middle market quotations on the International Stock Exchange of the United Kingdom and Republic of Ireland Ltd. for the Ordinary Shares on the five dealing days prior to the date of grant or, if no established market in the Ordinary Shares exists, the fair value of an Ordinary Share as determined by the Board. Generally, an option may not be exercised unless at the date of exercise the participant is then, and has been continuously since the grant of the option, in the full-time employ of Huntingdon. This rule, however, is subject to alteration in specific cases at the discretion of the Board.

Under the terms of the plans, the following Options to purchase Ordinary Shares of 5 pence in Huntingdon have been granted and vested, but not relinquished or exercised as at December 31, 2001.

Date of grant         Number of shares outstanding     Option price

UNAPPROVED PLAN
December 18, 1995                112,500                (pound)0.77
November 21, 1996                50,000                       $1.60
December 1, 1997                 100,000                (pound)0.50
December 31, 1997                260,600                (pound)0.465
December 31, 1997                295,000                      $0.77

APPROVED PLAN
February 13, 1995                110,000                (pound)0.49
December 11, 1995                380,000                (pound)0.78
December 11, 1995                80,000                       $1.19
December 18, 1995                35,750                 (pound)0.77
November 21, 1996                367,500                (pound)0.95
December 31, 1997                360,000                (pound)0.465

Huntingdon Life Sciences Group Incentive Option Plan

The Huntingdon Life Sciences Group Incentive Option Plan ("Incentive Plan"), was adopted on June 3, 1999. The Incentive Plan was designed to reward short-term improvement in financial performance. Options are available for grant to management and senior staff, and may be subject to the achievement of a performance measure and personal performance conditions. Options may generally be exercised from the third anniversary of the date of grant. Options lapse on the tenth anniversary.

 Date of grant        Number of shares outstanding at       Option Price
                         December 31, 2001

April 27, 2001                   7,750,000                  (pound)0.05

Huntingdon Life Sciences Sharesave Scheme

The Huntingdon Life Sciences Sharesave Scheme ("Sharesave Scheme") was also adopted at the Annual General Meeting held on June 3, 1999. Approximately 55% of eligible employees, who will fund the exercise of their options with the proceeds of a related Save As You Earn (SAYE) savings contract, accepted the invitation to join the Sharesave Scheme. Options granted pursuant to the Scheme may generally be exercised from the Bonus Date, which falls on November 1, 2002. Options generally lapse six months after the Bonus Date.

Date of grant            Number of shares outstanding at     Option Price
                              December 31, 2001

April 27, 2001                   3,982,456                   (pound)0.05


The Huntingdon Life Sciences Group Unapproved Share Option Scheme ("Unapproved Scheme")

7,500,000 Founder Options had been granted but not relinquished or exercised at December 31, 2001 at an option price of 12.5 pence per Ordinary Share. Such options are exercisable from the third anniversary of the date of the grant subject to the share price reaching the following pre-determined targets for a period of seven consecutive dealing days at any time after January 1, 1999.

     Target price per share         Proportion of options exercisable
               25p                                 25%
               50p                                 50%
               75p                                 75%
              100p                                 100%

1,500,000 options, other than Founder Options, which are generally exercisable between the third and tenth anniversary of the date of grant subject to the attainment of performance related conditions, were granted on March 29, 1999 at a Subscription Price of 19.25 pence each and remained outstanding on December 31, 2001.

Option Agreement

Mr Baker, a related party, was granted Options over 5,000,000 Ordinary Shares of 5 pence in Huntingdon, the principal terms of which are the same as those applicable to the Founder Options referred to above.

The following table sets forth certain information relative to the changes to options outstanding in the periods presented:

                                                                                                Option Price
                                                                                        ------------------------------
                                            Unapproved        Approved      Unapproved        Dollars(pound) Sterling
                                                  Plan            Plan         Scheme*      per Share       per Share
Outstanding at December 31, 1998             2,272,120       2,583,850      13,500,000    0.77 - 1.60     0.125 -0.95
Granted                                              -               -       2,000,000              -               -
Forfeited                                    (796,700)       (407,350)       (500,000)    0.77 - 1.60     0.465 -0.95
                                         -----------------------------------------------------------------------------
Outstanding at December 31, 1999             1,475,420       2,176,500      15,000,000      0.77-1.60      0.125-0.95
Granted                                              -               -               -              -               -
Forfeited                                    (106,250)       (410,000)               -    0.77 - 1.60      0.465-0.95
                                         --------------  --------------  -------------- --------------  --------------
Outstanding at December 31, 2000             1,369,170       1,766,500      15,000,000    0.77 - 1.60      0.125 - 0.95

Granted                                              -               -               -              -               -
Forfeited                                    (551,070)       (433,250)     (1,000,000)      0.77-1.60      0.125-0.95
                                         -----------------------------------------------------------------------------
Outstanding at December 31, 2001               818,100       1,333,250      14,000,000    0.77 - 1.19      0.125-0.95
                                         =============================================================================


*and Option Agreement

                                                                                              Option Price
                                                                                   -----------------------------------
                                               Incentive            Sharesave            Dollars             Sterling
                                                    Plan               Scheme          per Share            per Share

Outstanding at December 31, 1998                       -                    -                  -                    -

Granted                                        2,650,000            7,193,520                  -       0.175 - 0.1925
Forfeited                                              -             (91,312)                  -                 0.14
                                         -----------------------------------------------------------------------------
Outstanding at December 31, 1999               2,650,000            7,102,208                  -        0.14 - 0.1925
Granted                                        4,250,000                    -                  -               0.1625
Forfeited                                    (2,650,000)          (1,031,068)                  -        0.14 - 0.1925
                                         ----------------     ----------------     --------------     ----------------
Outstanding at December 31, 2000               4,250,000            6,071,140                  -        0.14 - 0.1625


Granted                                        7,750,000                    -                  -                 0.05
Forfeited                                    (4,250,000)          (2,088,684)                  -        0.14 - 0.1625
                                         -----------------------------------------------------------------------------
Outstanding at December 31, 2001               7,750,000            3,982,456                  -          0.05 - 0.14
                                         =============================================================================

A summary of the status of Huntingdon's option plans, schemes and agreements for the years ended December 31, 2001, December 31, 2000 and December 31, 1999 and changes during the years then ended is presented in the table and narrative below:

                                                                     Years ended
                                        December 31, 2001         December 31, 2000          December 31, 1999
                                       Shares     Wtd Avg.       Shares    Wtd Avg.         Shares     Wtd Avg.
                                        (000)      Ex Price       (000)     Ex Price        (000)      Ex Price

Outstanding at start of period            28,457        0.19       28,404 (pound)0.21         18,356  (pound)0.26
Granted                                    7,750        0.05        4,250 (pound)0.16         11,843  (pound)0.16
Exercised                                      -           -            -           -              -            -
Forfeited                                (8,323)        0.22            -           -              -            -
Expired                                        -           -            -           -              -            -
Cancelled                                      -           -      (4,197)        0.25        (1,795)  (pound)0.46
                                     ------------ -----------   ---------- -----------    ----------- ------------
Outstanding at end of period              27,884        0.13       28,457        0.19         28,404  (pound)0.21
                                     ------------ -----------   ---------- -----------    ----------- ------------
Exercisable at end of year                 2,151                    3,136                      2,420
Weighted average fair value of
options granted                         (pound)0.004                (pound)0.087               (pound)0.105

The 27,883,806 options outstanding at December 31, 2001 have an exercise price between (pound)0.05 and (pound)0.95, with a weighted average exercise price of (pound)0.13 and a weighted average remaining contractual life of 6.7 years. 2,151,350 of these options are exercisable. The 7,750,000 options granted in 2001 have an exercise price of (pound)0.05 and a weighted average remaining contractual life of 9.3 years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for the option grants in 2001, 2000 and 1999 respectively: risk-free interest rates of 3.72 per cent, 4.70 per cent and 5.68 per cent; expected dividend yields of 0.00 per cent (in all years); expected life of 7.0 years for the Unapproved Scheme, 3.0 years for the Sharesave Scheme and 5.0 years for the Incentive Plan (in all years); expected volatility of 40.0 per cent, 57.0 per cent and 57.4 per cent. The Company accounts for share options under APB 25, under which no compensation cost has been recognised. Had compensation cost for stock options awarded under the plans been determined consistent with SFAS 123 the Company's net income and earnings per share would have been restated as follows:

                                                     Year ended             Year Ended        Year Ended December
                                                 December 31, 2001      December 31, 2000          31, 1999
                                               ----------------------- --------------------- ----------------------
Net loss:                    As Reported              (8,446)                (9,763)                (6,605)
                             Proforma                 (9,554)                (11,336)               (8,025)
Basic and Diluted EPS:       As Reported              $(0.03)                $(0.03)                $(0.02)
                             Proforma                 $(0.03)                $(0.04)                $(0.03)

Loss Per share


The computation of loss per share is as follows:

                                                    2001          2000           1999
Numerator
Net loss ($000)                                   (8,446)        (9,763)        (6,605)
Denominator
Weighted average
  basic and diluted shares outstanding (000)      293,421        291,206        291,010
Basic and diluted loss per share $                 (0.03)        (0.03)         (0.02)


Diluted  loss per share is equal to basic  loss per  share  for the years  ended
December 31, 2001, 2000 and 1999 as the exercise of the Convertible Capital Bonds and share options are excluded from the computation of diluted loss per share as the effect of inclusion is anti-dilutive. For the year ended 31 December, the number of potentially dilutive shares that were excluded from the computation of diluted loss per share as follows:

                                         2001          2000           1999
Convertible Capital Bonds (000s)        12,265        12,265         12,265
Share options (000s)                    27,754        28,964         22,696

10.  Pensions

The Company operates the Huntingdon Life Sciences Pension and Life Assurance Scheme (the 'Scheme') a funded pension scheme providing benefits, based on final pensionable salary, for Company employees in the UK. This Scheme was closed to new entrants from April 5, 1997.

On April 6, 1997 the Company established a defined contribution plan, the Group Personal Pension Plan, for Company employees in the UK. Additionally, a defined contribution plan (401-K plan) is also available for employees in the US. The net pension expense for these plans for the year ended December 31, 2001 were $1,275,000 (2000, $786,000; 1999, $682,000).

The components of the net periodic benefit cost of the Scheme for the years ended December 31, are as follows:

                                                       2001                2000          1999
                                                       $000                $000          $000
Service cost, benefits earned during the year         1,493               1,548         3,473
Interest cost on projected benefit obligation         5,720               5,823         5,942
Expected return on plan assets                      (7,071)             (7,757)       (7,177)
Amortisation of prior service cost                       44                  90            97
Amortisation of transition asset                      (230)               (237)         (254)
                                                   ----------       ------------   -----------
Net periodic (cost)/benefit                             (44)              (533)         2,081
                                                   ----------       ------------   -----------

The major assumptions used in calculating the pension expense were:

                                                       2001                2000          1999
Discount rate                                         6.00%               6.00%         6.25%
Rate of increase of future compensation               3.75%               3.75%         4.00%
Long-term rate of return on plan assets               7.25%               7.25%         7.50%


The net asset at transition, prior service cost and net (loss)/gain subject to amortisation are being amortised on a straight-line basis over periods of 15 years, 10 years and 10 years respectively.

A reconciliation of the projected benefit obligation for the Scheme to the accrued pension expense recorded as of December 31 is as follows:

                                                               2001                2000                 1999
                                                              $000                 $000                 $000
Projected benefit obligation                               (91,467)            (99,003)            (101,755)
Plan assets at market value                                  86,492             100,083              110,740

Funded status                                               (4,975)               1,080                8,985
Unrecognised net actuarial loss/(gain)                        5,712             (1,733)             (11,857)
Unrecognised prior service cost                                   -                  45                  145
Unrecognised net asset at transition                          (574)               (826)              (1,146)
Accrued pension expense                                         163             (1,434)              (3,873)

Change in plan assets
Fair value of assets, beginning of year                     100,083             110,740               99,407
Foreign currency changes                                    (2,573)             (8,101)              (3,511)
Actual return on plan assets                               (10,571)             (2,571)               15,255
Employer contributions                                        1,517               1,622                1,507
Employee contributions                                          728                 708                  532
Benefit payments                                            (2,692)             (2,315)              (2,450)
Fair value of assets, end of year                            86,492             100,083              110,740


Change in projected benefits obligation
Projected benefit obligation, beginning of year              99,003             101,755               99,407
Foreign currency changes                                    (2,545)             (7,445)              (3,113)
Service cost                                                  1,493               1,548                3,473
Interest cost                                                 5,720               5,823                5,942
Actuarial (gains)/losses                                   (10,240)             (1,071)              (2,036)
Employee contributions                                          728                 708                  532
Benefit payments                                            (2,692)             (2,315)              (2,450)
Projected benefit obligation, end of year                    91,467              99,003              101,755


11.  Geographical analysis

During each of the years ended December 31, 2001, 2000 and 1999, the Company operated from within two segments based on geographical markets, the United Kingdom and the United States. The Company had one continuing activity, Contract Research, throughout these periods.

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies. Transactions between segments, which are immaterial, are carried out on an arms-length basis. Interest income, interest expense and income taxes are also not reported on an operating segment basis because they are not considered in the performance evaluation by the Company's chief operating decision-maker.

Geographical segment information is as follows:

                                                  US                 UK              Total
                                                $000               $000               $000
2001 Revenues                                 23,501             75,705             99,206
     Operating loss before other operating
     income/expense                            (109)              (784)              (893)
     Other operating expense                       -            (2,653)            (2,653)
     Operating loss                            (109)            (3,437)            (3,546)
     Identifiable assets (A)                  20,622            122,287            142,909
     Property and equipment, net              10,132             80,221             90,353
     Depreciation & amortisation               1,416              6,891              8,307
     Capital expenditure
                                             (1,151)            (2,144)            (3,295)
     Total assets                             22,008            124,034            146,042

2000 Revenues                                 22,929             73,035             95,964
     Operating profit/(loss) before
     other
     operating expense                         1,699            (1,615)                 84
     Other operating expense                       -            (1,819)            (1,819)
     Operating profit/(loss)                   1,699            (3,434)            (1,735)
     Identifiable assets (A)                  20,324            121,395            141.719
     Property and equipment, net              10,403             87,257             97,660
     Depreciation & amortisation               1,598              7,495              9,093
     Capital expenditure                     (1,752)            (1,896)            (3,648)
     Total assets                             21,950            124,157            146,107

1999 Revenues                                 17,342             76,844             94,186
     Operating loss before other
     operating
     (expense)/ income                         (454)            (2,853)            (3,307)
     Other (expense)/income                    (300)              1,125                825
     Operating loss                            (754)            (1,728)            (2,482)
     Identifiable assets (A)                  25,924            123,330            149,254
     Property and equipment, net              10,251            100,903            111,154
     Depreciation & amortisation               1,567              8,108              9,675
     Capital expenditure                     (2,069)            (2,824)            (4,893)

     Total assets                             24,822            134,148             158,970


(A) Identifiable assets exclude cash and cash equivalents, investments and unamortised costs of raising long term debt.


                      Revenues from customers (based on location of customers)
                                   2001               2000             1999
                           $000                       $000             $000
United States                    34,705             39,733           32,936
Europe                           39,082             32,919           40,770
Far East                         19,430             19,455           17,198
Rest of World                     5,989              3,857            3,282
                           -------------     --------------     ------------
                                 99,206             95,964           94,186
                           -------------     --------------     ------------

12.      Other operating (expense)/income

                                                      2001               2000             1999
                                                      $000               $000             $000
Asset write downs                                        -                  -          (2,018)
Animal Rights legal and professional costs           (400)                  -                -
Bankruptcy of Foreign Exchange Broker                (350)                  -                -
Refinancing costs                                    (217)            (1,819)                -
Exchange offer costs                               (1,686)                  -                -
Profit on sale of Wilmslow                               -                  -            2,843
                                                -----------     --------------     ------------
                                                   (2,653)            (1,819)              825
                                                -----------     --------------     ------------

In 2001, expenses totalling $1,686,000 were incurred and expensed in connection with the Exchange Offer. In addition there was a write off in connection with foreign exchange dealings resulting from the bankruptcy of an exchange broker ($350,000), special legal and other costs were incurred in connection with the Animal Rights campaign ($400,000) and unamortised costs of $217,000 relating to the refinanced bank loan was written off.

In 2000, costs incurred in the refinancing of the Company's bank debt amounting to $1,819,000 were written off. Such costs were incurred on elements of the refinancing which did not proceed, or on facility extensions prior to the year-end.

In 1999, as a result of the Company's Year 2000 compliance program a number of assets that were not Year 2000 compliant were identified, principally computer hardware and software. A charge of $2,018,000 was made to write these assets off. The Company also disposed of its Wilmslow research site in 1999. The site was sold for $6,792,000 net of expenses, a gain of $2,843,000 over its written down value.

13.  Allowance for uncollectible accounts

                                             Balance as of     Exchange      Charged to     Accounts     Balance as
                                             beginning of     Adjustment     operations    written off    of end of
                                                period                                                     period
                                                 $000            $000           $000          $000          $000
Allowance for uncollectible accounts
deducted from trade debtors
December 31, 1999                                 185            (6)             97           (90)           186
December 31, 2000                                 186            (14)           108           (194)          86
December 31, 2001                                 86             (2)             80             -            164

14.  Subsequent Events

LSR was incorporated on July 19, 2001 as a Maryland corporation. It was formed specifically for the purpose of making a recommended all share offer for Huntingdon. The Offer was made on October 16, 2001 and was declared unconditional on January 10, 2002, at which time LSR acquired approximately 89% of the outstanding ordinary shares of Huntingdon in exchange for approximately
5.3 million shares of LSR Voting Common Stock. The subsequent offer period expired on February 7, 2002, by which time approximately 92% of the outstanding ordinary shares had been offered for exchange. The Company completed its compulsory purchase under UK law of the remaining outstanding ordinary shares of Huntingdon on March 26, 2002 at which time Huntingdon became a wholly owned subsidiary of LSR, in exchange for a total of approximately 5.9 million shares of LSR Voting Common Stock ("Exchange Offer").

Under accounting principles generally accepted in the United States ("US GAAP"), the company whose stockholders retain the majority interest in a combined business must be treated as the acquirer for accounting purposes. Accordingly the Exchange Offer will be accounted for as a 'reverse acquisition' for financial reporting purposes. The reverse acquisition is deemed a capital transaction and the net assets of Huntingdon (the accounting acquirer) will be carried forward to LSR (the legal acquirer and the reporting entity) at their carrying value before the combination. Although Huntingdon is deemed to be the acquiring corporation for financial accounting and reporting purposes, the legal status of LSR as the surviving corporation does not change. The relevant acquisition process will utilize the capital structure of LSR and the assets and liabilities of Huntingdon will be recorded at historical cost.

The Company is the operating entity for financial reporting purposes, and the financial statements prior to the date of consummation of the Exchange Offer represents the Company's financial position and results of operations. The assets and liabilities and results of operations of the Company will be included as of the date of consummation of the Exchange Offer. Although Huntingdon will be deemed to be the acquiring corporation for financial accounting and reporting purposes, the legal status of LSR as the surviving corporation will not change.

On January 10, 2002, LSR issued 99,900 shares of Voting Common Stock to Mr Stapfer, a Director of LSR, and 900,000 shares of Non-Voting Common Stock (convertible into shares of LSR Voting Common Stock) to two other investors, at a purchase price of $1.50 per share (or an aggregate of $1,499,850).

On February 11, 2002, `the bank loan amounting to $32,441,000 and the Stephens Group loan facility amounting to $2,910,800 ((pound)2,000,000) were transferred to a third party. The loan is repayable on July 19, 2002, although it is subordinated to the bank loan. The loan is secured and interest is payable monthly at a rate of 10% per annum.

On March 28, 2002 LSR closed the sale in a private placement of an aggregate of 5,085,334 shares of Voting Common Stock at a per share price of $1.50 per share. Of the aggregate proceeds of approximately $7.6 million, $4.4 million was in cash, $2.4 million represented the conversion into equity of debt owed to Mr
Baker  ($2.1  million)  and FHP  ($0.3  million)  and  $825,000  was  paid  with promissory notes. The $2.1 million of Mr Baker's loan was converted into 1,400,000 shares of LSR Voting Common Stock and $300,000 of FHP's loan was converted into 200,000 shares of LSR Voting Common Stock. As a result of such conversions approximately $260,000 remains payable to Mr Baker and $250,000 remains payable to FHP.

 15.  Unaudited Quarterly Financial information

The following is a summary of unaudited quarterly financial information for the 12 months ended December 31, 2000 and December 31, 1999.

Year ended 31 December, 2001                                        Quarter Ended
                                              March 31            June 30       September 30        December 31
                                                  $000               $000               $000               $000

Revenues                                        22,689             24,012             25,707             26,798
Cost of sales                                 (20,915)           (20,454)           (21,648)           (21,116)
                                      --------------------------------------------------------------------------
Gross profit                                     1,774              3,558              4,059              5,682
Selling and administrative expenses            (4,006)            (4,178)            (3,786)            (3,996)
Other operating (expenses)/income                (174)                169                  -            (2,648)
                                      --------------------------------------------------------------------------
Operating (loss)/profit                        (2,406)              (451)                273              (962)
Interest income                                     39                 36                 13                 16
Interest expense                               (1,668)            (1,616)            (1,620)            (1,710)
Other (expense)/income                         (2,071)              (346)              1,837              (806)
                                      --------------------------------------------------------------------------
(Loss)/income before taxes                     (6,106)            (2,377)                503            (3,462)
Income tax benefit                               1,770                705                300                221
                                      --------------------------------------------------------------------------
Net (loss)/income                              (4,336)            (1,672)                803            (3,241)
                                      --------------------------------------------------------------------------
                                      --------------------------------------------------------------------------
(Loss)/earnings per share                      $(0.01)            $(0.01)                  -            $(0.01)


                                                                      Quarter Ended
Year ended 31 December, 2000                   March 31          June 30          September 30        December 31
                                                 $000              $000               $000               $000


Revenues                                        24,826             24,458             23,768             22,912
Cost of sales                                 (20,456)           (20,201)           (19,562)           (20,521)
                                      --------------------------------------------------------------------------
Gross profit                                     4,370              4,257              4,206              2,391
Selling and administrative costs               (3,800)            (3,513)            (3,669)            (4,158)
Other operating loss                                 -                  -                  -            (1,819)
                                      --------------------------------------------------------------------------
Operating profit/(loss)                            570                744                537            (3,586)
Interest income                                     82                 51                 24                 24
Interest expense                               (1,740)            (1,716)            (1,807)            (2,122)
Other (expense)/income                           (444)            (2,620)            (1,115)                635
                                      --------------------------------------------------------------------------
Loss before taxes                              (1,532)            (3,541)            (2,361)            (5,049)
Income tax benefit/(expense)                       218                275              (233)              2,460
                                      --------------------------------------------------------------------------
Net loss                                       (1,314)            (3,266)            (2,594)            (2,589)
                                      --------------------------------------------------------------------------

Loss per share                                       -            $(0.01)            $(0.01)            $(0.01)



QUARTER ENDED MARCH 31, 2002

                          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
                                           COMPREHENSIVE LOSS
                                               Unaudited
                                                             Three months ended
                                                                  March 31

                                                               2002                  2001
                                                              $'000                 $'000
                                                        (except per           (except per
                                                        share data)           share data)

Net Revenues                                                 26,135                22,689
Cost of sales                                              (21,646)              (20,915)
                                                       -------------     -----------------
                                                       -------------     -----------------
Gross profit                                                  4,489                 1,774
Selling and administrative expenses                         (4,302)               (4,006)
Other operating expense                                     (1,517)                 (174)
                                                       -------------     -----------------
                                                       -------------     -----------------
Operating loss                                              (1,330)               (2,406)
Interest income                                                   6                    39
Interest expense                                            (1,627)               (1,668)
Other loss                                                  (1,106)               (2,071)
                                                       -------------     -----------------
                                                       -------------     -----------------
Loss before income taxes                                    (4,057)               (6,106)
Income tax benefit                                              742                 1,770
                                                       -------------     -----------------
                                                       -------------     -----------------
Net loss                                                    (3,315)               (4,336)

Other comprehensive (loss)/income, net of tax
Foreign currency translation adjustments                      (122)                    11

                                                       -------------     -----------------
                                                       -------------     -----------------
Total comprehensive loss                                    (3,437)               (4,325)
                                                       -------------     -----------------
                                                       -------------     -----------------

Loss per common share
- Basic                                                     $(0.48)               $(0.74)
- Diluted                                                   $(0.48)               $(0.74)

Weighted average common shares outstanding
- Basic (000's)                                               6,872                 5,870
- Diluted (000's)                                             6,872                 5,870



See notes to Condensed Consolidated Financial Statements.


                 CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN
                         SHAREHOLDERS' (DEFICIT)/EQUITY
                                    Unaudited
                                    Common       Common      Additional     Accumulated      Accumulated      Total
                                     Stock        Stock        Paid in        Deficit           Other
                                                              Capital                       Comprehensive
                                                                                                 Loss
                                                                                             (Cumulative
                                                                                             Translation
                                                                                             Adjustments)
                                          000        $'000        $'000         $'000           $'000        $'000
Balance, December 31, 2001              5,870           59        66,035         (66,458)        (4,360)      (4,724)
Issue of shares                         6,085           55         8,244                                        8,299
Net loss                                                                          (3,315)                     (3,315)
Foreign currency translation
adjustments                                                                                        (122)     (122)
                                 ------------- ------------ ------------- ---------------- ----------------- ---------
                                 ------------- ------------ ------------- ---------------- ----------------- ---------
Balance, March 31, 2002                11,955          114        74,279         (69,773)         (4,482)       138
                                 ------------- ------------ ------------- ---------------- ----------------- ---------
                                 ------------- ------------ ------------- ---------------- ----------------- ---------

See notes to Condensed Consolidated Financial Statements.



                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                                                                         March 31,     December 31,
                                                                              2002             2001
                                                                             $'000            $'000
ASSETS
Current Assets:
Cash and cash equivalents                                                    5,066            2,240
Accounts receivable net of allowance for uncollectibles of
$182,000 (2001: $164,000)                                                   18,699           18,257
Unbilled receivables                                                        12,708           13,920
Inventories                                                                  1,266            1,275
Prepaid expenses and other                                                   3,723            2,777
Deferred income taxes                                                            -               73
                                                                       ------------
                                                                       ------------
Total current assets                                                        41,462           38,542
                                                                       ------------    -------------
                                                                       ------------    -------------

Property and equipment: net                                                 87,319           90,353
                                                                       ------------    -------------
                                                                       ------------    -------------

Investments                                                                    214              202
Unamortized capital bonds issue costs                                          639              691
Deferred income taxes                                                        4,753            4,176
Total assets                                                               134,387          133,964
                                                                       ------------    -------------
                                                                       ------------    -------------

LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)
Current liabilities:
Accounts payable                                                            10,972            9,899
Accrued payroll and other benefits                                           1,366            2,323
Accrued expenses and other liabilities                                       9,065           10,336
Fees invoiced in advance                                                    18,225           17,722
Short-term debt                                                                137              158
                                                                       ------------    -------------
                                                                       ------------    -------------
Total current liabilities                                                   39,765           40,438
                                                                       ------------    -------------
                                                                       ------------    -------------
Long-term debt                                                              84,311           59,302
Related party loans                                                            552           28,821
Other long-term liabilities                                                     26              174
Deferred income taxes                                                        9,595            9,953
                                                                       ------------    -------------
                                                                       ------------    -------------
Total liabilities                                                          134,249          138,688
                                                                       ------------    -------------
                                                                       ------------    -------------
Commitments and contingencies                                                    -                -
Shareholders' equity/(deficit)
Voting Common Stock, $0.01 par value
Authorized at March 31, 2002, 50,000,000 (2001, 50,000,000)
Issued and outstanding at March 31, 2002, 11,055,539 (2001,
5,870,305)                                                                     105               59
Non-Voting Common Stock, $0.01 par value Authorized
at March 31, 2002, 5,000,000 (2001, 5,000,000)
Issued and outstanding at March 31, 2002, 900,000 (2001, 0)                      9                -
Preferred Stock, $0.01 par value
Authorized at March 31, 2002, 5,000,000 (2001, 5,000,000)
Issued and outstanding at March 31, 2002, 0 (2001, 0)                            -                -
Paid in capital                                                             74,279           66,035
Foreign currency translation adjustments                                   (4,482)          (4,360)
Accumulated deficit                                                       (69,773)         (66,458)
                                                                       ------------    -------------
                                                                       ------------    -------------
Total shareholders' equity/(deficit)                                           138          (4,724)
                                                                       ------------    -------------
                                                                       ------------    -------------
Total liabilities and shareholders' equity/(deficit)                       134,387          133,964
                                                                       ------------    -------------
                                                                       ------------    -------------

See notes to Condensed Consolidated Financial Statements.



                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                        Three months ended March 31
                                                                              2002                      2001
                                                                             $'000                     $'000
Cash flows from operating activities:
Net loss                                                                   (3,315)                   (4,336)

Adjustments to reconcile net loss to net cash provided by
Operating activities:
Depreciation and amortization                                                1,897                     2,176
Foreign exchange transaction loss on Capital Bonds                           1,068                     2,492
Deferred income taxes                                                        (742)                   (1,770)
Provision for losses on accounts receivable                                     22                        22
Amortization of warrants                                                        39                         -
Amortization of Capital Bonds issue costs                                       37                        39

Changes in operating assets and liabilities:
Accounts receivable, unbilled receivables and prepaid
Expenses                                                                     (953)                     1,455
Inventories                                                                   (19)                     (312)
Accounts payable, accrued expenses and other liabilities                     (814)                       106
Fees invoiced in advance                                                       887                       611
                                                                    ---------------        ------------------
                                                                    ---------------        ------------------
Net cash (used)/generated by operating activities                          (1,893)                       483
                                                                    ---------------        ------------------
                                                                    ---------------        ------------------

Cash flows from investing activities:
Purchase of property and equipment                                           (810)                   (1,049)
                                                                    ---------------        ------------------
                                                                    ---------------        ------------------
Net cash used in investing activities                                        (810)                   (1,049)
                                                                    ---------------        ------------------
                                                                    ---------------        ------------------

Cash flows from financing activities:
Proceeds from issue of voting Common Stock                                   4,399                        84
Proceeds from issue of Non Voting Common Stock                               1,500                         -
Proceeds from long-term borrowings                                               -                       730
Repayment of long-term borrowings                                                -                      (59)
Repayments of short term borrowings                                           (83)                         -
                                                                    ---------------        ------------------
                                                                    ---------------        ------------------
Net cash generated from financing activities                                 5,816                       755
                                                                    ---------------        ------------------
                                                                    ---------------        ------------------

Effect of exchange rate changes on cash and cash equivalents                 (287)                     (536)
                                                                    ---------------        ------------------
                                                                    ---------------        ------------------
Increase/(decrease) in cash and cash equivalents                             2,826                     (347)
Cash and cash equivalents at beginning of year                               2,240                     3,286
                                                                    ---------------        ------------------
                                                                    ---------------        ------------------
Cash and cash equivalents at end of period                                   5,066                     2,939
                                                                    ---------------        ------------------
                                                                    ---------------        ------------------

Supplementary disclosures

Non cash transactions:
Equity issued in exchange for debt conversion                                2,400                         -
Equity issued in exchange for promissory notes                                 825                         -
                                                                    ---------------        ------------------
                                                                    ---------------        ------------------
                                                                             3,225                         -
                                                                    ---------------        ------------------
                                                                    ---------------        ------------------

Interest paid in the quarter                                                 2,406                     1,994
                                                                    ---------------        ------------------
                                                                    ---------------        ------------------

See notes to Condensed Consolidated Financial Statements

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                    Unaudited

1.  THE COMPANY AND ITS OPERATIONS

Business

Life Sciences Research, Inc. ("LSR") and subsidiaries (collectively, the "Company") is a leading Contract Research Organization, offering world-wide pre-clinical and non-clinical testing for biological safety evaluation research services to pharmaceutical, biotechnology, agrochemical and industrial chemical companies. The Company serves the rapidly evolving regulatory and commercial requirements to perform safety evaluations on new pharmaceutical compounds and chemical compounds contained within the products that man uses, eats, and is otherwise exposed to. In addition, it tests the effect of such compounds on the environment and also performs work on assessing the safety and efficacy of veterinary products.

Organization

LSR was incorporated on July 19, 2001 as a Maryland corporation. It was formed specifically for the purpose of making a recommended all share offer (the "Offer") for Huntingdon Life Sciences Group plc (Huntingdon). The Offer was made on October 16, 2001 and was declared unconditional on January 10, 2002, at which time LSR acquired approximately 89% of the outstanding ordinary shares of Huntingdon in exchange for approximately 5.3 million shares of LSR Voting Common Stock. The subsequent offer period expired on February 7, 2002, by which time approximately 92% of the outstanding ordinary shares had been offered for exchange. The Company completed its compulsory purchase under UK law of the remaining outstanding ordinary shares of Huntingdon on March 26, 2002 at which time Huntingdon became a wholly owned subsidiary of LSR, in exchange for a total of approximately 5.9 million shares of LSR Voting Common Stock (the "Exchange Offer").

Under accounting principles generally accepted in the United States ("US GAAP"), the company whose stockholders retain the majority interest in a combined business must be treated as the acquirer for accounting purposes. Accordingly, the Exchange Offer is accounted for as a 'reverse acquisition' for financial reporting purposes. The reverse acquisition is deemed a capital transaction and the net assets of Huntingdon (the accounting acquirer) are carried forward to LSR (the legal acquirer and the reporting entity) at their carrying value before the combination. Although Huntingdon was deemed to be the acquiring corporation for financial accounting and reporting purposes, the legal status of LSR as the surviving corporation does not change. The relevant acquisition process utilizes the capital structure of LSR and the assets and liabilities of Huntingdon are recorded at historical cost. In these financial statements, Huntingdon is the operating entity for financial reporting purposes and the financial statements for all periods presented represent Huntingdon's financial position and results of operations. The equity of LSR is the historical equity of Huntingdon, retroactively restated to reflect the number of shares issued in the Exchange Offer.

2.  BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements reflect all adjustments of a normal recurring nature, which are, in the opinion of management, necessary for a fair statement of the results of operations for the interim periods presented. The condensed consolidated financial statements are unaudited and are subject to such year-end adjustments as may be considered appropriate and should be read in conjunction with the historical consolidated financial statements of LSR for the period from July 19, 2001 (date of inception) to December 31, 2001 and of Huntingdon for the years ended December 31, 2001, 2000, and 1999 included in LSR's Annual Report on Form 10-K for the fiscal year ended December 31, 2001. Operating results for the three-month period ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002.

These financial statements have been prepared in accordance with US GAAP and under the same accounting principles as the financial statements included in the Annual Report on Form 10-K.

Certain reclassifications have been made to the 2001 amounts to conform to the 2002 presentation.

3.   CONTINGENCIES

The Company is party to certain legal actions arising out of the normal course of its business. In management's opinion, none of these actions will have a material effect on the Company's operations, financial condition or liquidity. No form of proceedings has been brought, instigated or is known to be contemplated against the Company by any governmental agency.

4.   SEGMENT ANALYSIS

The Company operates within two segments based on geographical markets, the United Kingdom and the United States. The Company has one continuing activity, Contract Research.

The analysis of the Company's net revenues and operating loss by segments for the three-month periods ended March 31, 2002 and March 31, 2001 is as follows:

                                                    Three months ended March 31
                                                  2002                     2001
                                                 $'000                    $'000
Net Revenues
                          UK                    20,584                   16,675
                          US                     5,551                    6,014
                                           ------------       ------------------
                                           ------------       ------------------
                                                26,135                   22,689
                                           ------------       ------------------
                                           ------------       ------------------
Operating profit/(loss) before
other operating expenses
                          UK                       682                  (2,361)
                          US                     (495)                      129
                                           ------------       ------------------
                                           ------------       ------------------
                                                   187                  (2,232)
                                           ------------       ------------------
                                           ------------       ------------------
Other operating expenses
                          UK                         -                    (174)
                          US                   (1,517)                        -
                                           ------------       ------------------
                                           ------------       ------------------
                                               (1,517)                    (174)
                                           ------------       ------------------
                                           ------------       ------------------
Operating loss
                          UK                       682                  (2,535)
                          US                   (2,012)                      129
                                           ------------       ------------------
                                           ------------       ------------------
                                               (1,330)                  (2,406)
                                           ------------       ------------------


5.   REFINANCING

On January 10, 2002, LSR issued 99,900 shares of Voting Common Stock and 900,000 shares of Non-Voting Common Stock at a price of $1.50 per share (or an aggregate of $1.5 million).

On March 28, 2002, LSR closed the sale in a private placement of an aggregate of 5,085,334 shares of Voting Common Stock at a price of $1.50 per share. Of the aggregate proceeds of approximately $7.6 million, $4.4 million was in cash, $2.4 million represented conversion into equity of debt owed to Mr Baker ($2.1 million) and Focused Healthcare Partners ("FHP") ($0.3 million) and $825,000 was paid with promissory notes.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

         The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

         Securities and Exchange Commission Filing Fee        $ 1,391.17
         Legal Fees and Expenses                               25,000.00
         Accounting Fees and Expenses                          20,000.00
         Miscellaneous                                          5,000.00

         TOTAL                                                 51,391.17

Indemnification of Directors and Officers

The MGCL requires a corporation, unless its charter provides otherwise, which the Amended LSR Charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

     o the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;
     o the director or officer actually received an improper personal benefit in money, property or services; or
     o in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     The indemnification may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding, except that if the proceeding is one by or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. Indemnification may be ordered by a court of appropriate jurisdiction, both in connection with proceedings by the corporation and where the director or officer was adjudged to be liable on the basis of improper personal benefit, but only for expenses. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

     In addition, the MGCL requires LSR, as a condition to advancing expenses prior to final disposition of the proceeding, to obtain a written affirmation by the LSR Director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by LSR and a written undertaking by him or on his behalf to repay the amount paid or reimbursed by LSR if it is ultimately determined that the standard of conduct was not met.

     The LSR Charter provides LSR with the power to the maximum extent permitted under the MGCL, to obligate itself to indemnify and advance expenses to any person who is made a party to any proceeding by reason of the fact that such person is or was an LSR Director or officer of LSR, or is or was serving at the request of LSR as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise. The LSR Bylaws provide that LSR, to the maximum extent permitted under the MGCL, will indemnify, and pay the expenses of, any person who is made a party to any proceeding by reason of the fact that such person is or was an LSR Director or officer of LSR, or is or was serving at the request of LSR as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise.

Recent Sales of Unregistered Securities

Private Placement. On March 28, 2002 LSR completed the sale of 5,085,334 shares of Common Stock in a private placement transaction (the "Private Placement"). All shares were sold for a purchase price of $1.50 per share. Certain persons related to LSR purchased shares of LSR Common Stock in the Private Placement:

          Andrew Baker. Mr. Baker, Chairman and CEO of LSR, acquired 1,480,000 shares of LSR Common Stock in the Private Placement. 1,400,000 of such shares were acquired through conversion of $2,100,000 of the (pound)2,000,000 ($2,910,000) loan made by Mr. Baker to Huntingdon in September 2000 (the "Baker Loan") and 80,000 shares were acquired through conversion of a portion of the $550,000 participation in the Baker Loan entered into by FHP in March 2001 (the "FHP Participation").

          Brian Cass. Mr. Cass, a Director and President and Managing Director of LSR, acquired 400,000 shares of LSR Common Stock in the Private Placement. Mr. Cass acquired such shares through the delivery of two promissory notes. Both such promissory notes, each in the amount of (pound)211,678.60, are due on March 28, 2007; bear interest at the rate of 5% per annum; and are secured by the 200,000 shares of LSR Common Stock purchased with the proceeds of each such loan. The due date of each promissory note would be accelerated if Mr. Cass voluntarily resigned from his employment with LSR or had his employment terminated. Repayment of one of the promissory notes will be made by automatic deduction of (pound)39,600 per year during the first year and (pound)38,940 during the next four years from the (pound)66,000 per year pension contribution made by the Company to a pension plan established by Mr. Cass. The other note is further collateralized by the (pound)214,500 accrued in such pension account. In addition, one-third of any yearly bonus received by Mr. Cass will be used to reduce principal of the promissory notes.

          Richard Michaelson. Mr. Michaelson, Chief Financial Officer and Secretary of LSR, acquired 150,000 shares of LSR Common Stock in the Private Placement. 100,000 of such shares were acquired for cash and 50,000 of such shares were acquired through conversion of a portion of the FHP Participation, representing Mr. Michaelson's former ownership interests in FHP. Mr. Michaelson no longer has any ownership interest in FHP.

          Julian Griffiths. Mr. Griffiths, formerly a director of LSR and currently Finance Director of Huntingdon, acquired 50,000 shares of LSR Common Stock in the Private Placement. Mr. Griffiths acquired such shares through the delivery of a promissory note in the principal amount of(pound)52,816.90, which is due on March 28, 2007; bears interest at the rate of 5% per annum; and is secured by the 50,000 shares of LSR Common Stock purchased with the proceeds of the loan. Repayment of the promissory note will be made by automatic monthly deduction of(pound)943.56 from Mr. Griffith's Huntingdon salary.

          Kirby Cramer. Mr. Cramer, a director of LSR, acquired 706,667 shares of LSR Common Stock in the Private Placement. 666,667 of such shares were acquired for cash. 40,000 of such shares were acquired through conversion of a portion of the FHP Participation, representing Mr. Cramer's former ownership interest in FHP. Mr. Cramer no longer has any ownership interest in FHP.

     FHP Warrants. The FHP Warrants were approved at the June 11, 2002 Annual Meeting of Stockholders of LSR. FHP is controlled by Andrew Baker, Chairman and Chief Executive Officer of LSR. Mr. Baker is currently the beneficial owner of 2,610,089 shares of LSR Common Stock.

     Baker Loan. In September 2000 Mr. Baker made the Baker Loan to Huntingdon. $1,445,400 of this amount was drawn down immediately, a further $705,400 and $300,000 were drawn down on March 21, 2001 and May 21, 2001 respectively while the final $450,000 was drawn down on July 18, 2001. The loan is repayable on demand, although it is subordinate to the Company's $33 million bank loan, it is unsecured and interest is payable monthly at a rate of 10% per annum. By Amendment No. 2 to the Baker Loan, dated March 20, 2001, FHP became party to the loan and $550,000 of the amount loaned was transferred to FHP. On March 28, 2002 $2,100,000 of Mr. Baker's loan was converted into 1,400,000 shares of LSR Common Stock and $300,000 of FHP's loan was converted into 200,000 shares of LSR Common Stock. As a result of such conversions approximately $260,000 remains payable to Mr. Baker and $250,000 remains payable to FHP.

     In view of the proposed participation in the Private Placement by certain directors and officers of LSR and Huntingdon, a Special Committee of the LSR Board was formed to consider, negotiate and approve the Company's decision to sell shares in the Private Placement and the terms of that sale. The members of the Special Committee were Messrs. Balathazar and Caldwell, both of whom are non-employee directors considered to be independent directors and neither of whom participated in the Private Placement.

Exhibits and Financial Statement Schedules

Exhibit   Description of Exhibit
No.

2.1 Letter of Intent, dated August 27, 2001, between the Registrant and HLS. INCORPORATED BY REFERENCE TO REGISTRANT'S REGISTRATION STATEMENT ON FORM S-4, REGISTRATION NUMBER 333-71408.

3.1 Articles of Amendment and Restatement of the Registrant adopted on November 7, 2001. INCORPORATED BY REFERENCE TO REGISTRANT'S REGISTRATION STATEMENT ON FORM S-4, REGISTRATION NUMBER 333-71408.

3.2 Bylaws of the Registrant. INCORPORATED BY REFERENCE TO REGISTRANT'S REGISTRATION STATEMENT ON FORM S-4, REGISTRATION NUMBER 333-71408.

4.1 Deposit Agreement dated June 21, 1983, amended and restated as of June 6, 1996, as of May 8, 2000 and as of July 10, 2000 between HLS (formerly Huntingdon International Holdings plc) and The Bank of New York and Holders of American Depositary Receipts. INCORPORATED BY REFERENCE TO HLS' POST-EFFECTIVE AMENDMENT NO.1 TO REGISTRATION STATEMENT ON FORM F-6, REGISTRATION NUMBER 333-11922.

4.2 Specimen Certificate for American Depositary Shares. INCORPORATED BY REFERENCE TO HLS' POST-EFFECTIVE AMENDMENT NO.1 TO REGISTRATION STATEMENT ON FORM F-6, REGISTRATION NUMBER 333-11922.

4.3  Subscription  Agreement  dated  August 1, 1991  among HIH  Capital  Limited
     ("HCL"), HLS, Chase Manhattan Bank Luxembourg S.A. (the "Custodian"), J Henry Schroder Wagg & Co.Limited and Others. INCORPORATED BY REFERENCE TO HLS' ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1991.

4.4 Trust Deed, dated August 12, 1991 among HCL, HLS and The Law Debenture Trust Corporation plc INCORPORATED BY REFERENCE TO HLS' ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1991.

4.5  Deed  Poll,  dated  August  12,  1991,  executed  by HLS.  INCORPORATED  BY
     REFERENCE TO HLS' ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1991.

4.6 Custodian Agreement, dated August 1, 1991 among the Custodian, HCL, and HLS. INCORPORATED BY REFERENCE TO HLS'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1991.

4.7 Deed Poll, dated October 16, 2001, executed by Registrant. INCORPORATED BY REFERENCE TO REGISTRANT'S REGISTRATION STATEMENT ON FORM S-4, REGISTRATION NO. 333-71408.

5 Opinion regarding legality from Ballard Spahr Andrews & Ingersoll LLP. ATTACHED HERETO.

10.1 Security Agreement dated April 30, 1998 between Huntingdon Life Sciences Inc., National Westminster Bank PLC and various other banks. INCORPORATED BY REFERENCE TO HLS' ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998.

10.2 An agreement dated August 7, 1998 between, inter alia, HLS, Huntingdon Life Sciences Limited, Huntingdon Life Sciences Inc. and National Westminster Bank PLC replacing the facilities agreement dated November, 1995. INCORPORATED BY REFERENCE TO HLS' ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998.

10.3 A bridging facility being made available by National Westminster Bank PLC in favour of HLS and Huntingdon Life Sciences Limited. INCORPORATED BY REFERENCE TO HLS' ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998.

10.4 An agreement between HLS, Huntingdon Life Sciences Limited, Huntingdon Life Sciences Inc. and various banks replacing the third intercreditor agreement between the parties dated March 17, 1998. INCORPORATED BY REFERENCE TO HLS' ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998.

10.5 A letter of appointment dated August 7, 1998 between HLS and Professor J Caldwell. INCORPORATED BY REFERENCE TO HLS' ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998.

10.6 A Management Services Agreement dated August 7, 1998 between HLS and Focused Healthcare Partners. INCORPORATED BY REFERENCE TO HLS' ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998.

10.7 A Deed of Undertaking between HLS and Andrew Baker. INCORPORATED BY REFERENCE TO HLS' ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998.

10.8 Amendment dated January 26, 2000 to the Management Services Agreement dated August 7, 1999 between HLS and Focused Healthcare Partners. INCORPORATED BY REFERENCE TO HLS' ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999.

10.9 Service Contract dated April 29, 1999 between Huntingdon Life Sciences Ltd and Mr B Cass INCORPORATED BY REFERENCE TO HLS' ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998.

10.10Service Contract dated April 29, 1999 between Huntingdon Life Sciences Ltd and Mr J Griffiths. INCORPORATED BY REFERENCE TO HLS' ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998.

10.11Service Contract dated April 29, 1999 between Huntingdon Life Sciences Ltd and Dr F Bonner. INCORPORATED BY REFERENCE TO HLS' ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998.

10.12Service  Agreement  dated  September  17, 1999 between HLS and Mr K Cramer.
     INCORPORATED BY REFERENCE TO HLS' ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000.

10.13A  letter  of  appointment  dated  March  21,  2000  between  HLS  and Mr G
     Balthazar. INCORPORATED BY REFERENCE TO HLS' ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999.

10.14Option  Deed  dated   September  2,  1998  between  HLS  and  Andrew  Baker
     INCORPORATED BY REFERENCE TO HLS' ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998.

10.15Rules of the Huntingdon Life Sciences Group Unapproved Share Option Scheme as amended on June 3, 1998. INCORPORATED BY REFERENCE TO HLS' ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999.

10.16Rules  of  the  Huntingdon  Life  Sciences  Group  Incentive   Option  Plan
     INCORPORATED BY REFERENCE TO HLS' ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999.

10.17Rules of the Huntingdon  Life Sciences  Sharesave  Scheme  INCORPORATED  BY
     REFERENCE TO HLS'ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999.

10.18The Rules of The HIH Share Option Plan.  INCORPORATED  BY REFERENCE TO HLS'
     ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999.

10.19The Rules of The HIH Approved  Management  Share Option Plan.  INCORPORATED
     BY REFERENCE TO HLS' ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999.

10.20Registrant's  2001 Equity  Incentive  Plan.  INCORPORATED  BY  REFERENCE TO
     REGISTRANT'S REGISTRATION STATEMENT ON FORM S-4, REGISTRATION NUMBER 333-71408.

10.21Loan Facility  Letter,  dated  September  25, 2000,  between HLS and Andrew
     Baker. INCORPORATED BY REFERENCE TO HLS' ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000.

10.22Amendment No. 1 to Loan Facility Letter, dated as of February 22, 2001, between HLS and Andrew Baker. INCORPORATED BY REFERENCE TO HLS' ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000.

10.23Amendment No. 2 to Loan Facility Letter, dated as of March 20, 2001, by and among Andrew Baker, HLS and Focused Healthcare Partners. INCORPORATED BY REFERENCE TO REGISTRANT'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001.

10.24Amendment  Agreement  dated  February  19, 2001  relating  to a  Facilities
     Agreement dated August 7, 1998 among HLS,  Huntingdon Life Sciences Limited
     (HLSL), Huntingdon Life Sciences Inc. (HLSI), the Banks (as defined therein) and Stephens Group Inc. as Agent. INCORPORATED BY REFERENCE TO HLS' ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000.

10.25Fifth  Intercreditor  Agreement,  dated  February  19, 2001 among  Stephens
     Group Inc. (as Agent), HLSF LLC, Allfirst Bank, Comerica Bank, the Company, HLSL, HLSI, Andrew Baker and Stephens Group Inc. (as Funder). INCORPORATED BY REFERENCE TO HLS' ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000.

10.26Subscription and Investor Rights Agreement,  dated October 9, 2001, between
     LSR and Walter Stapfer. INCORPORATED BY REFERENCE TO REGISTRANT'S REGISTRATION STATEMENT ON FORM S-4, REGISTRATION STATEMENT NUMBER 333-71408.

10.27Subscription and Investor Rights Agreement,  dated October 9, 2001, between
     LSR and the persons named therein as Investors. INCORPORATED BY REFERENCE TO REGISTRANT'S REGISTRATION STATEMENT ON FORM S-4, REGISTRATION STATEMENT NUMBER 333-71408.

10.28Warrant,  dated October 9, 2001, issued by the Registrant.  INCORPORATED BY
     REFERENCE TO REGISTRANT'S REGISTRATION STATEMENT ON FORM S-4, REGISTRATION STATEMENT NUMBER 333-71408.

10.29Form of Director's  Irrevocable  Undertaking.  INCORPORATED BY REFERENCE TO
     REGISTRANT'S REGISTRATION STATEMENT ON FORM S-4, REGISTRATION STATEMENT NUMBER 333-71408.

10.30Inducement  Agreement,  dated  October 9, 2001 between the  Registrant  and
     HLS. INCORPORATED BY REFERENCE TO REGISTRANT'S REGISTRATION STATEMENT ON FORM S-4, REGISTRATION STATEMENT NUMBER 333-71408.

21.1 Subsidiaries. INCORPORATED BY REFERENCE TO REGISTRANT'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001.

23(a) Consent of Deloitte & Touche. ATTACHED HERETO.

23(b) Consent of Ballard Spahr Andrews & Ingersoll LLP. INCLUDED IN EXHIBIT 5.

99.1 Press Release, dated March 28, 2002, announcing fourth quarter and full year 2001 results. INCORPORATED BY REFERENCE TO REGISTRANT'S CURRENT REPORT ON FORM 8-K, DATED MARCH 28, 2002.

99.2 Press Release, dated May 14, 2002, announcing first quarter 2002 results. INCORPORATED BY REFERENCE TO REGISTRANT'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2002.

Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of LSR. LSR has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by LSR of expenses incurred or paid by a director or officer or controlling person of LSR in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, LSR will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized in the City of East Millstone, State of New Jersey, on July 12, 2002.

                              LIFE SCIENCES RESEARCH, INC.

                              By:   /s/ Andrew Baker
                              Name  Andrew Baker
                              Title Chairman and CEO

                              By:   /s/ Richard Michaelson
                              Name: Richard Michaelson
                              Title:   Chief Financial Officer and Secretary

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date:    July 12, 2002            By:      /s/ Andrew Baker
                                  Name:    Andrew Baker
                                  Title: Chairman and CEO

Date:    July 12, 2002            By:      /s/ Richard Michaelson
                                  Name:    Richard Michaelson
                                  Title:   Chief Financial Officer and Secretary

Date:    July 12, 2002            By:      /s/ Brian Cass
                                  Name:    Brian Cass
                                  Title:   President and Managing Director

Date:    July 12, 2002            By:      /s/ Gabor Balthazar
                                  Name:    Gabor Balthazar
                                  Title:   Director

Date:    July 12, 2002            By:      /s/ John Caldwell
                                  Name:    John Caldwell
                                  Title:   Director

Date:    July 12, 2002            By:      /s/ Kirby Cramer
                                  Name:    Kirby Cramer
                                  Title:   Director